As filed with the Securities and Exchange Commission on March 30, 2000

                                                           Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   -----------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   -----------

                        DIAMOND TRIUMPH AUTO GLASS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                      7536                    23-2758853
       (State or Other             (Primary Standard          (I.R.S. Employer
Jurisdiction of Incorporation   Industrial Classification    Identification No.)
       or Organization)              Code Number)

                               220 Division Street
                          Kingston, Pennsylvania 18704
                                 (570) 287-9915
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

                                Michael A. Sumsky
                               220 Division Street
                          Kingston, Pennsylvania 18704
                                 (570) 287-9915
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   -----------

                                   Copies to:

                              Howard A. Sobel, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100

                                   -----------

        Approximate date of commencement of proposed sale to the public:

   As soon as practicable after this Registration Statement becomes effective

                                   -----------

     If any of the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

                                   ----------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         Proposed           Proposed
                                                         Maximum            Maximum
Title of Each Class of                   Amount to       Offering Price     Aggregate          Amount of
Securities To Be Registered              be Registered   Per Security       Offering Price     Registration Fee
--------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Notes Due 2008............ $100,000,000    100% (1)           $100,000,000(1)    $26,400
====================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

                                   -----------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 30, 2000

Prospectus

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                                Offer to Exchange
                 up to $100,000,000 9 1/4% Senior Notes due 2008
             for any and all outstanding 9 1/4% Senior Notes due 2008

     This Prospectus and the accompanying Letter of Transmittal relate to the proposed offer by Diamond Triumph Auto Glass, Inc. ("Diamond") to exchange up to $100,000,000 in aggregate principal amount of new 9 1/4% senior notes due 2008 for any and all of its outstanding 9 1/4% senior notes due 2008. The new notes, which are referred to as the "New Notes," will be freely transferable. The outstanding notes, which are referred to as the "Old Notes," have certain transfer restrictions. The Old Notes and the New Notes are collectively referred to as the "Notes."

     The terms of the Exchange Offer are as follows:

     o Diamond will exchange all Old Notes that are validly tendered and not withdrawn prior to the expiration date of the Exchange Offer. The Exchange Offer expires 5:00 p.m. New York City time on ________, 2000, unless extended.

     o You may withdraw tendered Old Notes at any time prior to the expiration of the Exchange Offer.

     o The terms of the New Notes are substantially identical to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes.

     o Diamond believes that there will be no United States federal income tax consequences to holders of Old Notes who exchange Old Notes for New Notes pursuant to the Exchange Offer, but you should read the section entitled "Certain U.S. Federal Income Tax Considerations" for more information.

     o Old Notes not exchanged in the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but under certain circumstances will not have further exchange or registration rights.

     o Diamond does not intend to apply for listing of the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any quotation system.

     o    Diamond will not receive any proceeds from the Exchange Offer.

     If you wish to accept the Exchange Offer, you must deliver the Old Notes to be exchanged, together with the Letter of Transmittal that accompanies this Prospectus and any other required documentation, to the exchange agent identified in this Prospectus. Alternatively, you may effect a tender of your Old Notes by book-entry transfer into the exchange agent's account at the Depository Trust Company. All deliveries are at your risk. You can find detailed instructions concerning delivery in the "Exchange Offer" section of this Prospectus and in the accompanying Letter of Transmittal.

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. Diamond has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

                                   -----------

     This investment involves risks. Please read this Prospectus carefully, including the section entitled "Risk Factors" that begins on page 9 for a discussion of the risks that you should consider prior to tendering your Old Notes for exchange.

     Neither the Securities and Exchange Commission (the "SEC") nor any state securities and exchange commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this Prospectus. Any representation to the contrary is a criminal defense.

     The information in this Prospectus is not complete and may be changed. Diamond may not sell the New Notes until the Registration Statement filed with the SEC is effective. This Prospectus is not an offer to sell the New Notes and is not soliciting an offer to buy the New Notes in any jurisdiction where the offer to sell is not permitted.

                                  -----------

                  The date of this Prospectus is March 30, 2000

                       WHERE YOU CAN FIND MORE INFORMATION


     Diamond has filed a Registration Statement (which term includes any amendments to the Registration Statement) with the SEC on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), covering the Exchange Notes to be issued in the Exchange Offer. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is not necessarily complete and is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions.

     Upon the effectiveness of the Registration Statement filed with the SEC, Diamond will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). As a result, Diamond will be required to file periodic reports and other information with the SEC relating to its business, financial statements and other matters. These filings and the Registration Statement are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document filed by Diamond with the SEC at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on these public reference rooms and their copy charges.

     Diamond's obligations under the Exchange Act to file periodic reports and other information with the SEC may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. Diamond has agreed that, whether or not it is required to do so by the SEC's rules and regulations, for so long as any Notes remain outstanding, it will furnish to the holders of those Notes and file with the SEC (unless the SEC will not accept the filing) all annual, quarterly and current reports that Diamond would be required to file with the SEC pursuant to Sections 13(a) or 15(d) of the Exchange Act. In addition, for so long as any Old Notes remain outstanding, Diamond has agreed to make available to any prospective purchaser of the Old Notes or any beneficial owner of the Old Notes, upon request, the information required by 144A(d)(4) under the Securities Act.

     This Prospectus incorporates documents by reference, which means that this Prospectus discloses certain information to you by referring you to another document. These incorporated documents contain important information about Diamond that is not included in or delivered with this Prospectus. You may request a copy of any documents incorporated by reference (including the exhibits to those documents) at no cost, by writing or calling Diamond at the following address or telephone number:

         Investor Relations
         Diamond Triumph Auto Glass, Inc.
         220 Division Street
         Kingston, Pennsylvania 18704
         (570) 287-9915 ext. 3888

     To obtain timely delivery of any copies of any requested documents, please write or telephone no later than _________, 2000, ten days prior to the scheduled expiration of the Exchange Offer.

     You should rely only on the information provided or incorporated by reference in this Prospectus. Diamond has not authorized anyone else to provide you with different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this Prospectus. Neither the delivery of this Prospectus or the accompanying Letter of Transmittal, nor any exchange made pursuant to this Prospectus shall under any circumstances create an implication that the information contained in this Prospectus is correct as of any subsequent date.

     This Exchange Offer is not being made to, nor will tenders of Old Notes be accepted from, holders of Old Notes in any jurisdiction in which the Exchange Offer or its acceptance is unlawful.

                           FORWARD LOOKING INFORMATION

     You are cautioned that there are statements contained in this Prospectus which are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Diamond, economic and market factors and the industries in which Diamond does business, among other things. These statements are not guaranties of future performance and Diamond has no specific intention to update these statements.

     These forward-looking statements, like any forward-looking statements, involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. The risks and uncertainties include, among other things, overall economic and business conditions, the demand for Diamond's services, competitive factors in the industries in which Diamond competes and changes in government regulation. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements contained in this Prospectus, please read the Section entitled "Risk Factors" beginning on page 9.

                                TABLE OF CONTENTS


Where You Can Find More Information............................................i

Forward Looking Information...................................................ii

Prospectus Summary.............................................................1

Summary Historical Financial Data..............................................7

Risk Factors...................................................................9

Use of Proceeds...............................................................15

Capitalization................................................................16

The Exchange Offer............................................................17

Selected Historical Financial Data............................................26

Management's Discussion and Analysis of Financial
  Condition and Results of Operations.........................................28

Business......................................................................33

Management....................................................................39

Security Ownership of Certain Beneficial Owners and Management................43

Certain Relationships and Related Transactions................................44

Description of Credit Facility................................................45

Description of Capital Stock..................................................47

Description of the New Notes..................................................50

Certain U.S. Federal Income Tax Considerations................................83

Book-Entry, Delivery and Form.................................................86

Plan of Distribution..........................................................89

Legal Matters.................................................................89

Experts.......................................................................89

Index to Financial Statements................................................F-1

--------------------------------------------------------------------------------

                               PROSPECTUS SUMMARY


         The following summary highlights selected information from this Prospectus and may not contain all of the information that is important to you. For a complete understanding of this Exchange Offer and for a more complete description of the legal terms used to describe the Exchange Offer and the New Notes, you should read this entire Prospectus carefully, as well as the additional documents that Diamond refers you to. See "Where You Can Find More Information."

     As you read this Prospectus, you should also note the following: This Prospectus contains various references to industry market data and certain industry forecasts. The industry market data and industry forecasts were obtained from publicly available information and industry publications. Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of that information is not guaranteed. Similarly, industry forecasts, while believed to be accurate, have not been independently verified and Diamond does not make any representation as to the accuracy of that information.

                                     Diamond

     Diamond is a leading provider of automotive glass replacement and repair services in the Northeast, Mid-Atlantic, Midwest, Southeast and Southwest regions of the United States. At December 31, 1999, Diamond operated a network of 226 automotive glass service centers, approximately 1,041 mobile installation vehicles and four distribution centers in 39 states. Diamond serves all of its customers' automotive glass replacement and repair needs, offering windshields, tempered glass and other related products. Sales and EBITDA for the year ended December 31, 1999 were $164.5 million and $13.8 million, respectively.

     Diamond believes that, due to its sole focus on automotive glass replacement and repair, it has one of the lowest cost structures in the automotive glass replacement and repair industry. Diamond's low cost structure enables it to serve all segments of the industry, which is comprised of: (1) individual consumers; (2) commercial customers, including commercial fleet leasing and rental car companies, car dealers, body shops and government agencies; and (3) insurance customers, including referrals from local agents, claims offices and centralized call centers. Diamond's 1999 sales to individual consumers, commercial customers and insurance customers represented 28.6%, 41.5% and 29.9% of total sales, respectively. While the two largest participants in the industry primarily focus on servicing automotive glass insurance claims (including providing related insurance claims processing services) and also manufacture automotive glass, Diamond has strategically positioned itself solely as a provider of automotive glass replacement and repair services to a balanced mix of individual, commercial and insurance customers.

     Diamond's headquarters are located at 220 Division Street, Kingston, Pennsylvania 18704 and its telephone number is (570) 287-9915.

                               Recent Developments

     On March 31, 1998, Diamond entered into a bank facility with a syndicate of financial institutions, which provided for borrowings of up to $35 million. On March 27, 2000, Diamond entered into a new revolving credit facility with The CIT Group/Business Credit, Inc., as lender, which provides for revolving advances ("Revolving Loans") of up to the lesser of:

     o    $25,000,000; or

     o the sum of 85% of Diamond's Eligible Accounts Receivable (as defined in the new credit facility) plus 85% of Diamond's Eligible Inventory (as defined in the new credit facility), less certain reserves; or

     o an amount equal to 1.5 times Diamond's EBITDA for the prior twelve months. For purposes of the new credit facility, EBITDA is defined as earnings before interest, taxes, depreciation and

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     amortization, plus any accrued and unpaid management fees payable to Leonard Green & Partners, L.P. ("LGP") during the period.

     At the same time Diamond entered into the new credit facility, it repaid outstanding borrowings under the old bank facility. For a more detailed description of the new credit facility, please read the section entitled "Description of Credit Facility."

                             About this Transaction

     On March 31, 1998, Diamond sold $100.0 million of 9 1/4% Senior Notes Due 2008 in a private offering to First Union Capital Markets, BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, collectively referred to as the "Initial Purchasers." These are the Old Notes to which this Exchange Offer applies. Simultaneously with the private offering of the Old Notes, Diamond entered into a Registration Rights Agreement with the Initial Purchasers, in which Diamond agreed, among other things, to deliver this Prospectus to you and to complete this Exchange Offer on or before October 27, 2000.

     Set forth below is a summary of the material terms of the Exchange Offer:

                               The Exchange Offer

The Exchange Offer                      Diamond is offering to issue registered
                                        New Notes in exchange for a like
                                        principal amount of its outstanding Old
                                        Notes. Diamond is offering to issue
                                        these New Notes to satisfy its
                                        obligations under the Registration
                                        Rights Agreement it entered into with
                                        the Initial Purchasers. You may tender
                                        your outstanding Old Notes for exchange
                                        by following the procedures described
                                        under the heading "The Exchange Offer."

Expiration Date                         The Exchange Offer will expire at 5:00
                                        p.m., New York City time, on _______,
                                        2000, unless Diamond, in its sole
                                        discretion, extends the Exchange Offer.

Procedures for Tendering Old Notes      If you wish to accept the Exchange
                                        Offer, you must complete, sign and date
                                        the Letter of Transmittal, or a
                                        facsimile thereof, in accordance with
                                        the instructions contained in this
                                        Prospectus and in the Letter of
                                        Transmittal. You should then mail or
                                        otherwise deliver the Letter of
                                        Transmittal, or the facsimile thereof,
                                        together with the Old Notes to be
                                        exchanged and any other required
                                        documentation, to the exchange agent at
                                        the address set forth in this Prospectus and in the Letter of Transmittal. Old
                                        Notes may be physically delivered, but
                                        physical delivery is not required if a
                                        confirmation of a book-entry of such Old
                                        Notes to the exchange agent's account at The Depository Trust Company is delivered in a timely fashion. By executing the Letter of Transmittal, you will represent to Diamond that, among other things:

                                        o    you are acquiring the New Notes in
                                             the ordinary course of business;

                                        o    you have no arrangement or
                                             understanding with any person to
                                             participate in the distribution of
                                             the New Notes issued to you in the
                                             Exchange Offer; and

                                        o    you are not an "affiliate," as
                                             defined in Rule 405 under the
                                             Securities Act, of Diamond, or, if
                                             you are an affiliate, that you will
                                             comply with the registration and
                                             prospectus delivery requirements of
                                             the Securities Act to the extent
                                             applicable.

                                        See "The Exchange Offer -How to Tender
                                        Old Notes for Exchange" and "Plan of
                                        Distribution."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Guaranteed Delivery Procedures               If you wish to tender your Old
                                             Notes and:

                                        o    your Old Notes are not immediately
                                             available;

                                        o    you cannot deliver your Old Notes,
                                             the Letter of Transmittal or any
                                             other required documents to the
                                             exchange agent prior to the
                                             expiration of the Exchange Offer;
                                             or

                                        o    you cannot complete the procedure
                                             for book-entry transfer on a timely
                                             basis;

                                        you may tender your Old Notes according
                                        to the guaranteed delivery procedures
                                        described in this Prospectus. See "The
                                        Exchange Offer - Guaranteed Delivery
                                        Procedures."

Acceptance of Old Notes and             Upon satisfaction or waiver of all
Delivery of New Notes                   conditions of the Exchange Offer,
                                        Diamond will accept any and all Old
                                        Notes that are properly tendered in the
                                        Exchange Offer prior to 5:00 p.m., New
                                        York City time, on _______. The New
                                        Notes issued pursuant to the Exchange
                                        Offer will be delivered promptly after
                                        acceptance of the Old Notes.

Withdrawal Rights                       You may withdraw any Old Notes you
                                        tender for exchange at any time prior to 5:00 p.m., New York City time, on
                                        ________, 2000.

The Exchange Agent                      State Street Bank and Trust Company is
                                        the exchange agent. The address and
                                        telephone number of the exchange agent
                                        are set forth in "The Exchange Offer -
                                        The Exchange Agent."

United States Federal Income Tax        Your exchange of Old Notes for New Notes
Considerations                          will not result in any gain or loss to
                                        you for federal income tax purposes. See
                                        "Certain U.S. Federal Income Tax
                                        Considerations."

Fees and Expenses                       Diamond will pay all expenses incurred
                                        in connection with the Exchange Offer.

Use of Proceeds                         Diamond will not receive any proceeds
                                        from the issuance of the New Notes.

Resales of New Notes                    Based on certain no-action letters
                                        issued by the staff of the SEC to third
                                        parties in connection with transactions
                                        similar to the Exchange Offer, Diamond
                                        believes that you may offer for resale,
                                        resell or otherwise transfer any New
                                        Notes without compliance with the
                                        registration and prospectus delivery
                                        requirements of the Securities Act,
                                        unless:

                                        o    you acquire the New Notes other
                                             than in the ordinary course of
                                             business;

                                        o    you are participating, intend to
                                             participate or have an arrangement
                                             or understanding with any person to
                                             participate, in a distribution of
                                             the New Notes; or

                                        o    you are an "affiliate" of Diamond,
                                             as defined in Rule 405 under the
                                             Securities Act.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                        In any of the foregoing circumstances:

                                        o    you will not be able to rely on the
                                             interpretations of the staff of the
                                             SEC, in connection with any offer
                                             for resale, resale or other
                                             transfer of New Notes; and

                                        o    you must comply with the
                                             registration and prospectus
                                             delivery requirements of the
                                             Securities Act, or have an
                                             exemption available, in connection
                                             with any offer for resale, resale
                                             or other transfer of the New Notes.

                                        Each broker-dealer that receives New
                                        Notes for its own account in exchange
                                        for Old Notes, where the Old Notes were
                                        acquired by that broker-dealer as a
                                        result of market-making activities or
                                        other trading activities, must
                                        acknowledge that it will deliver a
                                        prospectus in connection with any resale of the New Notes. See "Plan of Distribution."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                                  The New Notes

     In this Exchange Offer, you may exchange your Old Notes for New Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the outstanding Old Notes, except that:

     o    the offering of the New Notes has been registered under the Securities
          Act;

     o    the New Notes will not be subject to transfer restrictions; and

     o the New Notes will not be entitled to exchange and registration rights.

     The New Notes will be issued under and entitled to the benefits of the indenture that governs the Old Notes.

     Set forth below is a summary of the material terms of the New Notes:

                             Terms of the New Notes

Securities Offered                    $100.0 million principal amount of 9 1/4%
                                      Senior Notes due 2008, registered under
                                      the Securities Act.

Maturity                              April 1, 2008.

Interest Payment Dates                April 1 and October 1, beginning October
                                      1, 2000.

Optional Redemption                   On or after April 1, 2003, Diamond may
                                      redeem some or all of the New Notes at the redemption prices set forth in
                                      "Description of the New Notes
                                      - Redemption."

                                      In addition, at any time before April 1, 2001, Diamond may redeem up to 35% of the aggregate principal amount of the New Notes with the net cash proceeds from an initial public offering at the redemption price set forth in "Description of the New Notes - Redemption."

Ranking                               The New Notes will be:

                                      o    senior, unsecured obligations of
                                           Diamond and will rank senior in right
                                           and priority of payment to any
                                           indebtedness of Diamond that by its
                                           terms is expressly subordinated to
                                           the New Notes.

                                      o    subordinated to secured indebtedness
                                           of Diamond (including indebtedness
                                           under the new credit facility with
                                           respect to the assets securing such
                                           indebtedness. As of December 31,
                                           1999, Diamond's aggregate
                                           consolidated indebtedness was
                                           approximately $107.5 million (of
                                           which $7.5 million represented
                                           aggregate outstanding indebtedness
                                           under the old bank facility).

                                      o    subordinated to claims of creditors
                                           of Diamond's subsidiaries, except to
                                           the extent that holders of the New
                                           Notes may be creditors of such
                                           subsidiaries pursuant to the
                                           Guarantees described in "Description
                                           of the New Notes - The Guarantees").
                                           Diamond currently has no
                                           subsidiaries, and, accordingly, there
                                           are currently no Guarantees.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Subsidiary Guarantees                 If Diamond has a subsidiary in the future
                                      with assets having a book value of more
                                      than $50,000, this future subsidiary must guarantee the New Notes on a senior, unsecured basis. See "Description of the New Notes - The Guarantees."

Change of Control                     If Diamond undergoes specific kinds of
                                      changes of control, Diamond must make an offer to purchase all outstanding New
                                      Notes at a price equal to 101% of their
                                      aggregate principal amount, plus accrued and unpaid interest thereon to the date of purchase. See "Description of the New
                                      Notes - Change of Control."

Certain Covenants                     The indenture pursuant to which the New
                                      Notes will be issued is the same as the
                                      indenture under which the Old Notes were issued. The indenture, among other things, restricts Diamond's ability to:

                                           o    borrow money

                                           o    pay dividends or make
                                                distributions

                                           o    incur liens to secure
                                                indebtedness

                                           o    transfer or sell certain assets

                                           o    enter into certain transactions
                                                with affiliates

                                           o    merge or consolidate with other
                                                companies.

Absence of a Public Market            The New Notes have no established market,
                                      and Diamond does not expect that an active trading market in the New Notes will develop. As a result, Diamond cannot assure you as to the development or liquidity of any market for the New Notes.
                                      Diamond does not currently intend to list the New Notes on any securities exchange or to arrange for the New Notes to be quoted on any quotation system.

                                  Risk Factors

     You should carefully consider all of the information set forth in this Prospectus. In particular, you should evaluate the specific factors set forth under "Risk Factors" beginning on page 9 for risks involved with an investment in the New Notes to be issued in this Exchange Offer.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                        Summary Historical Financial Data

     The summary historical and unaudited pro forma condensed financial data as of December 31, 1995, 1996, 1997, 1998 and 1999 and for each of the years then ended has been derived from Diamond's audited financial statements. The report of KPMG LLP, independent auditors, on Diamond's Financial Statements as of December 31, 1998 and 1999, and for each of the years in the three year period ended December 31, 1999, is included elsewhere herein.

     This summary historical and unaudited pro forma condensed financial data should be read in conjunction with "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Diamond's Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                            Years Ended December 31,
                                                        -----------------------------------------------------------------
                                                          1995          1996          1997          1998          1999
                                                        ---------     ---------     ---------     ---------     ---------
                                                                              (dollars in thousands)
Statement of Operating Data:
Sales ...............................................   $  68,102     $ 101,355     $ 122,005     $ 149,609     $ 164,520
Cost of sales .......................................      20,697        31,423        36,702        43,851        51,456
                                                        ---------     ---------     ---------     ---------     ---------
Gross profit ........................................      47,405        69,932        85,303       105,758       113,064
Operating expenses ..................................      40,470        56,883        74,696        89,764       101,894
                                                        ---------     ---------     ---------     ---------     ---------
Income from operations ..............................       6,935        13,049        10,607        15,994        11,170
Interest income .....................................         (54)         (109)         (184)         (120)          (31)
Interest expense ....................................          --            --            --         8,162        11,054
Pre-tax income ......................................       6,989        13,158        10,791         7,952           147
Provision for income taxes ..........................          --            --            --           (37)          138
                                                        ---------     ---------     ---------     ---------     ---------
Net income ..........................................   $   6,989     $  13,158     $  10,791     $   7,989     $       9
                                                        =========     =========     =========     =========     =========

Pro forma (1):
Historical income before provision for income taxes .   $   6,989     $  13,158     $  10,791     $   7,952
Pro forma provision for income taxes ................       2,796         5,263         4,316         3,181
                                                        ---------     ---------     ---------     ---------
Pro forma net income ................................   $   4,193     $   7,895     $   6,475     $   4,771
                                                        =========     =========     =========     =========

Other Data:
EBITDA(2) ...........................................   $   8,284     $  14,948     $  18,029     $  18,524     $  13,796
EBITDA margin .......................................        12.2%         14.8%         14.8%         12.4%          8.4%

Non-vehicle capital expenditures ....................   $     356     $   1,616     $   1,514     $   1,856     $   1,892
Vehicle capital expenditures ........................       1,425         3,730           859           673           479
                                                        ---------     ---------     ---------     ---------     ---------
Total capital expenditures ..........................       1,781         5,346         2,373         2,529         2,371

Ratio of earnings to fixed charges (excluding
preferred stock dividends)(3) .......................                                                 1.97x         1.01x

Service centers operated at period end ..............         105           142           174           206           226

Balance Sheet Data (at period end):
Cash and cash equivalents ...........................   $   4,100     $   5,393     $   6,255     $     301     $      94
Total assets ........................................      21,069        31,494        36,687        90,692        87,519
Total debt ..........................................          --            --            --       108,500       107,500
Stockholders' equity (deficit) ......................      15,728        24,294        23,285       (73,441)      (78,232)

(1) Prior to March 31, 1998, Diamond consisted of S corporations and, accordingly, federal and state income taxes were generally paid at the stockholder level only. Upon consummation of the Recapitalization (as defined under "Business--Recapitalization"), Diamond eliminated its S corporation status and, accordingly, is subject to federal and state income taxes.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(2) EBITDA represents income before income taxes, interest expense, depreciation and amortization expense and non-recurring executive compensation expense in 1997 of $5 million. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to Diamond's ability to meet its future debt service, capital expenditure and working capital requirements.

(3) Ratio of earning to fixed charges equals pre-tax income plus interest expense divided by interest expense.

--------------------------------------------------------------------------------

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, you should carefully consider the following risk factors prior to tendering your Old Notes for exchange in this Exchange Offer.

Diamond is substantially leveraged and has significant debt service obligations which could impair its ability to pay the amounts due under the New Notes.

     Diamond is highly leveraged and has significant debt service obligations. As of December 31, 1999, Diamond's aggregate consolidated indebtedness was approximately $107.5 million (of which approximately $7.5 million represented aggregate outstanding indebtedness under Diamond's old bank facility), and Diamond had $43.0 million (liquidation preference) of outstanding Preferred Stock and a stockholders' deficit of $78.2 million. See "Capitalization."

     The degree to which Diamond is leveraged may impair Diamond's ability to pay the amounts due under the New Notes. Possible adverse consequences of Diamond's degree of leverage include the following:

     o Diamond's ability to obtain additional financing for working capital, capital expenditures or general corporate purposes may be impaired;

     o a substantial portion of Diamond's cash flow from operations goes to the payment of interest and principal on its outstanding debt, thereby reducing the funds available to Diamond for other purposes;

     o the new credit facility and the indenture contain certain restrictive financial and operating covenants;

     o Diamond's indebtedness under the new credit facility is at variable rates of interest, which makes Diamond vulnerable to increases in interest rates;

     o Diamond's indebtedness outstanding under the new credit facility is secured by a first priority lien on substantially all of its assets and will become due prior to the time the principal on the New Notes will become due;

     o Diamond's substantial degree of leverage will limit its ability to adjust rapidly to changing market conditions, reduce its ability to withstand competitive pressures, and make it more vulnerable in the event of a downturn in general economic conditions, repeated years of mild weather conditions or other adverse events in its business.

     If Diamond is unable to generate sufficient cash flows from operations in the future to service its indebtedness, it may be required to refinance all or a portion of its indebtedness, including the New Notes, or to obtain additional financing or to dispose of material assets or discontinue certain of its operations. The new credit facility and the indenture restrict Diamond's ability to sell assets and/or use the proceeds therefrom. Diamond cannot assure you that any refinancing or asset sales would be possible under its debt instruments existing at that time, that the proceeds which Diamond could realize from such refinancing or asset sales would be sufficient to meet its obligations then due or that Diamond could obtain any additional financing.

The New Notes will be subordinated to Diamond's secured indebtedness.

     The New Notes will be:

     o senior, unsecured obligations of Diamond and will rank senior in right and priority of payment to any indebtedness of Diamond that by its terms is expressly subordinated to the New Notes.

     o subordinated to secured indebtedness of Diamond (including indebtedness under the new credit facility) with respect to the assets securing such indebtedness. The new credit facility is secured by a first priority lien on substantially all of Diamond's assets.

     o subordinated to claims of creditors of Diamond's subsidiaries, except to the extent that holders of the New Notes may be creditors of such subsidiaries pursuant to the Guarantees described under "Description of the New Notes -- The Guarantees"). Diamond currently has no subsidiaries, and, accordingly, there are currently no Guarantees.

     Diamond's obligations with respect to the New Notes will be guaranteed, jointly and severally, on a senior, unsecured basis by certain of its future subsidiaries. Any obligations of Diamond's subsidiaries will be senior to the claims of the holders of the New Notes with respect to the assets of any of these subsidiaries, except to the extent that the holders of the New Notes may be creditors of a subsidiary pursuant to a Guarantee. Any claim by the holders of the New Notes with respect to the assets of any subsidiary will be subordinated to secured indebtedness (including indebtedness under the new credit facility) of that subsidiary with respect to the assets securing such indebtedness. The rights of Diamond and its creditors, including holders of the New Notes, to realize upon the assets of any subsidiary upon that subsidiary's liquidation or reorganization (and the consequent rights of holders of the New Notes to participate in those assets) will be subject to the prior claims of that subsidiary's creditors, except to the extent that Diamond may itself be a creditor with recognized claims against that subsidiary or to the extent that the holders of the New Notes may be creditors with recognized claims against that subsidiary pursuant to the terms of a Guarantee (subject, however, to the prior claims of creditors holding secured indebtedness of any subsidiary with respect to the assets securing that indebtedness). The new credit facility is secured by a first priority lien on substantially all of Diamond's assets. See "Description of Credit Facility." In addition, the indenture will restrict the amount of indebtedness that subsidiaries are permitted to incur. See "Description of the New Notes--Certain Covenants--Limitation on Incurrence of Additional Indebtedness."

Diamond may not be able to comply with certain provisions in the agreements governing its outstanding debt that restrict Diamond's actions and require Diamond to maintain financial ratios.

     The new credit facility and the indenture include certain covenants that, among other things, restrict Diamond's ability to:

     o    make investments;

     o    incur additional indebtedness;

     o    grant liens;

     o    merge or consolidate with other companies;

     o    change the nature of its business;

     o    dispose of assets;

     o    make loans;

     o    pay dividends or redeem capital stock;

     o    guarantee the debts of other persons;

     o    make capital expenditures; and

     o    engage in transactions with affiliates.

     The old bank facility required Diamond to maintain certain financial ratios, including interest coverage and leverage ratios. In August 1999, the lenders of the old bank facility amended the old bank facility to increase the permitted maximum leverage ratio and decrease the minimum interest coverage ratio. At December 31, 1999, Diamond did not comply with the revised ratios set forth in the old bank facility, as amended. Diamond received a waiver from the lenders under the old bank facility with respect to this non-compliance. The new credit facility requires Diamond to maintain minimum EBITDA (as defined in the new credit facility), calculated monthly, for each 12-month period, ending as of the end of each month, of at least $10.5 million.

     Diamond's ability to comply with the minimum EBITDA requirement and the other provisions of its new credit facility may be affected by events beyond its control. Diamond's breach of any of these covenants could result in a default under the new credit facility, in which case the lender would, among other things, be entitled to elect to declare all amounts owing under the new credit facility, together with accrued interest, to be due and payable. If Diamond were unable to repay these borrowings, the lender could proceed against its collateral. If the indebtedness under the new credit facility were accelerated, Diamond cannot assure you that its assets would be sufficient to repay in full that indebtedness and Diamond's other indebtedness, including the New Notes. See "Description of the New Notes."

The New Notes are subject to fraudulent conveyance laws.

     Diamond's obligations under the Notes may be subject to review under relevant federal and state fraudulent conveyance laws in the event that a bankruptcy, reorganization or rehabilitation case by or on behalf of unpaid creditors of Diamond were to occur. Under these laws, Diamond's obligation to repay the Notes could be voided, or the New Notes could be subordinated to all other creditors of Diamond, if, at the time Diamond issued the Notes, any of the following were true:

     Diamond intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency in order to prefer one or more creditors to the exclusion in the whole or in part of others;

     o Diamond was insolvent or was rendered insolvent by reason of issuing the Notes;

     o Diamond was engaged in a business or transaction with unreasonably small capital; or

     o Diamond intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they matured.

     In the event that in the future the Notes are guaranteed by subsidiary guarantors, the Guarantees may also be subject to review under federal and state fraudulent transfer laws. If a court were to determine that, at the time a subsidiary guarantor became liable under its Guarantee, it satisfied certain of the conditions stated above, the court could void the Guarantee and direct the repayment of amounts paid thereunder.

     The measure of insolvency under fraudulent conveyance statutes varies depending upon the laws of the jurisdiction being applied. Generally, however, Diamond would be considered insolvent if, at the time it issued the Notes, either (1) the sum of its debts was greater than all of its property at a fair valuation; or (2) if the present fair salable value of its assets is less than the amount that it would be required to pay on its existing debts as they become absolute and matured. The obligations of each Subsidiary Guarantor under its Guarantee, however, will be limited in a manner intended to avoid it being deemed a fraudulent conveyance under applicable law. See "Description of the New Notes."

     Additionally, under federal bankruptcy or applicable state insolvency law, if a bankruptcy or insolvency proceeding were initiated by or against Diamond within 90 days after it made any payment with respect to the Notes, or if Diamond anticipated becoming insolvent at the time of that payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of that payment could be required to return that payment.

     Diamond does not know what standard a court would use to determine whether Diamond was insolvent at the time the Notes were issued, nor can Diamond assure you that a court would not find Diamond to be insolvent on that date or that, regardless of Diamond's solvency, that the issuances of the Notes constituted fraudulent conveyances on another of the grounds summarized above.

Diamond may not be able to comply with its obligations under the indenture to purchase all of the Notes upon a change of control.

     Upon the occurrence of a change of control, the indenture requires Diamond to make an offer to repurchase all outstanding Notes at a price equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest thereon to the date of repurchase. However, the new credit facility prohibits Diamond from repurchasing any Notes, unless and until Diamond has paid the indebtedness under the new credit facility in full. Diamond's failure to repurchase the Notes would result in a default under the indenture and the new credit facility. Diamond's inability to pay the indebtedness under the new credit facility, if accelerated, would also constitute a default under the indenture, which could have adverse consequences to Diamond and to the holders of the Notes. In the event of a change of control, Diamond cannot assure you that it would have sufficient assets to satisfy all of its obligations under the new credit facility and the Notes. See "Description of the New Notes--Change of Control."

Diamond's future expansion may be hindered by its lack of sufficient capital or other factors, which would adversely affect Diamond's continued growth.

     Diamond's continued growth depends to a significant degree on its ability to open new service centers in existing and new markets and to operate these service centers on a profitable basis. In addition, Diamond will require additional distribution centers as it implements its program to expand its service centers to achieve a nationwide presence. Diamond's ability to expand will depend, in part, on business conditions and the availability of qualified managers and service representatives, and sufficient capital. Due to weak industry conditions resulting from reduced demand for auto glass services and lower average revenue per installation unit, Diamond opened 24 new service centers in 1999, as compared to an average of 35 new service centers in the three years prior to 1999. Diamond currently plans to open approximately 4 new service centers in 2000 absent an improvement in industry conditions. A decline in Diamond's overall financial performance may adversely impact its ability to expand in the future. Diamond expects that the net cash generated from operations, together with borrowings under the new credit facility, should enable it to finance the expenditures related to its expansion. However, Diamond cannot assure you that:

     o it will possess sufficient funds to finance the expenditures related to its expansion;

     o    new service centers can be opened on a timely basis;

     o    new service centers can be operated on a profitable basis; or that

     o    Diamond will be able to hire, train and integrate employees.

     In the event net cash generated from operations together with working capital reserves and borrowings under the new credit facility are insufficient to finance the expenditures related to Diamond's expansion, Diamond may be required to reduce its expansion in the future.

Diamond's operating results are affected by seasonality and weather.

     Weather has historically affected Diamond's sales, net income and EBITDA, with severe weather generating increased sales and income and mild weather resulting in lower sales, net income and EBITDA. In addition, Diamond's business is somewhat seasonal, with the fourth quarter traditionally its slowest period of activity. Diamond believes these seasonal trends will continue for the foreseeable future. Although Diamond's installation units increased 18.4% in fiscal 1999, primarily reflecting the continued maturation of Diamond's service centers and increased installation productivity, revenue per installation unit decreased an average of 6% in 1999. The decrease in Diamond's average revenue per installation unit is primarily attributable to weaker industry demand for glass replacement services, due primarily to milder weather conditions, which resulted in price compression throughout the industry.

Diamond competes against other large companies that may be better equipped to provide customers with automotive glass replacement and repair services.

     The automotive glass replacement and repair industry is highly competitive, with customer decisions based on price, customer service, technical capabilities, quality, advertising and geographic coverage. The competition in the industry could result in additional pricing pressures, which could negatively affect Diamond's results of operations. In addition, certain of Diamond's competitors provide insurance companies with claims management services, including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. While the market is generally highly fragmented, Diamond also competes against several other large competitors in this market, the largest two of which are Safelite Glass Corporation and Harmon AutoGlass, a division of Apogee Enterprises, Inc. Many of Diamond's competitors have substantially less leverage than Diamond, which may allow them greater flexibility in managing their operations. Diamond cannot assure you that it will be able to continue to compete effectively with these or other competitors. See "Business--Competition."

Diamond is dependent on its key personnel and the loss of key personnel could adversely affect its results of operations.

     Diamond success is largely dependent upon the abilities and experience of its senior management team, including Kenneth Levine, Richard Rutta, Norman Harris and Michael A. Sumsky. The loss of services of one or more of these senior executives could adversely affect Diamond's results of operations. See "Management."

Ownership of Diamond is concentrated in Green Equity Investors II, L.P., whose interests may conflict with those of the holders of Notes.

     Green Equity Investors II, L.P., an investment partnership managed by LGP, owns 77.0% of the outstanding shares of Diamond's Common Stock and 80.0% of the outstanding shares of Diamond's Series A 12% Senior Redeemable Cumulative Preferred Stock. As a result, Green Equity Investors II, L.P. has the power to elect all of the members of Diamond's board of directors, to approve all amendments to Diamond's certificate of incorporation and bylaws and to effect fundamental corporate transactions such as mergers, asset sales and public offerings. Diamond cannot assure you that the interests of Green Equity Investors II, L.P. will not conflict with the interests of the holders of the Notes. See "Security Ownership of Certain Beneficial Owners and Management."

Diamond's results of operations may be adversely affected by a downturn in general economic conditions or an increase in fuel prices.

     Diamond's revenues are dependent on the annual number of windshields replaced, which in turn is influenced by the aggregate number of vehicles on the road and the number of miles driven per vehicle per year. As a result, a general economic downturn or higher fuel prices could have a material adverse effect on Diamond's results of operations.

Diamond's EBITDA has declined due to industry conditions.

     In 1999, Diamond's EBITDA declined 25.4%. The decrease in EBITDA was primarily due to lower average revenue per installation unit that was partially offset by a decrease in glass product costs, increases in installation productivity and the leveraging of service center, corporate and administrative expenses. If Diamond continues to experience further declines in revenue per installation unit, Diamond would experience further declines in EBITDA which could limit its ability to meet its ongoing debt service obligations. The new credit facility requires Diamond to maintain minimum EBITDA (as defined in the new credit facility), calculated monthly, for each 12-month period, ending as of the end of each month, of at least $10.5 million.

Diamond's business involves the potential for product liability claims against Diamond, which may adversely affect Diamond's business, financial condition and results of operations if the cost of those claims exceeds Diamond's insurance coverage.

     The replacement of windshields entails risk of product liability claims, particularly if the windshields Diamond uses in its business are defective. To date, no material product liability claims have been made against

Diamond relating to its replacement of windshields. However, Diamond cannot assure you that these claims will not be made in the future. A successful product liability claim (or series of claims) against Diamond in excess of its insurance coverage could have a material adverse affect on Diamond's business, financial condition and results of operations.

There is no established market for the New Notes and no assurance that a liquid trading market will develop in the future.

     There is no existing market for the New Notes, Diamond cannot assure you as to the liquidity of any markets that may develop for the New Notes, the ability of holders of the New Notes to sell their New Notes or the price at which holders would be able to sell their New Notes. Future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, Diamond's operating results and the market for similar securities.

Old Notes that are not exchanged in the Exchange Offer will continue to be subject to restrictions on transfer.

     Holders of Old Notes who do not exchange their Old Notes for New Notes as part of this Exchange Offer will continue to be subject to the restrictions on transfer of the Old Notes. These restrictions are described in the legend to the Old Notes. In general, the Old Notes may not be offered or sold unless: (1) they are registered under the Securities Act, or (2) an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Diamond does not currently anticipate that it will register the outstanding Old Notes under the Securities Act.

                                 USE OF PROCEEDS

     Diamond will not receive any proceeds from the Exchange Offer.

                                 CAPITALIZATION

The following table sets forth Diamond's capitalization on December 31, 1999. This table should be read in conjunction with Diamond's Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                            At December 31, 1999
                                                            --------------------
                                                               (in thousands)
Long-term debt (including current portion):
     Bank Facility .......................................       $   7,500
     Notes ...............................................         100,000
                                                                 ---------
               Total long-term debt ......................         107,500
                                                                 ---------

Preferred Stock ..........................................          43,046

Stockholders' equity:
     Common stock, par value $0.01 per share .............              10
     Additional paid-in capital ..........................          52,747
     Retained earnings ...................................        (130,989)
                                                                 ---------
              Total stockholders' equity (deficit) .......         (78,232)
                                                                 ---------
                        Total capitalization .............         (72,314)
                                                                 =========

                               THE EXCHANGE OFFER

Reasons for the Exchange Offer

     Diamond initially sold the Old Notes in a private offering on March 31, 1998 to First Union Capital Markets, BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation, collectively referred to as the "Initial Purchasers," pursuant to a Purchase Agreement dated March 26, 1998 among Diamond and the Initial Purchasers. The Initial Purchasers subsequently resold or were permitted to resell the Old Notes:

     o to qualified institutional buyers in accordance with the provisions of Rule 144A under the Securities Act;

     o to institutional accredited investors in accordance with the provisions of Rule 501(a) under the Securities Act; and

     o outside the United States in accordance with the provisions of Regulation S under the Securities Act.

     In connection with the private offering of the Old Notes, Diamond and the Initial Purchasers entered into a Registration Rights Agreement dated March 31, 1998 in which Diamond agreed, among other things:

     o to file with the SEC on or before March 30, 2000, a registration statement relating to an Exchange Offer for the Old Notes;

     o use its best efforts to cause the Exchange Offer registration statement to be declared effective under the Securities Act on or before August 28, 2000;

     o upon the effectiveness of the Exchange Offer registration statement, to offer the holders of the Old Notes the opportunity to exchange their Old Notes in the Exchange Offer for a like principal amount of New Notes;

     o to keep the Exchange Offer open for not less than 30 days, or longer, if required by applicable law, after notice of the Exchange Offer is mailed to holders of the Old Notes; and

     o to use its best efforts to consummate the Exchange Offer within 60 days from the effective date of the Exchange Offer registration statement.

     Diamond also agreed, under certain circumstances:

     o to file a shelf registration statement relating to the offer and sale of the Old Notes by the holders of the Old Notes;

     o to use its best efforts to cause the shelf registration statement to be declared effective; and

     o to use its best efforts to keep the shelf registration statement effective for 180 days after the shelf registration statement becomes effective or until the Old Notes covered by the shelf registration statement have been sold or cease to be outstanding.

     The Exchange Offer being made by this Prospectus is intended to satisfy Diamond's exchange and registration obligations under the Registration Rights Agreement. If Diamond fails to fulfill these obligations, you are entitled to receive additional interest at the rate of 0.25% per annum for each violation of Diamond's obligations. The rate will increase by an additional 0.25% for each 90-day period during which the additional interest continues to accrue. The maximum aggregate increase to the interest rate under all circumstances is 0.50% per annum. After Diamond has cured all defaults of its registration and exchange obligations, the accrual of additional interest on the Old Notes will cease, and the interest rate for the Old Notes will revert to its original rate.

     For a more complete understanding of your exchange and registration rights, please refer to the Registration Rights Agreement, which is included as Exhibit
4.2 to the Exchange Offer registration statement.

Transferability of the New Notes

     Based on certain no-action letters issued by the staff of the SEC to third parties in connection with transactions similar to the Exchange Offer, Diamond believes that you may offer for resale, resell or otherwise transfer any New Notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless:

     o you acquire the New Notes other than in the ordinary course of business;

     o you are participating, intend to participate or have an arrangement or understanding with any person to participate, in a distribution of the New Notes; or

     o you are an "affiliate" of Diamond, as defined in Rule 405 under the Securities Act.

     In any of the foregoing circumstances:

     o you will not be able to rely on the interpretations of the staff of the SEC, in connection with any offer for resale, resale or other transfer of the New Notes; and

     o you must comply with the registration and prospectus delivery requirements of the Securities Act, or have an exemption available, in connection with any offer for resale, resale or other transfer of the New Notes.

     Diamond is not making this Exchange Offer to, nor will it accept surrenders of the Old Notes from, you if you live in any state in which this Exchange Offer would not comply with the applicable securities laws or "blue sky" laws of that state. However, Diamond will register or qualify the New Notes for offer and sale under the securities or blue sky laws of those jurisdictions as any holder of the Old Notes may reasonably request and do any and all other acts necessary or advisable to enable the offer and sale of the New Notes in those jurisdictions.

     Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where the Old Notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. See "Plan of Distribution."

Terms of the Exchange Offer

     The Old Notes were issued in a single series of 9 1/4% Senior Notes due 2008. As of the date of this Prospectus, $100.0 million aggregate principal amount of the 9 1/4% Senior Notes due 2008 are outstanding. In the Exchange Offer, the Old Notes will be exchanged for New Notes.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Diamond will accept all Old Notes validly tendered and not withdrawn prior to 5:00 p.m. New York City time on ______, 2000, the date that the Exchange Offer expires. Diamond, in its sole discretion, may extend the Exchange Offer to a later date and time. See "Expiration Date; Extensions; Amendments" below. After authentication of the New Notes by the trustee under the indenture governing the Notes, Diamond will issue and deliver up to $100.0 million aggregate principal amount of the New Notes in exchange for up to $100.0 million aggregate principal amount of the Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000.

     The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that:

     o    the offering of the New Notes has been registered under the Securities
          Act;

     o    the New Notes will not be subject to transfer restrictions; and

     o the New Notes will not be entitled to exchange and registration rights.

     The New Notes will be issued under and entitled to the benefits of the indenture that governs the Old Notes.

     In connection with the issuance of the Old Notes, Diamond arranged for the Old Notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as a depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal, is initially being sent to all registered holders of the Old Notes as of the close of business on __________, 2000. The Exchange Offer of the Old Notes is not conditioned upon any minimum aggregate principal amount being tendered. However, the Exchange Offer is subject to certain customary conditions which may be waived by Diamond, and to the terms and provisions of the Registration Rights Agreement. See "Conditions to the Exchange Offer" below.

     The exchange agent is State Street Bank and Trust Company, which also serves as trustee under the indenture that governs the Notes.

     Diamond will be deemed to have accepted validly tendered Old Notes when, as and if Diamond has given oral or written notice thereof to the exchange agent. The exchange agent will act as agent of the tendering holders for the purpose of receiving the New Notes from Diamond and as agent of Diamond for the purpose of delivering the New Notes to those holders. See "Exchange Agent" below.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for the unaccepted Old Notes will be returned, at Diamond's cost and expense, to the tendering holder as promptly as practicable after the expiration of the Exchange Offer.

     Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Old Notes pursuant to the Exchange Offer. Diamond will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Solicitation of Tenders, Fees and Expenses" below.

Expiration Date; Extensions; Amendments

     The Exchange Offer will expire at 5:00 p.m., New York City time, on _________, 2000, unless Diamond, in its sole discretion, extends the Exchange Offer. Diamond may extend the Exchange Offer at any time and from time to time by giving oral or written notice to the exchange agent and by timely public announcement.

     Diamond reserves the right, in its sole discretion, to amend the terms of the Exchange Offer in any manner. If any of the conditions set forth below under "Conditions to the Exchange Offer" has occurred and has not been waived by Diamond, Diamond expressly reserves the right, in its sole discretion, by giving oral or written notice to the exchange agent, to:

     o delay acceptance of, or refuse to accept, any Old Notes not previously accepted;

     o    extend the Exchange Offer; or

     o    terminate the Exchange Offer.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice by Diamond to the registered holders of the Old Notes. If the Exchange Offer is amended in a manner determined by Diamond to constitute a material change, Diamond will promptly disclose that amendment in a manner reasonably calculated to inform the holders of the Old Notes of the amendment, and Diamond will extend the Exchange Offer to the extent required by law. If the Exchange Offer is terminated, federal law requires that Diamond promptly either exchange or return all Old Notes that have been tendered.

     Diamond will have no obligation to publish, advise, or otherwise communicate any delay in acceptance, extension, termination or amendment of the Exchange Offer other than by making a timely press release. Diamond may also publicly communicate these matters in any other appropriate manner of its choosing.

How to Tender Old Notes for Exchange

     Only a registered holder of the Old Notes or a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender its Old Notes in the Exchange Offer. To tender the Old Notes in the Exchange Offer:

     o registered holders of certificated Old Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained in this Prospectus and in the Letter of Transmittal. The holder should then mail or otherwise deliver the Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documents, to the exchange agent, at the address set forth in this Prospectus and in the Letter of Transmittal.

     o holders of the Old Notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "Book-Entry Transfer" and in the Letter of Transmittal.

     To be effective, a tender must be made prior to the expiration of the Exchange Offer.

     If your Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the Old Notes in the Exchange Offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you tender on your own behalf, you must, prior to completing and executing the Letter of Transmittal and delivering your Old Notes, either make appropriate arrangements to register ownership of the Old Notes in your own name or obtain a properly completed bond power from the registered holder of the Old Notes. This transfer of record ownership may take considerable time.

     Delivery of documents to DTC in accordance with DTC's procedures will NOT constitute delivery to the exchange agent.

     Your tender of the Old Notes will constitute a binding agreement between you, Diamond and the exchange agent in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal. If you tender less than all of your Old Notes, you should fill in the amount of Old Notes being tendered in the specified box on the Letter of Transmittal. You will be deemed to have tendered the entire amount of the Old Notes which you deliver to the exchange agent unless you indicate otherwise.

     By tendering your Old Notes, you will represent to Diamond that, among other things:

     o you are acquiring the New Notes in the ordinary course of your business;

     o you are not participating, do not intend to participate and do not have any arrangement or understanding with any person to participate, in the distribution of the New Notes; and

     o you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Diamond, or, if you are an affiliate of Diamond, that you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     A Letter of Transmittal of a broker-dealer that receives New Notes for its own account in exchange for Old Notes that were acquired by it as a result of market-making or other trading activities must also include an acknowledgment that the broker-dealer will deliver a copy of this Prospectus in connection with any resale of the New Notes. By so acknowledging and by delivering a prospectus, the broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

     The method of delivery of Old Notes and Letters of Transmittal and all other required documents is at your election and risk. Instead of delivery by mail, Diamond recommends that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to ensure timely delivery to the exchange agent prior to the expiration of the Exchange Offer. You should not send the Letter of Transmittal or your Old Notes directly to Diamond.

     Signatures on a Letter of Transmittal or a notice of withdrawal (described in "Withdrawal of Tenders" below), as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution"), unless the corresponding Old Notes are tendered:

     o by a registered holder who has not completed the box entitled "Special Registration Instructions" or the box entitled "Special Delivery Instructions" in the Letter of Transmittal; or

     o    for the account of an Eligible Institution.

     If a Letter of Transmittal is signed by a person other than the registered holder, the corresponding Old Notes must be endorsed or accompanied by appropriate bond powers which authorize that person to tender the Old Notes on behalf of the registered holder, in either case signed exactly as the name of the registered holder or holders appears on the Old Notes. If a Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing the Letter of Transmittal and submit evidence satisfactory to Diamond of their authority to so act, unless Diamond waives this requirement.

     Diamond, in its sole discretion, will determine all questions as to the validity, form, eligibility, acceptance and withdrawal of the Old Notes. Diamond's determination will be final and binding. Diamond reserves the absolute right to:

     o    reject any and all Old Notes improperly tendered;

     o refuse to accept any Old Note if, in Diamond's judgment or the judgment of Diamond's counsel, acceptance of the Old Note may be deemed unlawful; and

     o waive any defects or irregularities or conditions of the Exchange Offer as to particular Old Notes.

     Diamond's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with your tender of the Old Notes within the time that Diamond determines, unless Diamond waives those defects or irregularities.

     Although Diamond intends to notify you of defects or irregularities with respect to your tender of Old Notes, neither Diamond, the exchange agent nor any other person will be under any duty or obligation to do so, and no person will incur any liability for failure to give you this notification. Your Old Notes will not be validly tendered until you have cured any defects or irregularities or Diamond has waived those defects or irregularities. If the exchange agent receives Old Notes that Diamond determines are not properly tendered or the tender of which Diamond otherwise rejects, the exchange agent will return those Old Notes to the tendering holder or other person specified in the appropriate Letter of Transmittal as soon as practicable following the expiration of the Exchange Offer.

     Diamond reserves the right in its sole discretion:

     o to purchase or make offers for any Old Notes that remain outstanding after the expiration of the Exchange Offer;

     o to terminate the Exchange Offer, as set forth in "Conditions to the Exchange Offer" below; and

     o to the extent permitted by applicable law, to purchase Old Notes during the pendency of the Exchange Offer in the open market, in privately negotiated transactions or otherwise.

     The terms of any of these purchases or offers may differ from the terms of the Exchange Offer.

Book-Entry Transfer

     The exchange agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of the Old Notes by causing DTC to transfer those Old Notes into the exchange agent's DTC account in accordance with DTC's procedures for transfer. The exchange for tendered Old Notes will only be made after a timely confirmation of a book-entry transfer of the Old Notes into the exchange agent's account, and timely receipt by the exchange agent of an Agent's Message, as defined below.

     The term "Agent's Message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes and that the participant has received an appropriate Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal, and Diamond may enforce that agreement against the participant. Delivery of an Agent's Message will also constitute an acknowledgement from the tendering DTC participant that the representations contained in the appropriate Letter of Transmittal and described above are true and correct.

Guaranteed Delivery Procedures

     If you wish to tender your Old Notes and:

     o    your Old Notes are not immediately available;

     o you cannot deliver your Old Notes, the Letter of Transmittal or any other required documents to the exchange agent prior to the expiration of the Exchange Offer; or

     o you cannot complete the book-entry transfer procedures on a timely basis;

     You may effect a tender if:

     o    the tender is made through an Eligible Institution;

     o prior to the expiration of the Exchange Offer, the exchange agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery by facsimile transmittal, overnight courier, mail or hand delivery; and

     o the exchange agent receives certificate(s) representing all tendered Old Notes in proper form for transfer, together with a properly completed and executed Letter of Transmittal, or a facsimile thereof, and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of the Old Notes delivered electronically, within three business days after the expiration of the Exchange Offer.

     A Notice of Guaranteed Delivery must state:

     o    the name and address of the holder;

     o if the Old Notes will be tendered by their registered holder, the certificate number or numbers of the Old Notes;

     o    the principal amount of the Old Notes tendered;

     o    that the tender is being made thereby; and

     o that the holder guarantees that, within three business days after the expiration of the Exchange Offer, a properly completed and executed Letter of Transmittal or facsimile thereof, together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer and all other documents required by the Letter of Transmittal, or confirmation of a book-entry transfer into the exchange agent's account at DTC of the Old Notes delivered electronically, will be deposited by the Eligible Institution with the exchange agent.

     Forms of the Notice of Guaranteed Delivery will be available from the exchange agent upon request.

Withdrawal Rights

     Except as otherwise provided herein, you may withdraw tenders of your Old Notes at any time prior to the expiration of the Exchange Offer by delivery of a written or facsimile transmission notice of withdrawal to the exchange agent at its address set forth in this Prospectus.

     Any notice of withdrawal must:

     o specify the name of the person having deposited the Old Notes to be withdrawn;

     o identify the Old Notes to be withdrawn, including the certificate numbers or number and principal amount of the Old Notes or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

     o be signed by the depositor of the Old Notes in the same manner as the original signature on the Letter of Transmittal by which the Old Notes were tendered, including any required signature guarantee, or be accompanied by documents of transfer sufficient to permit the registrar to register the transfer of the Old Notes into the name of the person withdrawing the tender; and

     o specify the name in which any the Old Notes are to be registered, if different from that of the depositor of the Old Notes.

     Diamond will determine all questions as to the validity, form and eligibility (including time of receipt) of any withdrawal notices. Diamond's determination will be final and binding on all parties. Any Old Notes which are withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect to those Old Notes unless they are validly retendered. Any Old Notes that have been tendered for exchange but are not accepted for exchange will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "How to Tender Old Notes for Exchange" at any time prior to the expiration of the Exchange Offer.

Conditions to the Exchange Offer

     Diamond is not required to accept for exchange, or to issue New Notes for, any Old Notes, and may terminate or amend the Exchange Offer before the acceptance of the Old Notes if, in Diamond's judgment, any of the following conditions has occurred:

     o the Exchange Offer, or the making of any exchange by a holder of Old Notes, violates applicable law or the applicable interpretations of the SEC staff;

     o any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer; or

     o there has been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair Diamond's ability to proceed with the Exchange Offer.

     See "Expiration Date; Extensions; Amendments" above for a discussion of possible actions Diamond may take if any of the foregoing conditions occur.

     The foregoing conditions are for Diamond's sole benefit. Diamond may assert them regardless of the circumstances giving rise to any of the foregoing conditions at any time and from time to time in its sole discretion. Diamond's failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any of these rights, and each right will be considered an ongoing right which Diamond may assert at any time and from time to time.

Exchange Agent

     State Street Bank and Trust Company has been appointed as exchange agent for the Exchange Offer. Requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

By Mail, Overnight Delivery or Hand Delivery:

State Street Bank and Trust Company
   Corporate Trust Department
Two Avenue de Layfayette
Fifth Floor
Boston, Massachusetts 02111-1724
Attention:  Kellie Mullen

Facsimile Transmission: (617) 662-1452

Information or Confirmation by Telephone: (617) 662-1523

Solicitation of Tenders; Fees and Expenses

     Diamond is making the principal solicitation pursuant to the Exchange Offer by mail and through the facilities of DTC. Additional solicitations may be made by officers and regular employees of Diamond and its affiliates in person or by telegraph, telephone, facsimile transmission, electronic communication or similar methods.

     Diamond has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Diamond will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses incurred in connection with the Exchange Offer and will indemnify the exchange agent for all losses and claims incurred by it as a result of the Exchange Offer. Diamond may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     Diamond will pay all expenses incurred in connection with the Exchange Offer, including fees and expenses of the trustee, accounting and legal fees, including the expense of one counsel designated by the holders of a majority of the aggregate principal amount of the Old Notes, and printing costs.

     Diamond will pay any transfer taxes applicable to the exchange of the Old Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Old Notes pursuant to the Exchange Offer, then the amount of these transfer taxes, whether imposed on the registered holder thereof or any other person, will be payable by the tendering holder.

Accounting Treatment

     Diamond will record the New Notes at the same carrying value as the Old Notes, as reflected in Diamond's accounting records on the date of the exchange. As a result, Diamond will not recognize any gain or loss for accounting purposes as a result of the consummation of the Exchange Offer. Diamond will amortize the expense of the Exchange Offer over the term of the New Notes.

Consequences of a Failure to Exchange Old Notes

     Following consummation of the Exchange Offer, assuming Diamond has accepted for exchange all validly tendered Old Notes, Diamond will have fulfilled its exchange and registration obligations under the Registration Rights Agreement. All untendered Old Notes outstanding after consummation of the Exchange Offer will continue to be valid and enforceable debt obligations of Diamond, subject to the restrictions on transfer set forth in the indenture governing the Notes. Holders of these Old Notes will only be able to offer for sale, sell or otherwise transfer their untendered Old Notes as follows:

     o to Diamond, although Diamond has no obligation to purchase untendered Old Notes unless they are called for redemption in accordance with the provisions of the indenture governing the Notes;

     o pursuant to a registration statement that has been declared effective under the Securities Act, although Diamond will have no obligation, and does not intend, to file any such registration statement;

     o for so long as the Old Notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person reasonably believed to be a qualified institutional buyer, or QIB, within the meaning of Rule 144A, that purchases for its own account or for the account of a QIB to whom notice is given that the transfer is being made in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A;

     o pursuant to offers and sales that occur outside the United States to foreign persons in transactions complying with the provisions of Regulation S under the Securities Act; or

     o pursuant to any other available exemption from the registration requirements of the Securities Act.

     To the extent that Old Notes are tendered and accepted in the Exchange Offer, the liquidity of the trading market for untendered Old Notes could be adversely affected.

                       SELECTED HISTORICAL FINANCIAL DATA

     The selected historical and unaudited pro forma condensed financial data as of December 31, 1995, 1996, 1997, 1998 and 1999 and for each of the years then ended has been derived from Diamond's audited financial statements. The report of KPMG LLP, independent auditors, on Diamond's Financial Statements as of December 31, 1998 and 1999, and for each of the years in the three year period ended December 31, 1999, is included elsewhere herein.

     This summary historical and unaudited pro forma condensed financial data should be read in conjunction with "Summary Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Diamond's Financial Statements and the related notes thereto appearing elsewhere in this Prospectus.

                                                                             Years Ended December 31,
                                                        -----------------------------------------------------------------
                                                          1995          1996          1997          1998           1999
                                                        ---------     ---------     ---------     ---------     ---------
                                                                               (dollars in thousands)
Statement of Operating Data:
Sales ...............................................   $  68,102     $ 101,355     $ 122,005     $ 149,609     $ 164,520
Cost of sales .......................................      20,697        31,423        36,702        43,851        51,456
                                                        ---------     ---------     ---------     ---------     ---------
Gross profit ........................................      47,405        69,932        85,303       105,758       113,064
Operating expenses ..................................      40,470        56,883        74,696        89,764       101,184
                                                        ---------     ---------     ---------     ---------     ---------
Income from operations ..............................       6,935        13,049        10,607        15,994        11,170
Interest income .....................................         (54)         (109)         (184)         (120)          (31)
Interest expense ....................................          --            --            --         8,162        11,054
Pre-tax income ......................................       6,989        13,158        10,791         7,952           147
Provision for income taxes ..........................          --            --            --           (37)          138
                                                        ---------     ---------     ---------     ---------     ---------
Net income ..........................................   $   6,989     $  13,158     $  10,791     $   7,989     $       9
                                                        =========     =========     =========     =========     =========

Pro forma (1):
Historical income before provision for income taxes .   $   6,989        13,158     $  10,791     $   7,952
Pro forma provision for income taxes ................       2,796         5,263         4,316         3,181
                                                        ---------     ---------     ---------     ---------
Pro forma net income ................................   $   4,193     $   7,895     $   6,475     $   4,771
                                                        =========     =========     =========     =========

Other Data:
EBITDA(2) ...........................................   $   8,284     $  14,948     $  18,029     $  18,524     $  13,796
EBITDA margin .......................................        12.2%         14.8%         14.8%         12.4%          8.4%

Non-vehicle capital expenditures ....................   $     356     $   1,616     $   1,514     $   1,856     $   1,892
Vehicle capital expenditures ........................       1,425         3,730           859           673           479
                                                        ---------     ---------     ---------     ---------     ---------
Total capital expenditures ..........................       1,781         5,346         2,373         2,529         2,371

Ratio of earning to fixed changes (excluding
preferred stock dividends)(3) .......................                                                 1.97x         1.01x

Service centers operated at period end ..............         105           142           174           206           226

Balance Sheet Data (at period end):
Cash and cash equivalents ...........................   $   4,100     $   5,393     $   6,255     $     301     $      94
Total assets ........................................      21,069        31,494        36,687        91,692        87,519
Total debt ..........................................          --            --            --       108,500       107,500
Stockholders' equity (deficit) ......................      15,728        24,294        23,285       (73,441)      (78,232)


(1) Prior to March 31, 1998, Diamond consisted of S corporations and, accordingly, federal and state income taxes were generally paid at the stockholder level only. Upon consummation of the Recapitalization (as defined under "Business--Recapitalization"), Diamond eliminated its S corporation status and, accordingly, is subject to federal and state income taxes.

(2) EBITDA represents income before income taxes, interest expense, depreciation and amortization expense and non-recurring executive compensation expense in 1997 of $5 million. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to Diamond's ability to meet its future debt service, capital expenditure and working capital requirements.

(3) Ratio of earnings to fixed charges equals pre-tax income plus interest expense divided by interest expense.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

     Diamond is a leading provider of automotive glass replacement and repair services in the Northeast, Mid-Atlantic, Midwest, Southeast and Southwest regions of the United States. At December 31, 1999, Diamond operated a network of 226 automotive glass service centers, approximately 1,041 mobile installation vehicles and four distribution centers in 39 states. Diamond serves all of its customers' automotive glass replacement and repair needs, offering windshields, tempered glass and other related products. Sales and EBITDA for the year ended December 31, 1999 were $164.5 million and $13.8 million, respectively.

     Diamond believes that, due to its sole focus on automotive glass replacement and repair, it has one of the lowest cost structures in the automotive glass replacement and repair industry. Diamond's low cost structure enables it to serve all segments of the industry, which is comprised of: (1) individual consumers; (2) commercial customers, including commercial fleet leasing and rental car companies, car dealers, body shops and government agencies; and (3) insurance customers, including referrals from local agents, claims offices and centralized call centers. Diamond's 1999 sales to individual consumers, commercial customers and insurance customers represented 28.6%, 41.5% and 29.9% of total sales, respectively. While the two largest participants in the industry primarily focus on servicing automotive glass insurance claims (including providing related insurance claims processing services) and also manufacture automotive glass, Diamond has strategically positioned itself solely as a provider of automotive glass replacement and repair services to a balanced mix of individual, commercial and insurance customers.

Recapitalization

     On January 15, 1998, Diamond, Kenneth Levine, Richard Rutta, Green Equity Investors II, L.P. and certain affiliated entities of Diamond entered into a Second Amended and Restated Stock Purchase Agreement, pursuant to which, among other things: (1) Diamond declared and paid a dividend of 3,500 shares of Series A 12% Senior Redeemable Cumulative Preferred Stock (equal to 10.0% of the Series A 12% Senior Redeemable Cumulative Preferred Stock outstanding after the Recapitalization, as defined below) to each of Kenneth Levine and Richard Rutta;
(2)  Kenneth  Levine  and  Richard  Rutta  transferred  all  of the  issued  and outstanding shares of each of the affiliated entities to Diamond in consideration for which Diamond issued 6,950,000 shares of Common Stock to Kenneth Levine and Richard Rutta; (3) each of the affiliated entities merged with and into Diamond; (4) Green Equity Investors II, L.P. purchased: (A) 770,000 shares of Common Stock, equal to 77.0% of the Common Stock outstanding after the Recapitalization, for aggregate consideration equal to $15.4 million, and (B) 28,000 shares of Series A 12% Senior Redeemable Cumulative Preferred Stock, equal to 80.0% of the Preferred Stock outstanding following the Recapitalization, for an aggregate consideration of $28.0 million; (5) Norman Harris and Michael A. Sumsky purchased an aggregate of 30,000 shares of Common Stock, equal to 3.0% of the Common Stock outstanding after the Recapitalization, for aggregate consideration of $600,000; and (6) Diamond redeemed from Kenneth Levine and Richard Rutta all of the Common Stock owned by them (other than 100,000 shares owned by each of them) for approximately $150.7 million in cash, which resulted in each of Kenneth Levine and Richard Rutta owning 10.0% of the Common Stock outstanding after the Recapitalization. These transactions were consummated on March 31, 1998, and together constitute the "Recapitalization." Concurrently with the Recapitalization, Diamond issued the Old Notes and entered into the old bank facility, under which Diamond borrowed $12.5 million in connection with the Recapitalization. See "Description of Credit Facility."

Results of Operations

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the audited Financial Statements of Diamond and the notes thereto included elsewhere in this Prospectus.

     The following table summarizes Diamond's historical results of operations and historical results of operations as a percentage of sales for the years ended December 31, 1997, 1998 and 1999.

                                                             Years Ended December 31,
                                           -----------------------------------------------------------
                                                  1997                 1998                 1999
                                           ------------------   ------------------   -----------------
                                              $          %         $          %         $         %
                                           -------    -------   -------    -------   -------   -------
                                                              (dollars in millions)
Sales ..................................     122.0      100.0     149.6      100.0     164.5     100.0
Cost of Sales ..........................      36.7       30.1      43.8       29.3      51.4      31.2
                                           -------    -------   -------    -------   -------   -------

Gross Profit ...........................      85.3       69.9     105.8       70.7     113.1      68.8
Operating Expenses .....................      74.7       61.2      89.8       60.0     101.9      61.9
                                           -------    -------   -------    -------   -------   -------
Income from Operations .................      10.6        8.7      16.0       10.7      11.2       6.8

Interest Income ........................      (0.2)       0.2      (0.1)       0.1       0.0       0.0
Interest Expense .......................       0.0        0.0       8.1        5.4      11.0       6.7
                                           -------    -------   -------    -------   -------   -------
                                              (0.2)       0.2       8.0        5.3      11.0       6.7
                                           -------    -------   -------    -------   -------   -------

Income before provision for income taxes      10.8        8.9       8.0        5.3       0.2       0.1
Provision for income taxes .............       0.0        0.0       0.0        0.0       0.2       0.1
                                           -------    -------   -------    -------   -------   -------
Net income .............................      10.8        8.9       8.0        5.3       0.0       0.0
                                           =======    =======   =======    =======   =======   =======

EBITDA (1) .............................      18.0       14.8      18.5       12.4      13.8       8.4


(1) EBITDA represents income before taxes, interest expense, depreciation and amortization expense and non-recurring executive compensation expense in 1997 of $5 million. While EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as an indicator of operating performance or an alternative to cash flow (as measured by GAAP) as a measure of liquidity, it is included herein to provide additional information with respect to Diamond's ability to meet its future debt service, capital expenditure and working capital requirements.

     Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Sales. Sales for 1999 increased by $14.9 million, or 10.0%, to $164.5 million from $149.6 million for 1998. This increase was primarily due to an increase in sales at service centers opened in 1998 and 1999. Although installation units increased 18.4%, primarily reflecting the continued maturation of Diamond's service centers and increased installation productivity, revenue per installation unit decreased an average of 6%. The decrease in Diamond's average revenue per installation unit is primarily attributable to weaker industry demand for glass replacement services, due primarily to milder weather conditions, which resulted in price compression throughout the industry.

     Gross Profit. Gross profit for 1999 increased by $7.3 million, or 6.9%, to $113.1 million from $105.8 million for 1998. Gross margin decreased as a percentage of sales to 68.8% for 1999 from 70.7% for 1998. The decrease in gross margin was primarily due to price compression throughout the industry, which adversely affected average revenue per installation unit. The adverse impact of price compression was partially offset by a decrease in glass product costs.

     Operating Expenses. Operating expenses for 1999 increased by $12.1 million, or 13.5%, to $101.9 million from $89.8 million for 1998. Operating expenses increased as a percentage of sales to 61.9% for 1999 from 60.0% for 1998. The increase in operating expenses during 1999 was primarily due to an increase in expenses related to the continued expansion of Diamond's service and distribution center network which resulted in an increase in service and distribution center payroll and other operating expenses, such as vehicle operating leases and rent. The increase in operating expenses as a percentage of sales is attributable to a decrease in average revenue per installation unit which was partially offset by an average decrease of 4% in operating expense per installation unit due to the leveraging of service center, corporate and administrative expenses. In addition, operating expenses in 1999 included a full year of costs related to senior management salaries and the management fees paid to LGP compared to the inclusion of nine months of these costs in 1998 following the consummation of the Recapitalization.

     Depreciation and amortization expense for 1999 increased by $0.2 million, or 8.3%, to $2.6 million from $2.4 million for 1998. This increase is attributable to a $0.5 million increase in amortization expense related to the implementation of certain sales, billing and financial systems software in February 1999. The increase in amortization expense was offset by a $0.5 million decrease in depreciation expense due to the inception of a master fleet leasing program during 1997 for the lease of mobile installation and distribution service vehicles.

     Income from Operations. Income from operations for 1999 decreased by $4.8 million, or 30.0%, to $11.2 million from $16.0 million for 1998. This decrease was primarily due to the decline in average revenue per installation unit discussed above that was partially offset by a decrease in glass product costs, an increase in installation productivity and the leveraging of service center, corporate and administrative expenses.

     Interest Expense. Interest expense for 1999 increased by $2.9 million, or 35.8%, to $11.0 million from $8.1 million for 1998. In 1999, Diamond incurred a full year of interest expense compared to the inclusion of nine months of interest expense in 1998 following the consummation of the Recapitalization.

     Net Income. Diamond recorded a minimal amount of net income in 1999 compared to $8.0 million of net income in 1998. Net income as a percentage of sales decreased to 0.0% for 1999 from 5.3% for 1998. The decrease in net income and net income margin during 1999 was primarily due to the adverse impact of lower average revenue per installation unit that was partially offset by a decrease in glass product costs, an increase in installation productivity and the leveraging of service center, corporate and administrative expenses.

     EBITDA. EBITDA for 1999 decreased by $4.7 million, or 25.4%, to $13.8 million from $18.5 million for 1998. EBITDA as a percentage of sales decreased to 8.4% for 1999 from 12.4% for 1998. The decrease in EBITDA and EBITDA margin during 1999 was primarily due to the adverse impact of lower average revenue per installation unit that was partially offset by a decrease in glass product costs, an increase in installation productivity and the leveraging of service center, corporate and administrative expenses.

     Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Sales. Sales for 1998 increased by $27.6 million, or 22.6%, to $149.6 million from $122.0 million for 1997. This increase was primarily due to an increase in sales at service centers opened in 1996, 1997 and 1998.

     Gross Profit. Gross profit for 1998 increased by $20.5 million, or 24.0%, to $105.8 million from $85.3 million for 1997. Gross profit increased as a percentage of sales to 70.7% for 1998 from 69.9% for 1997. The increase in gross profit and gross margin during 1998 was primarily due to an increase in Diamond's sales and an increase in average revenue per installation unit.

     Operating Expenses. Operating expenses for 1998 increased by $15.1 million, or 20.2%, to $89.8 million from $74.7 million for 1997. Operating expenses decreased as a percentage of sales to 60.0% for 1998 from 61.2% for 1997. The decrease in operating expenses as a percentage of sales during 1998 was primarily due to a non-recurring executive compensation expense of $5.0 million accrued for in 1997. Excluding the non-recurring executive compensation expense in 1997, operating expenses increased as a percentage of sales to 60.0% for 1998 from 57.1% for 1997. The increase in operating expenses during 1998 was primarily due to an increase in expenses related to the continued expansion of Diamond's service and distribution center network. During 1998, Diamond added 32 net new service centers; opened distribution centers in Rock Island, Illinois and Atlanta, Georgia and consolidated its Raleigh, North Carolina and its Orlando, Florida distribution centers into Diamond's Atlanta, Georgia distribution center. The increase in operating expenses as a percentage of sales is primarily attributable to an increase in service and distribution center network payroll and other operating expenses combined with weaker demand for auto glass installation services. In addition, since April 1998 Diamond has incurred additional costs related to increases in senior management salaries, an accrual for an incentive based bonus program for senior management and management fees paid to LGP.

     Depreciation and amortization expense for 1998 increased by $0.2 million, or 9.1%, to $2.4 million from $2.2 million for 1997. In 1998, Diamond commenced amortization of certain software related to the implementation of a new point of sale system for the service center network. The increase in amortization expense was offset by a $0.1 million decrease in depreciation expense due to the inception of a master fleet leasing program during 1997 for the lease of mobile installation and distribution service vehicles.

     Income from Operations. Income from operations for 1998 increased by $5.4 million, or 50.9%, to $16.0 million from $10.6 million for 1997. Excluding the impact of the non-recurring executive compensation expense of $5.0 million in 1997, income from operations for 1998 increased by $0.4 million, or 2.6%, to $16.0 million from $15.6 million for 1997.

     Interest Expense. Interest expense for 1998 was $8.1 million due to the consummation of the Recapitalization compared to no interest expense for 1997.

     Net Income. Net income for 1998 decreased $2.8 million, or 25.9%, to $8.0 million from $10.8 million for 1997. The primary reason for this decrease was attributable to interest expense of $8.1 million. This was offset with a $5.4 million increase in income from operations.

     EBITDA. EBITDA for 1998 increased by $0.5 million, or 2.8%, to $18.5 million from $18.0 million for 1997. EBITDA as a percentage of sales decreased to 12.4% for 1998 from 14.8% for 1997. The increase in EBITDA during 1998 was primarily due to the increase in sales and gross profit, which was offset by an increase in operating expenses. The decrease in EBITDA margin during 1998 is primarily attributable to an increase in the service and distribution center network payroll and other operating expenses combined with weaker demand for auto glass installation services. During 1998, Diamond incurred additional costs related to increases in senior management salaries, an accrual for an incentive based bonus program for senior management and management fees paid to LGP. The decrease in EBITDA margin for 1998 related primarily to an increase in operating expenses which was partially offset by an increase in gross margin.

Liquidity and Capital Resources

     Diamond's need for liquidity will arise primarily from interest payable on the Notes, the new credit facility and the funding of Diamond's capital expenditures and working capital requirements. There are no mandatory principal payments on the Notes prior to their maturity on April 1, 2008 and, except to the extent that the borrowing base under the new credit facility exceeds the amount outstanding thereunder, no required payments of principal on the new credit facility prior to its expiration on March 28, 2004.

     Net Cash Provided by Operating Activities. Net cash provided by operating activities for 1999 decreased $1.9 million to $3.3 million from $5.2 million for 1998. The decrease in cash provided by operating activities for 1999 was due to a decrease in Diamond's net earnings, a $1.4 million increase in inventory and a $1.6 million decrease in accounts payable which was offset by a $1.9 million decrease in accounts receivable due to newly implemented accounts receivable and billing systems which improved the accuracy and timeliness of customer billings and improved post-billing collection efforts. Net cash provided by operating activities for 1998 decreased $10.5 million to $5.2 million from $15.7 million for 1997. The decrease in cash provided by operating activities for 1998 was primarily due to a decrease in Diamond's net earnings and an increase in working capital requirements.

     Net Cash Provided by/Used in Investing Activities. Net cash used in investing activities for 1999 decreased $2.8 million to $2.3 million used from $0.5 million provided by investing activities for 1998. Net cash provided by investing activities for 1998 increased $3.6 million to $0.5 million from $3.1 million used in investing activities for 1997. The primary reason for these variances was the elimination in 1998 of a due from related company of $2.9 million in connection with the Recapitalization.

     Net Cash Used in Financing Activities. Net cash used in financing activities for 1999 decreased $10.4 million to $1.2 million from $11.6 million for 1998, while net cash used in financing activities for 1998 decreased $0.2 million to $11.6 million from $11.8 million for 1997. The reason for these variances was the Recapitalization, in which $97.0 million was received from the issuance of the Notes, $12.5 million from the old bank facility, $28.0 million from the sale of preferred stock to Green Equity Investors II, L.P. and $16.0 million from the sale of common stock to Green Equity Investors II, L.P., Norman Harris and Michael A. Sumsky. This was offset by distributions to stockholders of $4.6 million, the repurchase of common stock for $150.7 million and deferred loan costs of $5.8 million principally resulting from the issuance of the Notes. In addition, Diamond repaid $4.0 million of the $12.5 million received from the old bank facility during 1998 in connection with the Recapitalization.

     Capital Expenditures. Net capital expenditures were $2.4 million for 1999 as compared to $2.5 million for 1998 and $2.4 million for 1997. Excluding vehicle capital expenditures, capital expenditures were $1.9 million for

1999 as compared to $1.8 million for 1998 and $1.5 million for 1997. Capital expenditures in 1999 were made primarily to fund the continued upgrade of Diamond's management information systems. The most significant capital expenditures contemplated over the next five years will be for the continued enhancement and maintenance of Diamond's management information systems and development of Diamond's nationwide expansion program. It is anticipated that Diamond will annually incur approximately $2.5 to $3.0 million in capital expenditures primarily to expand its management information systems with the remaining portion used to expand its service and distribution center network.

     Liquidity. Management believes that Diamond will have adequate capital resources and liquidity to satisfy its debt service obligations, working capital needs and capital expenditure requirements, including those related to the opening of new service centers. Diamond's capital resources and liquidity are expected to be provided by Diamond's net cash provided by operating activities and borrowings under the new credit facility.

Inflation

     Diamond believes that inflation has not had a material impact on its results of operations for 1997, 1998 or 1999.

Effect of Weather Conditions and Seasonality

     Weather has historically affected Diamond's sales, net income and EBITDA, with severe weather generating increased sales, net income and EBITDA and mild weather resulting in lower sales, net income and EBITDA. In addition, Diamond's business is somewhat seasonal, with the fourth quarter traditionally its slowest period of activity. Diamond believes such seasonal trends will continue for the foreseeable future. See "--Sales."

                                    BUSINESS

Overview

     Diamond is a leading provider of automotive glass replacement and repair services in the Northeast, Mid-Atlantic, Midwest, Southeast and Southwest regions of the United States. At December 31, 1999, Diamond operated a network of 226 automotive glass service centers, approximately 1,041 mobile installation vehicles and four distribution centers in 39 states. Diamond serves all of its customers' automotive glass replacement and repair needs, offering windshields, tempered glass and other related products. Sales and EBITDA for the year ended December 31, 1999 were $164.5 million and $13.8 million, respectively.

     Diamond believes that, due to its sole focus on automotive glass replacement and repair, it has one of the lowest cost structures in the automotive glass replacement and repair industry. Diamond's low cost structure enables it to serve all segments of the industry, which is comprised of: (1) individual consumers; (2) commercial customers, including commercial fleet leasing and rental car companies, car dealers, body shops and government agencies; and (3) insurance customers, including referrals from local agents, claims offices and centralized call centers. Diamond's 1999 sales to individual consumers, commercial customers and insurance customers represented 28.6%, 41.5% and 29.9% of total sales, respectively. While the two largest participants in the industry primarily focus on servicing automotive glass insurance claims (including providing related insurance claims processing services) and also manufacture automotive glass, Diamond has strategically positioned itself solely as a provider of automotive glass replacement and repair services to a balanced mix of individual, commercial and insurance customers.

     Diamond's sole focus on automotive glass replacement and repair, combined with its aggressive cost controls, strong purchasing power and efficient internal distribution system, have positioned Diamond as one of the lowest cost providers of automotive glass replacement and repair services. These competitive attributes, together with localized marketing efforts, have enabled Diamond's new service centers to quickly establish a base of local consumer and commercial installation business from which Diamond plans to grow all three of its customer segments.

     Diamond's financial performance reflects attractive service center-level economics. The cash required to open a new service center, including inventory net of trade payables, averages $33,000. In 1999, over 75% of Diamond's installations and repairs were performed by mobile technicians at a customer's home or workplace. Due to the high percentage of mobile installations and repairs which Diamond performs, service centers are typically located in commercial or industrial areas, where rents are generally available at low cost. In 1999, Diamond's 102 mature service centers (service centers open for four years or longer) averaged approximately $956,000 in sales and approximately $200,000 of branch operating profit per location. For the year ended December 31, 1999, approximately 82% of Diamond's service centers that had been open for at least fifteen months achieved positive branch operating profitability.

     Diamond believes that the high volume of its automotive glass purchases positions Diamond as an important customer of the primary automotive glass manufacturers, thereby reducing Diamond's exposure to product shortages and maximizing its ability to purchase automotive glass at the lowest available cost. Diamond's purchasing program utilizes the major domestic original equipment manufacturers for truckload and spot purchases, and importation of containers from the larger manufacturers throughout the world. Management believes that the scope and flexibility of Diamond's purchasing program and its efficient distribution system have enabled Diamond to achieve higher service levels and a lower cost of goods than most of its competitors.

History

     Diamond was founded in 1923 by the grandfather of Kenneth Levine and Richard Rutta, Diamond's Co-Chairmen of the Board and Co-Chief Executive Officers. Diamond continues to operate a service center at the location of its original store in Scranton, Pennsylvania. Messrs. Levine and Rutta joined Diamond in 1979, when Diamond operated only one service center, and acquired Diamond in 1987, when Diamond operated ten service centers in Pennsylvania and New York. Under the management of Messrs. Levine and Rutta, Diamond has expanded its service center and distribution network to serve 226 locations at the end of 1999.

Recapitalization

     On January 15, 1998, Diamond, Kenneth Levine, Richard Rutta, Green Equity Investors II, L.P. and certain affiliated entities of Diamond entered into a Second Amended and Restated Stock Purchase Agreement, pursuant to which, among other things:

     o Diamond declared and paid a dividend of 3,500 shares of Series A 12% Senior Redeemable Cumulative Preferred Stock (equal to 10.0% of the Series A 12% Senior Redeemable Cumulative Preferred Stock outstanding after the Recapitalization, as defined below) to each of Kenneth Levine and Richard Rutta;

     o Kenneth Levine and Richard Rutta transferred all of the issued and outstanding shares of each of the affiliated entities to Diamond in consideration for which Diamond issued 6,950,000 shares of Common Stock to Kenneth Levine and Richard Rutta;

     o    each of the affiliated entities merged with and into Diamond;

     o    Green Equity Investors II, L.P. purchased:

          (1) 770,000 shares of Common Stock, equal to 77.0% of the Common Stock outstanding after the Recapitalization, for aggregate consideration equal to $15.4 million, and

          (2) 28,000 shares of Series A 12% Senior Redeemable Cumulative Preferred Stock, equal to 80.0% of the Preferred Stock outstanding following the Recapitalization, for an aggregate consideration of $28.0 million;

     o Norman Harris and Michael A. Sumsky purchased an aggregate of 30,000 shares of Common Stock, equal to 3.0% of the Common Stock outstanding after the Recapitalization, for aggregate consideration of $600,000; and

     o Diamond redeemed from Kenneth Levine and Richard Rutta all of the Common Stock owned by them (other than 100,000 shares owned by each of them) for approximately $150.7 million in cash, which resulted in each of Kenneth Levine and Richard Rutta owning 10.0% of the Common Stock outstanding after the Recapitalization.

     The above transactions were consummated on March 31, 1998, and together constitute the "Recapitalization." Concurrently with the Recapitalization, Diamond issued the Old Notes and entered into the old bank facility, under which Diamond borrowed $12.5 million in connection with the Recapitalization. See "Description of Credit Facility."

Industry Overview

     The automotive glass replacement and repair industry is an approximately $3.0 billion market. The market for the installation of automotive glass is highly fragmented, with approximately 20,000 providers of automotive glass replacement and repair services in the United States. Many participants in the industry are small "mom and pop" installers who compete less effectively against large, geographically diversified providers of automotive glass installation services, such as Diamond. Consequently, the industry has been consolidating.

     Over the past 10 years, management estimates that total industry sales have grown at approximately 4.0% per year. Replacement volume is influenced by several factors, including the total vehicle population and the number of miles driven. Severe weather and road conditions can also increase demand for automotive glass repair and replacement. Fixing minor damage to a windshield may be deferred by consumers until a vehicle trade-in, sale or inspection for new license tags. Therefore, new automobile sales, turnover of used vehicles and state automobile inspection laws influence automotive glass demand.

     Sales growth has been attributable primarily to an increase in the aggregate number of vehicles on the road, from approximately 181 million vehicles in 1988 to approximately 212 million vehicles in 1998, and to an increase in the aggregate number of miles driven per vehicle per year, from approximately 11,188 miles in 1988 to approximately 12,183 miles in 1998. Growth in industry sales has also been driven by the use of larger, more complex and more expensive automotive glass in new vehicles. In 1999, management estimates that industry replacement units decreased approximately 3%, primarily due to weak demand. This weaker demand had a negative impact on pricing and resulted in a decrease in average revenue per installation unit.

Pricing

     The price of replacement automotive glass is based on list prices developed by the National Auto Glass Specification ("NAGS"), an independent third party. NAGS prices are generally changed following wholesale price increases announced by original equipment manufacturers. Prices charged by participants in the automotive glass replacement industry are independently determined using varying percentage discounts from the NAGS price list. The impact of NAGS price increases on Diamond's financial results depends on the level of discounts Diamond grants to its customers and the level of discounts that Diamond can obtain from its glass suppliers. Effective January 1, 1999, NAGS significantly modified its published list prices in order to bring actual prices more in line with published list prices.

Products

     Diamond's primary installation products are automotive windshields which are made of laminated safety glass. Safety glass consists of two layers of glass bound together with a thin layer of vinyl which adds strength to the glass and makes it very difficult for an object to penetrate a windshield upon impact. As part of Diamond's commitment to serve all of its customers' automotive glass replacement needs, Diamond also offers tempered automotive glass. Tempered glass is generally used for side and rear automobile and truck windows and is significantly stronger than regular glass due to specialized processing which also causes tempered glass to shatter into dull-edged pebbles, reducing glass related injuries. In addition, Diamond offers automotive glass repair services.

Customers and Marketing

     Diamond provides automotive glass replacement services to each of the industry's customer segments, which include individual consumers, commercial customers and insurance customers. Management believes that in addition to capturing additional consumer sales, broadening Diamond's service center network and geographic coverage will facilitate Diamond's efforts to obtain an increased share of the national insurance and fleet markets, whose participants generally establish multiple providers for their automotive glass replacement requirements. Diamond's 1999 sales to individual consumers, commercial customers and insurance customers represented 28.6%, 41.5% and 29.9% of total sales, respectively. In 1999, Diamond's top ten customer accounts comprised approximately 18.9% of total sales and no single customer account exceeded 6.0% of total sales.

     Diamond's marketing is conducted through a combination of prominent Yellow Pages advertising and by a direct sales force of 143 representatives. Yellow Pages advertising is supported by customer service representatives and extended hour call centers that answer telephone inquiries, schedule service appointments and arrange emergency service. Sales representatives market Diamond's services to insurance claim centers, local agents, fleet operators, automobile dealers and body shops and have established relationships at all levels of the major insurance, fleet and rental car company organizations.

     Individual Consumers. The marketing focus to the individual consumer segment is low price and speed of service. Diamond's consumer customers consist of individuals who are not associated with a related automobile insurance claim. Customers in this segment typically do not have automobile glass insurance coverage, have a high insurance deductible or do not want to file a claim with their insurance carrier. These customers are primarily concerned with price, quality, convenience and speed of service. A substantial portion of the industry's consumer sales are generated as a result of localized marketing efforts, such as Yellow Pages advertising. In order to attract consumer customers, Diamond's Yellow Pages advertisements are designed to appear in the first group of display advertisements and promote Diamond's competitive pricing and fast mobile service. When a customer calls, Diamond's service representatives are trained to emphasize Diamond's low price guarantee and prompt service capabilities. The majority of Diamond's services can be provided by its mobile installation technicians at a customer's home or workplace.

     Commercial Customers. Diamond markets to commercial customers through its direct sales force, which emphasizes high quality service at a low cost. Diamond's commercial segment customers include commercial fleet leasing companies, rental car companies, car dealerships, body shops, utilities and government agencies. Diamond's customers in the commercial segment include Avis Rent-A-Car, Inc., Enterprise Rent-A-Car and Bell Atlantic Corporation. Management believes that Diamond's expanding geographic coverage will enable Diamond to obtain an increased share of the national fleet automotive glass replacement business.

     Insurance Customers. Diamond markets its services to all levels of the insurance industry, including local agents, claims offices and centralized call centers. In addition to marketing directly to insurance companies through its direct sales force, Diamond participates as an approved service provider within glass replacement networks administered by third parties, including certain of Diamond's competitors. These third party networks act as outsourced claims administrators under contract to an insurance company. Historically, insurance companies which participate in these networks have required that automotive glass replacement and repair services be provided by more than one service provider in order to ensure competitive pricing and high quality service. Diamond is an approved service provider for many national insurance carriers, including State Farm Insurance Company, Nationwide Insurance Company, Allstate Insurance Company and Travelers Property Casualty Corporation.

Service Centers

     Diamond's repair and installation service is performed either on-site at a service center location or at a customer's home or workplace by a mobile technician. Diamond operates approximately 1,041 mobile installation vehicles. In 1999, over 75% of Diamond's installations and repairs were performed by mobile technicians at a customer's home or workplace. Due to the high percentage of mobile installations and repairs which Diamond performs, service centers are typically located in commercial or industrial areas, where rents are generally available at low cost.

     At the end of 1999, Diamond's network comprised 226 service centers in 39 states in the Northeast, Mid-Atlantic, Midwest, Southeast and Southwest regions of the United States. These service centers are operated under the following service marks: Triumph Auto Glass and Diamond Auto Glass in the Northeast and Mid-Atlantic; and Triumph Auto Glass in the Midwest, Southeast and Southwest. Any expansion into new states will be under the Triumph Auto Glass registered service mark. Generally, Diamond's service center locations are approximately 2,600 square feet in size. Due to weak industry conditions, Diamond opened 24 new service centers in 1999, as compared to an average of 35 new service centers in the three years prior to 1999. Diamond currently plans to open approximately 4 new service centers in 2000 absent an improvement in industry conditions.

     The following chart provides information concerning Diamond's service center openings from 1990 to 1999:

                                                  Service
                                                  Centers         % Increase
         Year       Openings   Consolidations   At Year End    Over Prior Year
         ----       --------   --------------   -----------    ---------------

         1990.....      6            --              24            33.3%
         1991.....      7            --              31            29.2%
         1992.....     12            --              43            38.7%
         1993.....     17            --              60            39.5%
         1994.....     31            --              91            51.7%
         1995.....     17             3             105            15.4%
         1996.....     39             2             142            35.2%
         1997.....     33             1             174            22.5%
         1998.....     33             1             206            18.4%
         1999.....     24             4             226            9.7%

     Service centers are typically staffed with approximately four persons and are open for business from 8:00 a.m. to 5:00 p.m. on Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday. Service center employees perform installation services and process customer inquiries during regular business hours. After-hours customer inquiries are handled by Diamond's emergency and extended hour call center. Operators at this call center answer customer inquiries, schedule mobile installation services and arrange emergency service from service centers throughout Diamond's network.

Distribution System

     Diamond currently operates four distribution centers which operate 7 days a week and are located in Kingston, Pennsylvania; Columbus, Ohio; Atlanta, Georgia; and Rock Island, Illinois. Diamond's efficient distribution system enables Diamond to make nightly or weekly deliveries to all of its service centers both to replenish stock and to provide automotive glass that is not carried in service center inventories. Through its distribution centers, Diamond supports over 75% of its sales with internally distributed product, with the remainder being purchased from the spot market. Diamond's highly efficient distribution center network, combined with a successful inventory management program at its service centers, enables Diamond to meet immediate service demands at a lower cost than if larger quantities of automotive glass were required to be purchased in the spot market.

Suppliers

     Diamond believes that the high volume of its automotive glass purchases positions Diamond as an important customer of the primary automotive glass manufacturers, thereby reducing Diamond's exposure to product shortages and maximizing its ability to purchase automotive glass at the lowest available cost. Diamond's purchasing program utilizes the major domestic original equipment manufacturers for truckload and spot purchases, and importation of containers from the larger manufacturers throughout the world. Management believes that the scope and flexibility of Diamond's purchasing program and its efficient distribution system have enabled Diamond to achieve higher service levels and a lower cost of goods than those of most of its competitors.

     Diamond has numerous domestic and international suppliers, and is continuing to expand its supplier network by utilizing additional foreign suppliers in order to hedge against product shortages and to reduce the overall cost of automotive glass. In 1999, no single supplier represented more than 30% of Diamond's automotive glass purchases. Due to the competitive nature of the automotive glass manufacturing industry, Diamond does not anticipate any difficulty in sourcing its automotive glass requirements in the foreseeable future.

Competition

The automotive glass replacement and repair industry is highly competitive, with customer decisions based on price, customer service, technical capabilities, quality, advertising and geographic coverage. The competition in the industry could result in additional pricing pressures, which would negatively affect Diamond's results of operations. In addition, certain of Diamond's competitors provide insurance companies with claims management services, including computerized referral management, policyholder call management, electronic auditing and billing services and management reporting. While the market is generally highly fragmented, Diamond competes against several other large competitors in this market, the largest two of which are Safelite Glass Corporation and Harmon AutoGlass, a division of Apogee Enterprises, Inc.

Properties

     The following chart provides information concerning Diamond's headquarters, distribution facilities and emergency call centers, all of which are leased:

                                                              Area in Square
              Facility                      Function                Feet
              --------                      --------                ----

         Kingston, PA.............  Headquarters                   121,000
                                    Distribution Center
                                    Call Center
         Columbus, OH.............  Distribution Center             26,000
         Atlanta, GA..............  Distribution Center             20,000
         Rock Island, IL..........  Distribution Center             16,000
         Scranton, PA.............  Call Center                      2,500

     The following chart provides information concerning the number and location of Diamond's service centers, all of which are leased:

                         Number of                                  Number of
                          Service                                    Service
State                     Centers          State                     Centers
-----                     -------          -----                     -------
Alabama...........               5         Nebraska..........               1
Arkansas..........               1         New Hampshire.....               5
Colorado..........               4         New Jersey........              10
Connecticut.......               6         New Mexico........               1
Delaware..........               2         New York..........              27
Florida...........              10         North Carolina....               8
Georgia...........               9         Ohio..............              11
Illinois..........               6         Oklahoma..........               1
Indiana...........               7         Pennsylvania......              26
Iowa..............               3         Rhode Island......               1
Kansas............               2         South Carolina....               4
Kentucky..........               3         South Dakota......               1
Louisiana.........               3         Tennessee.........               5
Maine.............               3         Texas.............               5
Maryland..........               8         Utah..............               1
Massachusetts.....               9         Vermont...........               3
Michigan..........               8         Virginia..........              11
Minnesota.........               4         West Virginia.....               3
Mississippi.......               1         Wisconsin.........               5
Missouri..........               3

     Diamond believes that its facilities are adequate for its current needs and that suitable additional distribution centers and service locations will be available to satisfy Diamond's expansion needs.

Employees

     As of December 31, 1999, Diamond employed 1,610 persons. None of Diamond's employees are covered by a collective bargaining agreement, and Diamond believes that its relationships with its employees are good.

Legal Proceedings and Insurance

     Diamond is involved in legal proceedings in the ordinary course of its business. Management believes that the amounts which may be awarded or assessed against Diamond in connection with these matters, if any, will not have a material adverse effect on Diamond. In addition, management believes that Diamond has appropriate insurance coverage to operate its business, including insurance for its mobile installation units and technicians.

                                   MANAGEMENT

Directors and Executive Officers

     The following table sets forth certain information concerning each of Diamond's directors and executive officers:

            Name                  Age      Position
            ----                  ---      --------
Kenneth Levine ................   46       Co-Chairman of the Board, Co-Chief
                                             Executive Officer and Director
Richard Rutta .................   43       Co-Chairman of the Board, Co-Chief
                                             Executive Officer and Director
Norman Harris .................   45       President
Michael A. Sumsky..............   41       Executive Vice President, Chief
                                              Financial Officer and
                                              General Counsel
Gregory J. Annick..............   36       Director
John G. Danhakl  ..............   44       Director
Jonathan D. Sokoloff  .........   42       Director

     Kenneth Levine has been Diamond's Co-Chairman of the Board and Co-Chief Executive Officer since March 1998 and a Director of Diamond since March 1987. Mr. Levine joined Diamond in 1979 and has served as Diamond's effective Co-President since 1987. In 1987, Mr. Levine, together with Richard Rutta, purchased all of Diamond's outstanding stock.

     Richard Rutta has been Diamond's Co-Chairman of the Board and Co-Chief Executive Officer since March 1998 and a Director of Diamond since March 1987. Mr. Rutta joined Diamond in 1979 and has served as Diamond's effective Co-President since 1987. In 1987, Mr. Rutta, together with Kenneth Levine, purchased all of Diamond's outstanding stock.

     Norman Harris has been Diamond's President since March 1998. Mr. Harris has served as Diamond's Executive Vice President from 1995 until March 1998. Mr. Harris joined Diamond in 1993. From 1991 through 1993, Mr. Harris served as President of Inveauto C.A. of Maracay, Venezuela, a fabricator of automotive glass and parts. From 1977 until 1991, Mr. Harris was employed by Safelite Glass Corporation.

     Michael A. Sumsky has been Diamond's Executive Vice President, Chief Financial Officer and General Counsel since joining Diamond in 1995. Prior to joining Diamond, Mr. Sumsky was the co-founder of a distributorship of seasonal gift electronics and other consumer products since 1991. Mr. Sumsky was employed by Emerson Radio Corporation in various financial and legal capacities from 1986 to 1989 and from 1990 to 1991. From 1989 to 1990, Mr. Sumsky was an associate at Parker, Duryee, Rosoff & Haft, a New York City law firm.

     Gregory J. Annick has been a Director of Diamond since March 1998. Mr. Annick has been an executive officer of LGP, a merchant banking firm that manages Green Equity Investors II, L.P., since the formation of LGP and Green Equity Investors II, L.P. in 1994. Mr. Annick joined a merchant-banking firm affiliated with LGP as an associate in 1989, became a principal in 1993, and through a corporation became a partner in 1994. From 1988 to 1989, Mr. Annick was an associate with the merchant banking firm of Gibbons, Green, van Amerongen. Prior thereto, Mr. Annick was a financial analyst in mergers and acquisitions with Goldman, Sachs & Co. Mr. Annick is also a director of several private companies.

     John G. Danhakl has been a Director of Diamond since March 1998. Mr. Danhakl has been an executive officer of LGP since 1995. Mr. Danhakl had previously been a Managing Director at Donaldson, Lufkin & Jenrette Securities Corporation ( "DLJ ") and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert Incorporated ( "Drexel "). Mr. Danhakl is also a director of Twinlab Corporation, The Arden Group, Inc. and several private companies.

     Jonathan D. Sokoloff has been a Director of Diamond since March 1998. Mr. Sokoloff has been an executive officer of LGP since its formation in 1994. Since 1990, Mr. Sokoloff had been a partner at a merchant-banking firm affiliated with LGP. Mr. Sokoloff had previously been a Managing Director at Drexel. Mr. Sokoloff is also a director of Twinlab Corporation, Gart Sports Company, Rite Aid Corporation and several private companies.

     Except for Messrs. Levine and Rutta, who are first cousins, no family relationship exists between any of Diamond's officers or directors.

Committees of the Board of Directors

     There are no committees of the Board of Directors.

Compensation of Directors

     Diamond's officers, as well as Messrs. Annick, Danhakl and Sokoloff, do not receive any compensation directly for their service on Diamond's Board of Directors. Diamond has agreed, however, to pay LGP certain fees for various management, consulting and financial planning services, including assistance in strategic planning, providing market and financial analyses, negotiating and structuring financing and exploring expansion opportunities. See "Certain Relationships and Related Transactions."

Stock Option Plan

     In September 1998, Diamond's Board of Directors and stockholders approved and adopted the Diamond Triumph Auto Glass, Inc. 1998 Management Stock Option Plan (the "1998 Plan"). The purpose of the 1998 Plan is to provide key employees of Diamond and its subsidiaries with an incentive to remain in the service of Diamond or its subsidiaries, to enhance Diamond's long-term performance and to afford key employees the opportunity to acquire a proprietary interest in Diamond. Currently, the 1998 Plan is administered by Diamond's Board of Directors. An aggregate of 30,000 shares of Common Stock are authorized for issuance under the 1998 Plan. As of December 31, 1999, the Board of Directors had granted options to purchase a total of 27,175 shares of Common Stock under the 1998 Plan. These options vest in five equal annual installments, commencing on the first anniversary of the date of grant. Vested options may not be exercised until the earlier of: (1) 90 days after Diamond's Common Stock has become publicly traded and (2) 91 days prior to the tenth anniversary of the date of grant. The 1998 Plan expires in September 2008.

Executive Compensation

     Summary Compensation Table. The following table provides information about the compensation paid by Diamond to its Co-Chief Executive Officers and its two other executive officers during the fiscal years ended December 31, 1997, 1998 and 1999. The Co-Chief Executive Officers and the two other executive officers of Diamond are collectively referred to as the "Named Executive Officers."


                                                                                        Long-Term
                                                                                      Compensation
                                                     Annual Compensation                  Awards
                                          ------------------------------------------ -----------------
                                                                        Other           Securities
                                                                       Annual           Underlying            All
                                                                    Compensation         Options/            Other
   Name and Principal Position    Year    Salary ($)  Bonus ($)          ($)             SARs (#)      Compensation ($)
-------------------------------- -------- ----------- ----------- ------------------ ----------------- ------------------
Kenneth Levine                   1999     $300,000        --              --                --            $3,168 (3)
     Co-Chairman of the Board    1998     $249,331    $85,386(1)          --                --            $3,168 (3)
and Co-Chief Executive Officer   1997     $106,000        --             (2)                --            $3,168 (3)

Richard Rutta                    1999     $300,000        --              --                --            $3,168 (3)
     Co-Chairman of the Board    1998     $249,331    $85,386(1)          --                --            $3,168 (3)
and Co-Chief Executive Officer   1997     $106,000        --             (2)                --            $3,168 (3)


Norman Harris                    1999     $275,000        --              --                --            $3,168 (3)
     President                   1998     $256,962    $70,016(1)          --               450            $3,168 (3)
                                 1997     $212,000        --             (2)                --            $2,721 (3)

Michael A. Sumsky                1999     $250,000        --              --                --            $2,711 (3)
     Executive Vice President,   1998     $221,893    $70,016(1)          --               450            $2,324 (3)
Chief Financial Officer and      1997     $148,400        --             (2)                --            $2,182 (3)
General Counsel

----------
(1) This bonus was earned in the year indicated, but paid in the immediately subsequent year.

(2) During 1997, Diamond accrued an aggregate of $5.0 million in non-recurring executive compensation for the Named Executive Officers, which was paid in 1998.

(3) Represents Diamond's net contribution on behalf of the Named Executive Officer to Diamond's 401(k) Profit Sharing Plan.

     Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values. The following table provides information regarding the exercise price of stock options during the fiscal year ended December 31, 1999 for each of Diamond's Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

                                                                         Number of Securities
                                                                              Underlying        Value of Unexercised
                                                                              Unexercised           In-the-Money
                                                                            Options/SARs at        Options/SARs at
                                                                          Fiscal Year-End (#)    Fiscal Year-End ($)
                           Shares Acquired on                                Exercisable/           Exercisable/
          Name                Exercise (#)         Value Realized ($)        Unexercisable          Unexercisable
          ----                ------------         ------------------        -------------          -------------
Kenneth Levine                     N/A                    N/A                     N/A                    N/A
Richard Rutta                      N/A                    N/A                     N/A                    N/A
Norman Harris                      --                     --                     0/450                   0/0
Michael A. Sumsky                  --                     --                     0/450                   0/0

Employment Agreements

     On March 31, 1998, Diamond entered into employment agreements with each of Kenneth Levine and Richard Rutta pursuant to which they each agreed to serve as the Co-Chairmen of the Board and Co-Chief Executive Officers of Diamond. Each of the agreements with Messrs. Levine and Rutta provide for the following:

     (1) An initial term of five years beginning on March 31, 1998 and ending on March 31, 2003.

     (2) An annual base salary of $300,000, subject to annual review based on Diamond's and the executive's performance. In addition, for each calendar year beginning on January 1, 1998, each executive is entitled to receive an annual bonus equal to a percentage of Diamond's EBITDA in excess of specified thresholds, not to exceed $450,000.

     (3) In the event the executive is terminated by Diamond for cause (as defined in the employment agreement) or in the event the executive resigns, Diamond will pay the executive the executive's base salary through the date of termination.

     (4) In the event the executive is terminated due to death or disability (as defined in the employment agreement), the executive will receive:

          o his base salary for a period of 12 months (but in no event beyond March 31, 2003); and

          o    the amount of any bonus payable through the date of termination.

     (5) In the event the executive is terminated by Diamond for any other reason than as provided in clauses (3) and (4) above, the executive will receive:

          o    his base salary through the date of termination;

          o    the amount of any bonus payable through the date of termination;
               and

          o in lieu of any further compensation, severance pay equal to the base salary that the executive would have otherwise received during the period beginning on the date of termination and ending on the earlier of (1) the scheduled termination date of executive's employment period under the employment agreement and
               (2) such time as the executive obtains other permanent employment.

     (6) Customary non-competition and non-solicitation provisions, which provisions survive for one year after the termination of the executive's employment, and customary non-disclosure and assignment of inventions provisions.

     On March 31, 1998, Diamond entered into an employment agreement with Norman Harris pursuant to which Mr. Harris agreed to serve as the President of Diamond at an annual salary of $275,000, subject to annual review based on Diamond's and the executive's performance. On March 31, 1998, Diamond also entered into an employment agreement with Michael Sumsky pursuant to which Mr. Sumsky agreed to serve as the Executive Vice President, Chief Financial Officer and General Counsel of Diamond at an annual salary of $250,000, subject to annual review based on Diamond's and the executive's performance. Each of the agreements with Messrs. Harris and Sumsky also provide for the following:

     (1) An initial term of three years beginning on March 31, 1998 and ending on March 31, 2001.

     (2) In addition to his base salary, for each calendar year beginning on January 1, 1998, each executive is entitled to receive an annual bonus equal to a percentage of Diamond's EBITDA in excess of specified thresholds, not to exceed $375,000.

     (3) In the event the executive is terminated by Diamond for cause (as defined in the employment agreement) or in the event the executive resigns, Diamond will pay the executive the executive's base salary through the date of termination.

     (4) In the event the executive is terminated due to death or disability (as defined in the employment agreement), the executive will receive:

          o his base salary for a period of 12 months (but in no event beyond March 31, 2001); and

          o    the amount of any bonus payable through the date of termination.

     (5) In the event the executive is terminated by Diamond for any other reason than as provided in clauses (3) and (4) above, the executive will receive:

          o    his base salary through the date of termination;

          o    the amount of any bonus payable through the date of termination;
               and

          o in lieu of any further compensation, severance pay equal to the base salary that the executive would have otherwise received during the period beginning on the date of termination and ending on the earlier of (1) the scheduled termination date of executive's employment period under the employment agreement and
               (2) such time as the executive obtains other permanent employment for compensation in an amount reasonably comparable to his base salary with Diamond.

     (6) Customary non-competition, non-solicitation provisions, non-disclosure and assignment of inventions provisions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table provides information regarding the beneficial ownership of Diamond's Common Stock and Series A 12% Senior Redeemable Cumulative Preferred Stock (referred to in the table as the "Series A Preferred Stock"), as of March 30, 2000, by (1) each person known by Diamond to be the beneficial owner of more than 5% of the Common Stock, (2) each director, (3) Diamond's Named Executive Officers, and (4) all of Diamond's executive officers and directors as a group. Except as indicated in the footnotes to this table, Diamond believes that the persons named in this table have sole voting and investment power with respect to all of the shares of Common Stock and Series A Preferred Stock indicated.

                                                    Common Stock                      Series A Preferred Stock
                                                 Beneficially Owned                     Beneficially Owned
                                            -----------------------------         --------------------------------
                                            Number of       Percentage of         Number of         Percentage of
                Name                         Shares            Class                Shares              Class
                ----                        ---------       -------------         ---------         -------------
Green Equity Investors II, L.P. (1)           770,000             77.0%              28,000               80.0%
Gregory J. Annick (1)(2)                      770,000             77.0%              28,000               80.0%
John G. Danhakl (1)(2)                        770,000             77.0%              28,000               80.0%
Jonathan D. Sokoloff (1)(2)                   770,000             77.0%              28,000               80.0%
Kenneth Levine                                100,000             10.0%               3,500               10.0%
Richard Rutta                                 100,000             10.0%               3,500               10.0%
Norman Harris                                  15,000              1.5%                  --
Michael Sumsky                                 15,000              1.5%                  --
All directors and executive officers        1,000,000            100.0%              35,000             100.00%
as a group
(7 persons)(3)

(1) The address of Green Equity Investors II, L.P. and Messrs. Annick, Danhakl and Sokoloff is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2) The shares shown as beneficially owned by Messrs. Annick, Danhakl and Sokoloff represent the 770,000 shares of Common Stock and the 28,000 shares of Series A Preferred Stock owned of record by Green Equity Investors II, L.P. Green Equity Investors II, L.P. is a Delaware limited partnership managed by LGP, which is an affiliate of the general partner of Green Equity Investors II, L.P. Each of Leonard I. Green, Jonathan D. Sokoloff, John G. Danhakl, Peter J. Nolan and Gregory J. Annick, either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP and such general partner. LGP and such general partner may be deemed to control the voting and disposition of the shares of Common Stock owned by Green Equity Investors II, L.P. As such, Messrs. Annick, Danhakl and Sokoloff may be deemed to have shared voting and investment power with respect to all shares held by Green Equity Investors II, L.P. However, such individuals disclaim beneficial ownership of the securities held by Green Equity Investors II, L.P., except to the extent of their respective pecuniary interests therein.

(3)  Includes the shares referred to in Note 2 above.

               CERTAIN RELATIONSHIPS AND RELATED RECAPITALIZATION

Management Services Agreement

     In connection with the Recapitalization, Diamond entered into a Management Services Agreement with LGP pursuant to which LGP receives an annual management fee of $685,000. This fee is subordinated in right of payment to the Notes. The Management Services Agreement also provides that LGP may receive reasonable and customary fees and reasonable expenses from time to time for providing financing, advisory and investment banking services to Diamond in connection with major financial transactions. See "Business - Recapitalization".

Lease

     Kenneth Levine and Richard Rutta are the sole partners of a partnership which leases to Diamond, on an arm's length basis, Diamond's headquarters and distribution facility in Kingston, Pennsylvania and 18 service center locations. Following the Recapitalization, at Diamond's request, Kenneth Levine and Richard Rutta caused the partnership to renew or extend the leases on the facilities through December 31, 2010, on terms substantially similar to those applicable to those facilities on January 15, 1998, provided that the monthly rental amounts increase 4.0% each calendar year beginning January 1, 1999. Rental payments to the partnership for the facilities aggregated $513,000, $535,000 and $556,000 in 1997, 1998 and 1999, respectively.

Stockholders Agreement

     On March 31, 1998, Green Equity Investors II, L.P., Kenneth Levine, Richard Rutta and Diamond entered into a Stockholders Agreement. The Stockholders Agreement generally restricts the transferability of shares of Common Stock held by Kenneth Levine and Richard Rutta. The Stockholders Agreement also establishes a right of first refusal in favor of Green Equity Investors II, L.P. or Diamond in the event Kenneth Levine or Richard Rutta seek to transfer any of their shares of Common Stock to a third party pursuant to a bona fide offer. In addition, Green Equity Investors II, L.P. has certain "drag-along" rights and certain sales of Common Stock by Green Equity Investors II, L.P. are subject to "tag-along" rights of Kenneth Levine and Richard Rutta to participate in those sales. The Stockholders Agreement also grants demand registration rights to Green Equity Investors II, L.P. and piggyback registration rights to Green Equity Investors II, L.P., Kenneth Levine and Richard Rutta

     Pursuant to the Stockholders Agreement, Green Equity Investors II, L.P., Kenneth Levine and Richard Rutta have agreed to vote their shares of Common Stock in favor of the election of each of Kenneth Levine and Richard Rutta as a director of Diamond so long as they are executive officers of Diamond.

     Subject to early termination of the provisions described above (other than those relating to registration rights) at the time, if any, as the Common Stock is publicly held, the Stockholders Agreement terminates on the tenth anniversary of the date thereof.

Management Share Agreements

     On March 31, 1998, Diamond and Green Equity Investors II, L.P., entered into Management Subscription and Stockholders Agreements with each of Norman Harris and Michael A. Sumsky, which are collectively referred to as the "Management Share Agreements." Pursuant to the Management Share Agreements, the shares of Common Stock purchased by Messrs. Harris and Sumsky in the transactions related to the Recapitalization are subject to various transfer restrictions and purchase rights. The Management Share Agreements also contain certain "piggyback," registration rights, "tag-along" sale rights, "drag-along" sale obligations and a right of first refusal in favor of Green Equity Investors II, L.P. or Diamond in the event Messrs. Harris or Sumsky seek to transfer their shares of Common Stock to a third party pursuant to a bona fide offer.

                         DESCRIPTION OF CREDIT FACILITY

     On March 31, 1998, Diamond entered into the old bank facility. The old bank facility provided for borrowings of up to $35 million, a portion of which was available for the issuance of letters of credit.

     On March 27, 2000, Diamond entered into a new revolving credit facility with The CIT Group/Business Credit, Inc., as lender. Simultaneously therewith, the borrowings under the old bank facility were repaid. The description below summarizes the principal terms of the new credit facility.

     Revolving Line of Credit. The new credit facility provides for revolving advances ("Revolving Loans") of up to the lesser of:

     o    $25,000,000; or

     o the sum of 85% of Diamond's Eligible Accounts Receivable (as defined in the new credit facility) plus 85% of Diamond's Eligible Inventory (as defined in the new credit facility), less certain reserves; or

     o an amount equal to 1.5 times Diamond's EBITDA for the prior twelve months. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, plus any accrued and unpaid management fees payable to LGP during the period.

     Letters of Credit. A portion of the revolving line of credit, not to exceed $3,000,000, is available for the issuance of letters of credit for the importation of inventory or standby letters of credit for business purposes unrelated to the purchase of inventory.

     Term. The new credit facility has an initial term of four years with automatic renewals thereafter, unless the lender gives at least 60 days prior notice of non-renewal.

     Diamond may terminate the new credit facility at any time upon 60 days prior notice. However, if the new credit facility is terminated by Diamond, Diamond must pay the lender an early termination fee equal to 1.00% of the line of credit if termination occurs during the first year of the new credit facility, or 0.50% of the line of credit if termination occurs during the second or third years of the new credit facility. No early termination fee is payable if termination occurs during the fourth year of the new credit facility or thereafter.

     Interest Rates. Interest on all outstanding Revolving Loans will be computed and payable monthly at a spread above the Chase Manhattan Bank Rate ("CMBR") or LIBOR as follows:

                EBITDA                  CMBR              LIBOR
                ------                  ----              -----
             > $17,000,000              0.25%             2.00%
      $13,000,000 to $17,000,000        0.50%             2.25%
             <$13,000,000               0.75%             2.50%

     The CMBR is the rate of interest per annum announced by The Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. Diamond may elect to use the LIBOR rate; however, Diamond cannot have more than five LIBOR loans outstanding at any one time.

     Fees. Diamond must pay certain fees under the new credit facility as follows:

     o A line of credit fee, payable at the end of each month, of 0.25% per annum computed on the difference between the revolving line of credit and the sum of (A) the average daily balance of outstanding letters of credit and (B) the average daily Revolving Loan balance due the lender;

     o    A collateral management fee of $50,000 per year;

     o A $220,000 loan facility fee, paid at the closing of the new credit facility; and

     o A fee equal to 1.50% per annum, payable monthly, on the undrawn amount of each letter of credit.

     In connection with entering into the new credit facility, Diamond paid the lender an initial loan facility fee of $220,000.

     Collateral. The new credit facility is secured by a first priority lien on substantially all of Diamond's assets, including accounts receivable, inventory and equipment and the proceeds of each of the foregoing.

     Covenants. The new credit facility contains a number of covenants that, among other things, restrict Diamond's ability to:

     o    make investments,

     o    incur additional indebtedness;

     o    grant liens;

     o    merge or consolidate with other companies;

     o    change the nature of its business;

     o    dispose of assets;

     o    make loans;

     o    pay dividends or redeem capital stock;

     o    guarantee the debts of other persons; and

     o    engage in transactions with affiliates.

     In addition, the new credit facility limits capital expenditures to a maximum of $3,000,000 per year and requires Diamond to maintain minimum EBITDA, calculated monthly, for each 12-month period ending as of the end of each month, of at least $10,500,000.

     Events of Default. The new credit facility contains customary events of default, including events of default relating to:

     o    non-payment of principal, interest or fees;

     o    violation of covenants;

     o    inaccuracy of representations and warranties;

     o    defaults on other indebtedness; and

     o    certain events of bankruptcy or insolvency.

                          DESCRIPTION OF CAPITAL STOCK

Overview

     Diamond's authorized capital stock consists of 1,100,00 shares of Common Stock, par value $0.01 per share, and 100,000 shares of Preferred Stock, par value $0.01 per share, of which 35,000 shares have been designated Series A 12% Senior Redeemable Cumulative Preferred Stock. The Series A 12% Senior Redeemable Cumulative Preferred Stock is referred to as the "Series A Preferred Stock."

     The following is only a summary of the provisions of the Common Stock and the Series A Preferred Stock. For a full description of the Common Stock and the Series A Preferred Stock, you should read Diamond's Certificate of Incorporation, which is filed as an exhibit to the Exchange Offer registration statement.

Common Stock

     Subject to the rights of the holders of any Preferred Stock which may be outstanding, all shares of Common Stock are subject to the following rights and restrictions:

     Dividends. All shares of Common Stock participate equally in dividends payable to holders of Common Stock when, as and if dividends are declared by Diamond's Board of Directors.

     Liquidation or Dissolution. All shares of Common Stock participate equally in net assets available for distribution to holders of Common Stock on liquidation or dissolution of Diamond.

     Voting. The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Diamond's stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.

Series A Preferred Stock

     Rank. With respect to dividend distributions and distributions upon liquidation, winding up or dissolution of Diamond, the Series A Preferred Stock is senior to all classes of Common Stock and to each other class of capital stock or series of preferred stock created by Diamond's Board of Directors after March 27, 1998, unless that stock expressly provides otherwise.

     Dividends. Diamond will pay cumulative quarterly dividends on the Series A Preferred Stock if, when and as declared by its Board of Directors. All dividends will be cumulative, whether or not earned or declared, and will accrue on a daily basis from the date Diamond initially issued the Series A Preferred Stock (computed on the basis of a 360-day year and the actual number of days elapsed). At Diamond's option, dividends may be paid in cash or by adding to the then liquidation value of the Series A Preferred Stock an amount equal to the dividends then accrued and payable. So long as any shares of Series A Preferred Stock remain outstanding and subject to certain exceptions, neither Diamond nor any of its subsidiaries will redeem, purchase or otherwise acquire any other equity security of Diamond which is junior to the Series A Preferred Stock in right of payment. In addition, Diamond will not declare or pay dividends or make any distribution of assets to any holders of junior securities other than dividends or distributions of junior securities.

     Liquidation or Dissolution. Upon a Liquidity Event (as defined below), the Series A Preferred Stock has an initial liquidation preference over the Common Stock equal to the liquidation value of the Series A Preferred Stock plus accrued and unpaid dividends. The initial liquidation preference of the Series A Preferred Stock was $1,000 per share, or $35.0 million in the aggregate. To the extent dividends on the Series A Preferred Stock accrue but are not paid, the liquidation preference per share will increase by the amount of such dividends. At December 31, 1999, the liquidation preference of the Series A Preferred Stock was approximately $1,230 per share, or approximately $43 million in the aggregate. If, upon a Liquidation Event, Diamond has insufficient assets to pay in full the liquidation payments payable to the holders of Series A Preferred Stock and the holders of all other equity securities of Diamond which rank equally with the Series A Preferred Stock, then all of these holders will share equally and ratably in any distribution of Diamond's assets. A "Liquidity Event" means the voluntary or involuntary liquidation, dissolution or winding up of Diamond. A Liquidity Event does not include (1) a sale, conveyance, exchange or transfer of all or substantially all of Diamond's assets, or (2) Diamond's merger with or into another corporation or other entity.

     Voting. The holders of Series A Preferred Stock have no voting rights with respect to general corporate matters, except as required by law or as described under "Restrictions and Limitations" below.

     Restrictions and Limitations. Subject to certain exceptions, so long as any shares of Series A Preferred Stock are outstanding, Diamond will not, without the vote or written consent of a majority of the outstanding shares of Series A Preferred Stock:

     (1) authorize or issue any class or series of equity securities which rank equally with the Series A Preferred Stock;

     (2) authorize or issue any class or series of equity securities which rank senior to the Series A Preferred Stock;

     (3) amend, alter or repeal any provision of Diamond's Certificate of Incorporation so as to adversely affect any of the preferences, rights, powers or privileges of the Series A Preferred Stock; or

     (4) issue any additional shares of Series A Preferred Stock after March 31, 1998.

     Mandatory Redemption. The Series A Preferred Stock is subject to mandatory redemption by Diamond on April 1, 2010 at 100% of the liquidation value plus accrued and unpaid dividends. Diamond's mandatory redemption of the Series A Preferred Stock is subject to certain contractual and other restrictions, including restrictions imposed by the new credit facility and the indenture.

     Optional Redemption. At Diamond's option, Diamond may redeem some or all of the Series A Preferred Stock at 100% of the liquidation value plus accrued and unpaid dividends. If Diamond redeems less than all of the outstanding shares of Series A Preferred Stock, the redemption will be made from the holders of Series A Preferred Stock on a pro rata basis, based on the number of shares of Series A Preferred Stock held by each stockholder, or by lot, as may be determined in Diamond's sole discretion. Diamond's optional redemption of the Series A Preferred Stock is subject to certain contractual and other restrictions, including restrictions imposed by the new credit facility and the indenture.

     Change of Control. Upon a Change of Control (as defined below), Diamond must offer to repurchase the Series A Preferred Stock at 100% of its liquidation value plus accrued and unpaid dividends. Diamond's obligation to repurchase the Series A Preferred Stock upon a Change of Control is subject to certain contractual and other restrictions,, including restrictions imposed by the new credit facility and the indenture. A Change of Control means:

     (1) Diamond's merger or consolidation with or into any other entity, or the sale, transfer or conveyance of all or substantially all of Diamond's assets on a consolidated basis in one transaction or a series of transactions; if, immediately after giving effect to the transaction(s), another person or group (other than Green Equity Investors II, L.P., parties related to Green Equity Investors II, L.P., Kenneth Levine or Richard Rutta) becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of Diamond entitled to vote in the election of directors, managers or trustees, as applicable, of the transferee(s) or the surviving entity or entities; or

     (2) Any person or group (other than Green Equity Investors II, L.P., parties related to Green Equity Investors II, L.P., Kenneth Levine or Richard Rutta) becomes the beneficial owner, directly or indirectly, of more than 50% of the capital stock of Diamond then outstanding normally entitled to vote in the election of directors; or

     (3) during any period of 12 consecutive months after the date on which Diamond initially issued the Series A Preferred Stock, individuals who at the beginning of that 12-month period constituted Diamond's Board of Directors cease to constitute a majority of Diamond's Board of Directors for any reason.

                          DESCRIPTION OF THE NEW NOTES

     Diamond will issue the New Notes under the indenture, dated as of March 31, 1998, between Diamond and State Street Bank and Trust Company, as trustee. The terms of the Old Notes and the New Notes are identical, except that the New Notes are not subject to restrictions on transfer. As used in this "Description of the New Notes," the term "Note" or "Notes" refers to both the Old Notes and the New Notes. The indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended.

     This description of the Notes is intended to be a useful overview of the material provisions of the Notes and the indenture. Since this description of the Notes is only a summary, you should refer to the indenture for a complete description of Diamond's obligations and your rights under the indenture. Diamond has filed a copy of the indenture as Exhibit 4.1 to the registration statement.

     The section entitled "Certain Definitions" beginning on page 67 includes the definitions of the capitalized terms used in this description. References to the "Company" mean only Diamond Triumph Auto Glass, Inc., and not any of its future subsidiaries. References to the Bank Facility, as used in the indenture, include the new credit facility.

General

     The Notes:

     o represent senior, unsecured obligations of Diamond, ranking senior in right of priority and payment to any indebtedness of Diamond that by its terms is expressly subordinated to the Notes.

     o are unconditionally guaranteed (the "Guarantees") on a senior, unsecured basis by any Subsidiary Guarantor, of which there are currently none.

     o are effectively subordinated to secured indebtedness of Diamond and the Subsidiary Guarantors (including indebtedness under the Bank Facility) with respect to the assets securing that indebtedness.

     o are effectively subordinated to claims of creditors of any of Diamond's subsidiaries, except to the extent that holders of the Notes may be creditors of Diamond's subsidiaries pursuant to a Guarantee.

Paying Agent and Registrar

     Initially, the Trustee will act as paying agent and registrar for the Notes. Diamond may change the paying agent or registrar without notice to holders of the Notes. Holders must surrender their Notes to a paying agent to collect principal payments and premium, if any. Principal, premium, if any, and interest on the Notes will be paid by check mailed to the registered holders at their registered addresses, except that any holders who have given wire transfer instructions to Diamond will be paid by wire transfer of immediately available funds to the accounts specified by those holders.

Principal, Maturity and Interest

     The interest rate, aggregate principal amounts and maturity dates of the Notes are as follows:

Interest Rate                                9.25% per annum
Aggregate Principal Amount                   $100.0 million
Maturity Date                                April 1, 2008

     Interest on the Notes will:

     o    accrue at the rate of 9.25% per annum;

     o be payable semi-annually in arrears on each April 1 and October 1, commencing on October 1, 1998, to the persons who are registered holders of the Notes at the close of business on the March 15 and September 15, respectively, immediately preceding the applicable interest payment date; and

     o accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

     The Notes are not entitled to the benefit of any mandatory sinking fund.

Additional Notes

     Subject to the limitations set forth under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness," Diamond may incur additional Indebtedness which, at Diamond's option, may consist of additional notes, in one or more series, having identical terms as the Notes. Holders of such additional notes will have the right to vote together with holders of the Notes as one class.

The Guarantees

     Diamond currently has no Subsidiaries, and, accordingly, there are no Subsidiary Guarantors. Any future Wholly Owned Restricted Subsidiary with total assets having a book value of more than $50,000 will be required to become a Subsidiary Guarantor. No future non-Wholly Owned Restricted Subsidiary will be required to become a Subsidiary Guarantor unless it guarantees any other Indebtedness of Diamond or a Subsidiary Guarantor.

     Any Subsidiary Guarantor will irrevocably and unconditionally guarantee on a senior unsecured basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of Diamond's obligations under the indenture and the Notes, whether for principal of, premium, if any, or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). Any Subsidiary Guarantor will agree to pay, on a senior unsecured basis and in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee in enforcing any rights under a Guarantee with respect to a Subsidiary Guarantor.

     Each Guarantee:

     o will represent a senior, unsecured obligation of the respective Subsidiary Guarantor, ranking senior in right of priority and payment to any Indebtedness of that Subsidiary Guarantor that by its terms is expressly subordinate to such Subsidiary Guarantor's Guarantee. Any claims by holders of the Notes with respect to the assets of any Subsidiary Guarantor will be effectively subordinated to secured Indebtedness of the Subsidiary Guarantor with respect to the assets securing such Indebtedness.

     o will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering the Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. See "Risk
          Factors--Fraudulent Conveyance."

     o will be a continuing guarantee and will (1) remain in full force and effect until payment in full of all the Guaranteed Obligations or until released as described in the following paragraph, (2) be binding upon each Subsidiary Guarantor and (3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns. Each Guarantee shall be a guarantee of payment and not of collection.

     Each Subsidiary Guarantor may liquidate or dissolve or may consolidate with, merge into, or sell or otherwise dispose of its assets to, Diamond or another Subsidiary Guarantor without limitation. See "--Certain

Covenants--Merger, Consolidation and Sale of Assets." In the event of a disposition of all of the assets or all of the Capital Stock of any Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, that Subsidiary Guarantor in the event of a disposition of all of the Capital Stock or all of the assets of that Subsidiary Guarantor or the surviving entity (whether or not that Subsidiary Guarantor) in the event of a merger or consolidation will be deemed released and relieved of its obligations under its Guarantee without any further action required on the part of the Trustee or any holder of the Notes and the Person acquiring or owning the assets or Capital Stock of that Subsidiary Guarantor (if not otherwise required to be a Subsidiary Guarantor) will not be required to enter into a Guarantee; provided, in each case, that the transaction is carried out pursuant to and in accordance with "--Certain Covenants--Limitation on Asset Sales" and, if applicable, "--Merger, Consolidation and Sale of Assets." If a Subsidiary Guarantor becomes an Unrestricted Subsidiary pursuant to and in accordance with the definition of "Unrestricted Subsidiary" set forth below under "--Certain Definitions," it will be deemed released and relieved of its obligations under its Guarantee without any further action required on the part of the Trustee or any holder of the Notes. A non-Wholly Owned Restricted Subsidiary that is a Subsidiary Guarantor solely by reason of its guarantee of other Indebtedness of Diamond or a Subsidiary Guarantor will be deemed released and relieved of its Guarantee without any further action required on the part of the Trustee or any holder of the Notes if it is released and relieved of its guarantee of such that Indebtedness and that Subsidiary Guarantor gives written notice to the Trustee of its election to be released from its Guarantee.

Redemption

     Optional Redemption. Except as described below, the Notes are not redeemable until April 1, 2003. On and after April 1, 2003, Diamond may redeem all or a part of the Notes with not less than 30 nor more than 60 days' notice, at the redemption prices listed below. Redemption prices are expressed as percentages of the principal amount. In addition, at redemption, any accrued and unpaid interest to the applicable redemption date will be paid. Redemption prices during the 12-month period commencing on April 1 of the years indicated are as follows:

             Year                      Percentage
             ----                      ----------
            2003...................      104.625%
            2004...................      103.083%
            2005...................      101.542%
            2006 and thereafter....      100.000%

     Optional Redemption upon Public Equity Offerings. On or prior to April 1, 2001, Diamond may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the aggregate principal amount of the Notes originally issued at a redemption price equal to 109.0% of the principal amount of the Notes, plus accrued and unpaid interest on the Notes to the date of redemption (subject to the right of the record holders of the Notes on a record date to receive interest due on an interest payment date that is on or prior to the date of redemption); provided that:

     o after giving effect to any redemption, at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding; and

     o the redemption occurs not more than 60 days after the consummation of the Public Equity Offering.

     As used above, "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of Diamond pursuant to a registration statement filed with the Commission in accordance with the Securities Act, or any successor statute.

Selection and Notice of Redemption

     In the event that less than all of the Notes are to be redeemed at any time, the Trustee will select which Notes will be redeemed in compliance with the requirements of:

     o the principal national securities exchange, if any, on which the Notes are listed; or

     o if such Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by any method as the Trustee deems fair and appropriate.

     In addition, the Trustee's ability to select Notes for redemption is subject to the following conditions:

     o no Notes of a principal amount of $1,000 or less can be redeemed in part;

     o    Notes of a principal amount in excess of $1,000 may be redeemed in part in multiples of $1,000 only; and

     o if a partial redemption is made with the proceeds of a Public Equity Offering, selection of the Notes or portions of the Notes for redemption will, subject to the preceding proviso, be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless this method is otherwise prohibited.

     Diamond must deliver a notice of redemption by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of the Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note must state the portion of the principal amount to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption as long as Diamond has deposited with the paying agent sufficient funds to redeem on the redemption date all the Notes called for redemption.

Change of Control

     If a Change of Control occurs, each holder of the Notes will have the right to require Diamond to purchase all or a portion (in integral multiples of $1,000) of the holder's Notes at a purchase price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

     Within 30 days following the date upon which the Change of Control occurred, Diamond must send, by first-class mail, a notice (the "Change of Control Offer") to each holder of the Notes with a copy to the Trustee stating, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

     If a Change of Control Offer is made, Diamond may not have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders of the Notes seeking to accept the Change of Control Offer. In the event Diamond is required to purchase outstanding Notes pursuant to a Change of Control Offer, Diamond expects that it would seek third-party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that Diamond would be able to obtain that financing. Neither Diamond's Board of Directors nor the Trustee may waive the covenant relating to Diamond's obligation to make a Change of Control Offer. Restrictions in the indenture on the ability of Diamond and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on their property securing Indebtedness, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Diamond, whether favored or opposed by Diamond's management. Consummation of any of these types of transactions in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that Diamond or the acquiring party will have sufficient financial resources to effect a redemption or repurchase. These restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Diamond or any of its Subsidiaries. While these restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford holders of the Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Diamond will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the indenture, Diamond will comply with the applicable securities laws and regulations and will not be considered to have breached its obligations under the "Change of Control" provisions of the indenture by that compliance.

Certain Covenants

     The indenture contains, among others, the following covenants:

     Limitation on Incurrence of Additional Indebtedness. Diamond will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur"), any Indebtedness (including Acquired Indebtedness but excluding Permitted Indebtedness); provided, however, that Diamond or any future Subsidiary Guarantor may incur Indebtedness if on that date, after giving effect to the incurrence:

     (1) no Default or Event of Default has occurred and is continuing at the time of or as a consequence of the incurrence of that Indebtedness, and

     (2) the Consolidated Fixed Charge Coverage Ratio of Diamond is greater than 2.0 to 1.0.

     Indebtedness of a Person which is secured by a Lien on an asset acquired by Diamond or a Restricted Subsidiary of Diamond (whether or not that Indebtedness is assumed by the acquiring Person) will be deemed incurred at the time of the Asset Acquisition.

     Limitation on Restricted Payments. Diamond will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly,

     (1)  declare or pay any dividend or make any distribution other than:

          (A) dividends or distributions payable on its Qualified Capital Stock or on warrants, rights or options to purchase or acquire shares of Qualified Capital Stock,

          (B) dividends on shares of the Senior Preferred Stock paid by increasing the then liquidation preference per share of the Senior Preferred Stock or

          (C) dividends or distributions payable to Diamond or a Restricted Subsidiary and pro rata dividends or distributions to Diamond and/or its Restricted Subsidiaries and to minority holders of Capital Stock of Restricted Subsidiaries) on or in respect of shares of Capital Stock of Diamond or any Restricted Subsidiary to holders of that Capital Stock,

     (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of Diamond or any warrants, rights or options to purchase or acquire shares of any class of Diamond's Capital Stock,

     (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be, any Indebtedness of Diamond or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or Guarantees, or

     (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth above being referred to as a "Restricted Payment"),

     if at the time of the Restricted Payment or immediately after giving effect to the Restricted Payment:

     (1)  a Default or an Event of Default has occurred and is continuing, or

     (2) Diamond is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described under "Limitation on Incurrence of Additional Indebtedness," or

     (3) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for these purposes, if other than in cash, being the fair market value of that property) exceeds the sum of:

          (A) 50% of Diamond's cumulative Consolidated Net Income (or if cumulative Consolidated Net Income will be a loss, minus 100% of that loss) accrued during the period (treated as one accounting period) beginning on April 1, 1998 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of the Restricted Payment; plus

          (B) 100% of the aggregate net cash proceeds Diamond received from any Person (other than a Subsidiary of Diamond) from the issuance and sale subsequent to the Issue Date of Diamond's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Capital Stock or from the issuance and sale subsequent to the Issue Date of any debt or other security of Diamond that has been converted into or exchanged for Diamond's Qualified Capital Stock; plus

          (C) the net cash proceeds of any capital contribution to Diamond subsequent to the Issue Date; plus

          (D)  without duplication, the sum of:

               (i) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments,

               (ii) the net cash proceeds received by Diamond or any Restricted
                    Subsidiary from the disposition of all or any portion of those Investments (other than to a Restricted Subsidiary of Diamond),

              (iii) to the extent that any Investment was in the form of a guarantee, any reduction in the amount guaranteed, and

               (iv) the portion (proportionate to Diamond's equity interest in the Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time the Unrestricted Subsidiary is designated a Restricted Subsidiary;

               provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by Diamond or any Restricted Subsidiary in the Unrestricted Subsidiary.

     The immediately foregoing provisions do not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration if the dividend would have been permitted on the date of declaration;

     (2) if no Default or Event of Default has occurred and is continuing, the acquisition of any shares of Diamond's Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Capital Stock, either:

          (A) in exchange for shares of Diamond's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Qualified Capital Stock, or

          (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Diamond) of shares of Diamond's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Qualified Capital Stock;

     (3) if no Default or Event of Default has occurred and is continuing, the voluntary prepayment, purchase, defeasance, redemption or other acquisition or retirement for value of any Indebtedness of Diamond or any Subsidiary Guarantor that is subordinate or junior in right of payment to the Notes or Guarantees:

          (A) solely in exchange for shares of Diamond's Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Capital Stock; provided, however, that if that Capital Stock is, or those warrants, rights or options to purchase that Capital Stock are convertible into or exchangeable at the option of the holder thereof for, Disqualified Capital Stock, then that Disqualified Capital Stock will not:

               (i) by its terms, or upon the happening of any event, mature or be mandatorily redeemable pursuant to a sinking fund obligation or otherwise, or be redeemable at the option of the holder thereof, in any case, on or prior to the final maturity of the Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired pursuant to this clause (3) and

               (ii) have a Weighted Average Life to Maturity less than the
                    Indebtedness permitted to be prepaid, purchased, defeased, redeemed or acquired pursuant to this clause (3) or

          (B) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of Diamond) of

               (i) shares of Diamond's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Qualified Capital Stock, or

               (ii) Refinancing Indebtedness;

     (4) so long as no Default or Event of Default has occurred and is continuing, repurchases by Diamond of Diamond's Common Stock or options, warrants or other securities exercisable or convertible into Diamond's Common Stock from employees and directors of Diamond or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment or directorship of these employees or directors, in an aggregate amount not to exceed $750,000 in any calendar year and $3.0 million in the aggregate (in each case plus the amount of net cash proceeds received by Diamond from the sale of Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Qualified Capital Stock to employees or directors of Diamond and its Subsidiaries, to the extent that those amounts did not provide the basis for any previous Restricted Payment); and

     (5) so long as no Default or Event of Default has occurred and is continuing, the payment of dividends on the shares of the Senior Preferred Stock with:

          (A) the net proceeds of a sale for cash (other than to a Subsidiary of Diamond) of shares of Diamond's Qualified Capital Stock or any warrants, rights or options to purchase or acquire shares of Diamond's Qualified Capital Stock or

          (B) the net cash proceeds of any capital contribution to Diamond to the extent the amounts in clauses 5(A) and 5(B) did not provide the basis for any previous Restricted Payment.

     In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (1), (2)(B), (3)(B)(i),
(4) and (5) should be included in the calculation and amounts expended pursuant to clauses (2)(A), 3(A) and 3(B)(ii) should not be included in the calculation.

     Not later than the date of making any Restricted Payment, Diamond will deliver to the Trustee an officers' certificate stating that the Restricted Payment complies with the indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon Diamond's latest available internal quarterly financial statements.

     Limitation on Asset Sales. Diamond will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Diamond or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by Diamond's Board of Directors),

     (2) at least 75% of the consideration received for the assets sold by Diamond or the Restricted Subsidiary, as the case may be, from the Asset Sale is in the form of cash or Cash Equivalents and is received at the time of the disposition; provided, however, that for purposes of this clause (2) only:

          (A) notes received by Diamond or a Restricted Subsidiary as consideration for an Asset Sale that are converted into cash or Cash Equivalents within 30 days following the consummation of the Asset Sale, or

          (B) the assumption by the purchaser of assets pursuant to an Asset Sale of Indebtedness of Diamond or a Restricted Subsidiary (other than Indebtedness that is by its terms subordinate to the Notes or any Guarantee) are, in each case of the immediately preceding clauses (2)(A) and (2)(B), deemed to be cash or Cash Equivalents at the time of the Asset Sale in an amount equal to, in the case of clause (2)(A), the amount of cash or Cash Equivalents realized on the conversion and, in the case of clause (2)(B), the amount of the Indebtedness so assumed, as reflected on Diamond's balance sheet, and

     (3) following the consummation of an Asset Sale, Diamond will or will cause the Restricted Subsidiary, within 365 days of receipt thereof either

          (A) to apply the Net Cash Proceeds related to the Asset Sale to prepay any Indebtedness that by its terms is not subordinate to the Notes or any Guarantee (and to permanently reduce the commitments, if any, with respect thereto),

          (B) to make a Permitted Investment or an investment in properties and assets that replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in a Related Business (collectively, "Replacement Assets"), or

          (C) a combination of prepayment and investment permitted by the foregoing clauses (3)(A) and (3)(B).

     On the 365th day after an Asset Sale, or the earlier date, if any, as Diamond's Board of Directors determines not to apply or cause to be applied the Net Cash Proceeds relating to the Asset Sale as set forth in clauses (3)(A),
(3)(B) and (3)(C) of the immediately preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), the aggregate amount of Net Cash Proceeds which have not been applied on or before the applicable Net Proceeds Offer Trigger Date as permitted in clauses (3)(A), (3)(B) and (3)(C) of the immediately preceding paragraph (or, in the case of a Net Proceeds Offer Trigger Date occurring prior to the 365th day, the aggregate amount of Net Cash Proceeds that the Board of Directors of Diamond has determined not to so apply) (each a "Net Proceeds Offer Amount") will be applied by Diamond or the Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all holders of the Notes on a pro rata basis (and on a pro rata basis with the holders of any other Indebtedness of Diamond that is not by its terms subordinate in right of payment to the Notes with similar provisions requiring Diamond to offer to purchase that Indebtedness with the proceeds of asset sales), that principal amount of the Notes and such other Indebtedness equal to the Net Proceeds Offer Amount at a price, in the case of the Notes, equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest to the date of purchase (subject to the right of holders of record on a record date to receive interest due on an interest payment date that is on or prior to such date of purchase); provided, however, that if at any time any non-cash consideration received by Diamond or any Restricted Subsidiary of Diamond, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), then the conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds will be applied in accordance with this covenant. Diamond may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, will be applied as required pursuant to this paragraph).

     In the event of the transfer of substantially all (but not all) of the property and assets of Diamond and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "--Merger, Consolidation and Sale of Assets," the Surviving Entity will be deemed to have sold the properties and assets of Diamond and its Restricted Subsidiaries not so transferred for purposes of this covenant, and will comply with the provisions of this covenant with respect to the deemed sale as if it were an Asset Sale. In addition, the fair market value of the properties and assets of Diamond or its Restricted Subsidiaries deemed to be sold will be deemed to be Net Cash Proceeds for purposes of this covenant.

     Notwithstanding the two immediately preceding paragraphs, Diamond and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with those paragraphs to the extent:

     (1) at least 75% of the consideration for the Asset Sale constitutes Replacement Assets and cash or Cash Equivalents; and

     (2)  the Asset Sale is for fair market value;

     provided that any consideration not constituting Replacement Assets received by Diamond or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph will constitute Net Cash Proceeds subject to the provisions of the two preceding paragraphs.

     Each Net Proceeds Offer will be mailed to the record holders of the Notes as shown on the register of holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders of the Notes may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent holders of the Notes and holders of other Indebtedness, if any, which are the subject of a Net Proceeds Offer properly tender Notes or the other Indebtedness in an aggregate amount exceeding the Net Proceeds Offer Amount, Notes of tendering holders and other Indebtedness of tendering holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer will remain open for a period of at least 20 business days or a longer period as may be required by law.

     Diamond will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the indenture, Diamond will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the "Asset Sale" provisions of the indenture by its compliance.

     Upon completion of a Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero. Accordingly, to the extent that the aggregate amount of the Notes and other Indebtedness tendered pursuant to a Net Proceeds Offer is less than the Net Cash Proceeds Offer Amount, Diamond may use any remaining Net Cash Proceeds for general corporate purposes.

     Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. Diamond will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of Diamond to:

     (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

     (2) make loans or advances or to pay any Indebtedness or other obligation owed to Diamond or any other Restricted Subsidiary of Diamond; or

     (3) transfer any of its property or assets to Diamond or any other Restricted Subsidiary of Diamond.

     These restrictions do not apply to any encumbrances or restrictions existing under or by reason of:

     (1)  applicable law;

     (2)  the indenture;

     (3) any new credit facility, provided that the provisions relating to the encumbrance or restriction are not materially more restrictive than those in the new credit facility as in existence on the Issue Date, as any restriction may apply to any present or future Restricted Subsidiary of Diamond;

     (4) customary non-assignment provisions of any contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary of Diamond, or any customary restriction on the ability of a Restricted Subsidiary of Diamond to dividend, distribute or otherwise transfer any asset which secures Purchase Money Indebtedness of that Subsidiary;

     (5) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

     (6) restrictions with respect to a Subsidiary of Diamond imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of that Subsidiary, provided those restrictions apply solely to the Capital Stock or assets of that Subsidiary which are being sold;

     (7) customary restrictions imposed on the transfer of copyrighted or patented materials; or

     (8) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (3) or (5) above; provided, however, that the provisions relating to any encumbrance or restriction contained in any Indebtedness are not materially more restrictive than the provisions relating to any encumbrance or restriction contained in agreements referred to in such clause (2), (3) or (5). Notwithstanding the foregoing, Liens not prohibited by the terms of the indenture will not be considered a restriction on the ability of the applicable Subsidiary to transfer any assets.

     Limitation on Preferred Stock of Restricted Subsidiaries. Diamond will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to Diamond or to a Wholly Owned Restricted Subsidiary of Diamond) or permit any Person (other than Diamond or a Wholly Owned Restricted Subsidiary of Diamond) to own any Preferred Stock of any Restricted Subsidiary of Diamond; provided, however, that any Restricted Subsidiary of Diamond that is not a Wholly-Owned Restricted Subsidiary of Diamond may issue Preferred Stock to, and that Preferred Stock may be owned by, the holders of the Common Stock of that Subsidiary in the same proportions as their relative ownership of the Common Stock of that Subsidiary.

     Limitation on Liens. Diamond will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) securing any Indebtedness of any kind against or upon any property or assets of Diamond or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, unless:

     (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on the property, assets or proceeds that is senior in priority to those Liens, and

     (2)  in all other cases, the Notes are equally and ratably secured.

     Merger, Consolidation and Sale of Assets. Diamond will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Subsidiary of Diamond to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of Diamond's assets (determined on a consolidated basis for Diamond and its Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

     (1)  either:

          (A)  Diamond will be the surviving or continuing corporation, or

          (B) the Person (if other than Diamond) formed by the consolidation or into which Diamond is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of Diamond and of Diamond's Subsidiaries substantially as an entirety (the "Surviving Entity"):

               (i) will be a corporation, limited liability company or similar entity organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and

               (ii) will expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any and interest on all of the Notes and the performance of every covenant of the Notes and the indenture to be performed or observed by Diamond;

     (2) immediately after giving effect to the transaction and the assumption contemplated by clause (1)(B)(ii) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of the transaction), Diamond or the Surviving Entity, as the case may be,

          (A) will have a Consolidated Net Worth equal to or greater than Diamond's Consolidated Net Worth immediately prior to the transaction, and

          (B) will be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Additional Indebtedness;"

     (3) immediately before and immediately after giving effect to the transaction and the assumption contemplated by clause (1)(B)(ii)) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default will have occurred or be continuing, and

     (4) Diamond or the Surviving Entity will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture, comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the transaction have been satisfied.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Subsidiaries of Diamond the Capital Stock of which constitutes all or substantially all of the properties and assets of Diamond, will be deemed to be the transfer of all or substantially all of the properties and assets of Diamond.

     The foregoing provisions shall not apply to:

     (1) any transfer of the properties or assets of a Subsidiary of Diamond to Diamond or to a Wholly Owned Restricted Subsidiary of Diamond,

     (2)  any merger of a Restricted Subsidiary of Diamond into Diamond, or

     (3)  any merger of Diamond into a Restricted Subsidiary of Diamond.

     In addition, the requirements of clause (2)(B) of the first paragraph under this caption shall not apply to any merger into Diamond of a Person that:

     (1)  owns more than 50% of the outstanding Common Stock of Diamond, and

     (2) has no Indebtedness (other than any guarantees of Indebtedness of Diamond and the Subsidiary Guarantors).

     The indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of Diamond's assets in accordance with the foregoing, in which Diamond is not the continuing corporation, the successor Person formed by the consolidation or into which Diamond is merged or to which that conveyance, lease or transfer is made will succeed to, and be substituted for, and may exercise every right and power of, Diamond under the indenture and the Notes with the same effect as if the surviving entity had been named as such.

     Each Subsidiary Guarantor (other than any Subsidiary Guarantor whose Guarantee is to be released in accordance with the terms of its Guarantee and the indenture in connection with any transaction complying with the provisions of "--Limitation on Asset Sales" or as otherwise provided in the indenture) will not, and Diamond will not cause or permit any Subsidiary Guarantor to, consolidate with or merge into any Restricted Subsidiary of Diamond that is not a Subsidiary Guarantor unless that Restricted Subsidiary (if that Restricted Subsidiary is the surviving entity) assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor in respect of its Guarantee.

     Limitations on Recapitalization with Affiliates. Diamond will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than:

     (1)  Affiliate Recapitalization permitted below, and

     (2) Affiliate Recapitalization on terms that are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at that time on an arm's-length basis from a Person that is not an Affiliate of Diamond or a Restricted Subsidiary.

     All Affiliate Recapitalization (and each series of related Affiliate Recapitalization which are similar or part of a common plan), other than Affiliate Recapitalization permitted below, involving consideration to either party in excess of $1.0 million must be approved by the Board of Directors of Diamond or the relevant Restricted Subsidiary, as the case may be, that approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that the transaction complies with the foregoing provisions. If Diamond or any Restricted Subsidiary of Diamond enters into an Affiliate Transaction (or a series of related Affiliate Recapitalization related to a common plan), other than Affiliate Recapitalization permitted below, that involves aggregate consideration to either party of more than $5.0 million, Diamond or the relevant Restricted Subsidiary, as the case may be, must, prior to the consummation of that related transaction, obtain a favorable opinion as to the fairness of that related transaction or series of related transactions to Diamond or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the opinion with the Trustee.

     The foregoing limitations on Affiliate Recapitalization do not apply to:

     (1) compensation, indemnification and other benefits paid or made available:

          (A)  pursuant to the Employment Agreements, or

          (B) for or in connection with services actually rendered and comparable to those generally paid or made available by entities engaged in the same or similar businesses (including reimbursement or advancement of reasonable out-of-pocket expenses, loans to officers, directors and employees in the ordinary course of business consistent with past practice and directors' and officers' liability insurance) as determined in good faith by Diamond's Board of Directors or senior management;

     (2) transactions, expenses and payments pursuant to the terms of or contemplated by the Stockholders Agreement, the Management Subscription and Stockholders Agreements or the Stock Purchase Agreement;

     (3) any Restricted Payments or other payments or transactions expressly permitted under the covenant discussed above under "Limitation on Restricted Payments;"

     (4) payments for services and reimbursement of reasonable expenses under the Management Services Agreement;

     (5) payments to be made in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement or the financing of those transactions to be received by LGP, and its Affiliates pursuant to the Stock Purchase Agreement as in effect on the Issue Date;

     (6) transactions and payments pursuant to leases between Diamond and Richard Rutta and Kenneth Levine, General Partnership in effect on the Issue Date as any of those leases may be extended or amended from time to time;

     (7) transactions between or among Diamond and any of its Restricted Subsidiaries or between or among any Restricted Subsidiaries; provided that those transactions are not otherwise prohibited by the indenture;

     (8)  Permitted Investments; and

     (9) loans or advances to Diamond's officers or employees in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding.

     Future Guarantors. The indenture provides that Diamond will cause any Person that becomes a Wholly Owned Restricted Subsidiary of Diamond and has total assets having a book value of more than $50,000, and each future non-Wholly Owned Restricted Subsidiary of Diamond that guarantees any other Indebtedness of Diamond or a Subsidiary Guarantor, to become a Subsidiary Guarantor by executing and delivering an appropriate supplemental indenture. See "--The Guarantees." In addition, other Restricted Subsidiaries of Diamond may, but are not required, to become Subsidiary Guarantors.

     Conduct of Business. Diamond and its Restricted Subsidiaries will not engage in any businesses other than a Related Business.

     Reports to Holders. Notwithstanding that Diamond may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes remain outstanding, Diamond will provide the Trustee, the Noteholders and the Initial Purchasers with the annual reports and the information, documents and other reports (other than exhibits) as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, such information, documents and other reports to be so provided within 15 days after the times specified for the filing of such information, documents and reports under those Sections. Notwithstanding that Diamond may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Diamond will, beginning on the earlier of (x) the effective date of the Exchange Offer Registration Statement and (y) 730 days following the Issue Date, file with the Commission, to the extent permitted, the annual reports and the information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to those Sections, such information, documents and other reports to be so filed within 15 days after the times specified for the filing of such information, documents and reports under those Sections. In addition, Diamond will make available, upon request, to any holder of Notes and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

     The following events are defined in the indenture as "Events of Default":

     (1) the failure to pay interest on any Notes when that interest becomes due and payable and the default continues for a period of 30 days;

     (2) the failure to pay the principal on any Notes, when that principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a required payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

     (3) Diamond's failure to comply with the provisions described under "--Certain Covenants--Merger, Consolidation and Sales of Assets";

     (4) a default in the observance or performance of any other covenant or agreement contained in the indenture which default continues for a period of 30 days after Diamond receives written notice specifying the default (and demanding that the default be remedied) from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes;

     (5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions of those grace periods) the principal amount of any Indebtedness of Diamond or any Restricted Subsidiary of Diamond, or the acceleration of the final stated maturity of any Indebtedness by reason of a default or event of default in respect of that Indebtedness, in any case if the aggregate principal amount of that Indebtedness, together with the principal amount of any other that Indebtedness in default for failure to pay principal at final maturity or which has been so accelerated, aggregates $5.0 million or more at any time;

     (6) one or more judgments in an aggregate amount in excess of $5.0 million will have been rendered against Diamond or any of its Restricted Subsidiaries and those judgments remain undischarged, unpaid or unstayed for a period of 60 days after those judgment or judgments become final and non-appealable;

     (7) certain events of bankruptcy affecting Diamond or any of its Significant Subsidiaries; or

     (8) the Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms that Subsidiary Guarantor's obligations under its Guarantee (other than by reason of a release of that Subsidiary Guarantor from its Guarantee in accordance with the terms of the indenture).

     If an Event of Default (other than an Event of Default specified in clause
(7) above) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to Diamond and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same shall become immediately due and payable. If an Event of Default specified in clause (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.

     The indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel that declaration and its consequences:

     (1)  if the rescission would not conflict with any judgment or decree,

     (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration,

     (3) to the extent the payment of that interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by the declaration of acceleration, has been paid,

     (4) if Diamond has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances, and

     (5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee will have received an officers' certificate and an opinion of counsel that the relevant Event of Default has been cured or waived.

     No rescission will affect any subsequent Default or impair any right consequent thereto.

     The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any Notes.

     Subject to the provisions of the indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of the Notes, unless the holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding

Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

     No holder of any Notes will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

     (1) The Holder gives the Trustee written notice of a continuing Event of Default;

     (2) Holders of at least 25% in principal amount of the then outstanding Notes make a written request to pursue the remedy;

     (3) The holders of the Notes provide to the Trustee satisfactory indemnity;

     (4)  the Trustee does not comply within 60 days; and

     (5) during that 60 day period the holders of a majority in principal amount of the outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is inconsistent with the request. Otherwise, no holder of any Note will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, except (i) a holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on the Note on or after the respective due dates expressed in the Note or (ii) the institution of any proceeding with respect to the indenture or any remedy under the indenture, including, without limitation, acceleration, by the Holders of a majority in principal amount of the outstanding Notes; provided that upon institution of any proceeding or exercise of any remedy, those holder or Holders provide the Trustee with prompt notice.

     Under the indenture, Diamond is required to provide an officers' certificate to the Trustee promptly upon any those officer obtaining knowledge of any Default or Event of Default (provided that those officers will provide the certification at least annually whether or not they know of any Default or Event of Default) that has occurred and is continuing and, if applicable, describe the relevant Default or Event of Default and the status that Default or Event of Default.

Legal Defeasance and Covenant Defeasance

     Diamond may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). This Legal Defeasance means that Diamond will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

     (1) the rights of holders of the Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when those payments are due,

     (2) Diamond's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments,

     (3) the rights, powers, trust, duties and immunities of the Trustee and Diamond's obligations in connection therewith, and

     (4)  the Legal Defeasance provisions of the indenture.

     In addition, Diamond may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those obligations will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Diamond must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in those amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

     (2) in the case of Legal Defeasance, Diamond will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee to the effect that:

          (A) Diamond has received from, or there has been published by, the Internal Revenue Service a ruling or;

          (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based on that change the opinion of counsel will state that, the holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of the Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Diamond will have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of that Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if that Covenant Defeasance had not occurred;

     (4)  the Trustee will have received an officers' certificate stating that:

          (A) no Default or Event of Default has occurred and is continuing on the date of the deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (B) the Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Diamond or any of its Subsidiaries is a party or by which Diamond or any of its Subsidiaries is bound (and in that connection, the Trustee will have received a certificate from the agent under the Bank Facility to that effect with respect to the Bank Facility then in effect);

          (C) Diamond did not make the deposit with the intent of preferring the holders of the Notes over any other creditors of Diamond or any Subsidiary of Diamond or with the intent of defeating, hindering, delaying or defrauding any other creditors of Diamond or others;

     (5) Diamond will have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

     (6) Diamond will have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

     (7)  certain other customary conditions precedent are satisfied.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the indenture) as to all outstanding Notes when:

     (1)  either:

          (A) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Diamond and thereafter repaid to Diamond or discharged from such trust) have been delivered to the Trustee for cancellation, or

          (B) all the Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will be due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and Diamond has irrevocably deposited or caused to be deposited with the Trustee funds or certain direct, non-callable obligations of, or guaranteed by, the United States sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the earlier of the stated maturity or the redemption date together with irrevocable instructions from Diamond directing the Trustee to apply those funds and/or the proceeds of such direct, non-callable obligations to the payment thereof at maturity or redemption, as the case may be;

     (2) Diamond has paid all other sums payable under the indenture by Diamond; and

     (3) Diamond has delivered to the Trustee an officers' certificate stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification of the Indenture

     From time to time, Diamond and the Trustee, without the consent of the holders of the Notes, may amend the indenture or the Notes for certain specified purposes, including curing ambiguities, defects or inconsistencies, so long as the change does not, in the opinion of the Trustee, adversely affect the rights of any of the holders of the Notes in any material respect. In formulating its opinion on these matters, the Trustee will be entitled to rely on any evidence it considers appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the indenture or the Notes may be made with the consent of the holders of a majority in principal amount of the then outstanding Notes issued under the indenture, except that, without the consent of each holder affected thereby, no amendment may:

     (1) reduce the amount of Notes whose holders must consent to an amendment or waiver;

     (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

     (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

     (4)  make any Notes payable in money other than that stated in the Notes;

     (5) make any change in provisions of the indenture entitling each holder of the Notes to receive payment of principal of and interest on those Note on or after the due date thereof or to bring suit to enforce that payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default; or

     (6) amend, change or modify in any material respect the obligation of Diamond to make and consummate a Change of Control Offer in respect of a Change of Control that has occurred or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated.

Governing Law

     The indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

     The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only those duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise those rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

     The indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of Diamond, to obtain payments of claims in certain cases or to realize on certain property received in respect of any claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate that conflict or resign.

Payments for Consent

     Neither Diamond nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of the Notes, unless that consideration is offered to be paid or agreed to be paid to all holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Certain Definitions

     Set forth below is a summary of certain of the defined terms used in the indenture. You should refer to the indenture for the full definition of all of these terms, as well as any other terms used herein for which no definition is provided.

     "Acquired Indebtedness" means Indebtedness:

     (1) of a Person or any of its Subsidiaries existing at the time that Person becomes a Restricted Subsidiary of Diamond or at the time it merges or consolidates with Diamond or any of its Restricted Subsidiaries; or,

     (2) assumed in connection with the acquisition of assets from that Person, and in each case not incurred in connection with, or in anticipation or contemplation of, that acquisition, merger or consolidation.

     Acquired Indebtedness will be deemed to have been incurred:

     (1)  at the time a Person becomes a Restricted Subsidiary of Diamond; or

     (2) at the time a Person merges or consolidates with Diamond or a Restricted Subsidiary of Diamond; or

     (3) at the time that Indebtedness is assumed in connection with the acquisition of assets from that Person.

     "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, that specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

     "Asset Acquisition" means:

          (1) an Investment by Diamond or any Restricted Subsidiary of Diamond in any other Person pursuant to which that Person will become a Restricted Subsidiary of Diamond, or is merged with or into Diamond or any Restricted Subsidiary of Diamond; or

          (2) the acquisition by Diamond or any Restricted Subsidiary of Diamond of the assets of any Person (other than a Subsidiary of Diamond) which constitute all or substantially all of the assets of that Person or comprise any division or line of business of that Person or any other properties or assets of that Person other than in the ordinary course of business.

     "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by Diamond or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than Diamond or a Restricted Subsidiary of Diamond (including a Person that is or will become a Restricted Subsidiary of Diamond immediately after that sale, issuance, conveyance, transfer, lease, assignment or other transfer for value) of:

          (1)  any Capital Stock of any Restricted Subsidiary of Diamond; or

          (2) any other property or assets (other than cash or Cash Equivalents) of Diamond or any Restricted Subsidiary of Diamond other than in the ordinary course of business.

          This definition of Asset Sales does not include:

          (1) a transaction or series of related transactions for which Diamond or its Restricted Subsidiaries receive aggregate consideration of less than $500,000; and

          (2) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Diamond as permitted under "--Certain Covenants--Merger, Consolidation and Sale of Assets."

     "Bank Facility" means the credit agreement dated as of March 31, 1998 among Diamond, the lenders named therein and Bankers Trust Company, as Administrative Agent, and all amendments thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as these agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time by one or more credit agreements, including any agreement adding Subsidiaries of Diamond as additional borrowers or guarantors thereunder or extending the maturity of, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under these agreement(s) or any successor or replacement agreement(s) and whether by the same or any other agent, lender or group of lenders.

     "Board of Directors" means, as to any Person, the board of directors of that Person or any duly authorized committee thereof.

     "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of that Person to have been duly adopted by the Board of Directors of that Person and to be in full force and effect on the date of certification, and delivered to the Trustee.

     "Capitalized Lease Obligations" means, as to any Person, the obligations of that Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of these obligations at any date will be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means:

          (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of that Person; and

          (2) with respect to any Person that is not a corporation, any and all partnership or other equity or ownership interests of that Person.

     "Cash Equivalents" means:

          (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition;

          (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any state or any public instrumentality maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Corporation ("S&P") or Moody's Investors Service, Inc. ("Moody's");

          (3) commercial paper maturing no more than one year from the date of creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

          (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States of America or any state or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition combined capital and surplus of not less than $250.0 million;

          (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

          (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

     "Change of Control" means the occurrence of one or more of the following events:

          (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of Diamond's assets if, immediately after giving effect to those transaction(s), any Person or group of related Persons (other than Permitted Holders) for purposes of Section 13(d) of the Exchange Act (a "Group"), is or becomes the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the transferee or surviving entity;

          (2) any Person or Group (other than Permitted Holders) will become the beneficial owner, directly or indirectly, of shares representing more than 50% of the aggregate ordinary voting power represented by Diamond's issued and outstanding Capital Stock;

          (3) the replacement after the Issue Date of a majority of Diamond's Board of Directors over a two-year period after the Issue Date from the directors who constituted Diamond's Board of Directors at the beginning of that period, and the replacement will not have been approved by a vote of at least a majority of Diamond's Board of Directors then still in office who either were members of that Board of Directors at the beginning of that period or whose election as a member of such Board of Directors was previously so approved; or

          (4) Diamond consolidates with, or merges with or into, another Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, Diamond, in any such event pursuant to a transaction in which the shares representing the aggregate ordinary voting power represented by Diamond's issued and outstanding Capital Stock is converted into or exchanged for cash, securities or other property, other than:

               (A)  any transaction where:

                    (i) the shares representing Diamond's issued and outstanding ordinary voting Capital Stock are converted into or exchanged for:

                         o ordinary voting Capital Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation, and/or

                         o cash, securities and other property in an amount which could be paid by Diamond as a Restricted Payment under the indenture; and

                    (ii) the "beneficial owners" of the shares representing
                         Diamond's issued and outstanding ordinary voting Capital Stock immediately prior to that transaction own, directly or indirectly, shares of Capital Stock representing not less than a majority of voting power of all issued and outstanding shares of Capital Stock of the surviving or transferee corporation immediately after that transaction; or

               (B) any transaction as a result of which the Permitted Holders own shares of Capital Stock representing more than 50% of the voting power of all issued and outstanding shares of Capital Stock of the surviving or transferee corporation immediately after that transaction.

     "Change of Control Offer" has the meaning set forth under "--Change of Control."

     "Change of Control Payment Date" has the meaning set forth under "--Change of Control."

     "Commission" means the Securities and Exchange Commission, or any successor agency thereto with respect to the regulation or registration of securities.

     "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of that Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of that common stock.

     "Consolidated EBITDA" means, for any period, the sum (without duplication) of:

          (1)  Consolidated Net Income; and

          (2)  to the extent Consolidated Net Income has been reduced thereby:

               (A) all income taxes of Diamond and its Restricted Subsidiaries paid or accrued in accordance with GAAP for that period;

               (B)  Consolidated Interest Expense;

               (C) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for that period;

               (D) executive compensation expense not to exceed $5.0 million incurred in the fiscal year ended December 31, 1997; and

               (E) write-offs in the fiscal year ending December 31, 1998 of amounts, not to exceed $3.0 million, due from a company owned by Kenneth Levine and Richard Rutta,] all as determined on a consolidated basis for Diamond and its Restricted Subsidiaries in accordance with GAAP.

     "Consolidated Fixed Charge Coverage Ratio" means the ratio of Consolidated EBITDA during the four full fiscal quarters (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of the calculation to:

          (1) the incurrence or repayment of any Indebtedness of Diamond or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make this calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if the incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Diamond or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and including, without limitation, by giving pro forma effect to any Consolidated EBITDA (provided that pro forma Consolidated EBITDA will be calculated in a manner consistent with the exclusions in the definition of "Consolidated Net Income") attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If Diamond or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence will give effect to the incurrence of that guaranteed Indebtedness as if Diamond or any of its Restricted Subsidiaries had directly incurred or otherwise assumed that guaranteed Indebtedness.

          In calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio:"

          (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on that Indebtedness in effect on the Transaction Date;

          (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the

          Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

          (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent that interest is covered by agreements relating to Interest Swap Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of those agreements.

     "Consolidated Fixed Charges" means, for any period, the sum, without duplication, of:

          (1) Consolidated Interest Expense (excluding any amortization or write off of deferred financing costs), plus

          (2)  the product of:

               (A) the amount of all dividend payments on any series of Diamond's Preferred Stock (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during that period

               - times -

               (B) a fraction, the numerator of which is one and the denominator of which is one minus Diamond's then current effective consolidated federal, state and local tax rate, expressed as a decimal.

     "Consolidated Interest Expense" means, for any period, the sum of, without duplication:

          (1) the aggregate of the interest expense of Diamond and its Restricted Subsidiaries for that period determined on a consolidated basis in accordance with GAAP, including, without limitation:

               (A) any amortization of debt discount and any amortization or write off of deferred financing costs;

               (B)  the net costs under Interest Swap Obligations;

               (C)  all capitalized interest; and

               (D)  the interest portion of any deferred payment obligation;

               and

          (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Diamond and its Restricted Subsidiaries during that period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Diamond and its Restricted Subsidiaries for that period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

          (1) net after-tax gains from Asset Sales or abandonments or reserves relating thereto,

          (2) net after-tax items classified as extraordinary or nonrecurring gains or losses,

          (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of Diamond or is merged or consolidated with Diamond or any Restricted Subsidiary of Diamond,

          (4) the net income (but not loss) of any Restricted Subsidiary of Diamond to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise,

          (5) the net income of any Person, other than a Restricted Subsidiary of Diamond, except to the extent of cash dividends or distributions paid to Diamond or to a Restricted Subsidiary of Diamond by that Person,

          (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date, and

          (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not those operations were classified as discontinued).

     "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of that Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of that Person.

     "Consolidated Non-cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of Diamond and its Restricted Subsidiaries reducing Consolidated Net Income of Diamond and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP (excluding any charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

     "Covenant Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

     "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof, in any case, on or prior to the final maturity date of the Notes. Notwithstanding the foregoing, in no event will the Senior Preferred Stock be deemed to be Disqualified Capital Stock.

     "Employment Agreements" means the employment agreements, dated as of the Issue Date, between Diamond and each of Kenneth Levine, Richard Rutta, Norman Harris and Michael Sumsky, as any of these agreements may be extended or amended from time to time to the extent that any extension or amendment does not have the effect of increasing in any material respect the payments permitted to be made under agreements pursuant to "--Certain Covenants--Limitation on Recapitalization with Affiliates."

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

     "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value will be determined by Diamond's Board of Directors acting reasonably and in good faith and will be evidenced by a Board Resolution of Diamond's Board of Directors delivered to the Trustee.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in any other statements by any other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

     "Indebtedness" means with respect to any Person, without duplication:

          (1) the principal amount (or, if less, the accreted value) of all obligations of that Person for borrowed money,

          (2) the principal amount (or, if less, the accreted value) of all obligations of that Person evidenced by bonds, debentures, notes or other similar instruments,

          (3)  all Capitalized Lease Obligations of that Person,

          (4) all obligations of that Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted),

          (5) all obligations of that Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction,

          (6) guarantees and other contingent obligations of that Person in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below,

          (7) all Indebtedness of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of that Person, the amount of that Indebtedness being deemed to be the lesser of the fair market value of that property or asset or the amount of the Indebtedness so secured,

          (8) all obligations under currency agreements and interest swap agreements of such Person, and

          (9) all Disqualified Capital Stock issued by that Person with the amount of Indebtedness represented by that Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any. For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price will be calculated in accordance with the terms of that Disqualified Capital Stock as if that Disqualified Capital Stock were purchased on any date on which Indebtedness will be required to be determined pursuant to the indenture, and if that price is based upon, or measured by, the fair market value of that Disqualified Capital Stock, that fair market value that be determined reasonably and in good faith by the Board of Directors of the issuer of that Disqualified Capital Stock.

     "Independent Financial Advisor" means an accounting firm, appraisal firm, investment banking firm or consultant to Persons engaged in a Related Business, in each case, of nationally recognized standing that is, in the judgment of Diamond's Board of Directors, qualified to perform the task for which it has been engaged.

     "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, that Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by the other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by that Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" will exclude accounts receivable or deposits arising in the ordinary course of business. For purposes of the "Limitation on Restricted Payments" covenant, "Investment" will include and be valued at the fair market value of the net assets of any Restricted Subsidiary of Diamond at the time that the Restricted Subsidiary is designated an Unrestricted Subsidiary. If Diamond or any Restricted Subsidiary of Diamond sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of Diamond so that, after giving effect to any the sale or disposition, that Restricted Subsidiary would cease to be a Subsidiary of Diamond, Diamond will be deemed to have made an Investment on the date of that sale or disposition equal to the fair market value of the Common Stock of that Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date of original issuance of the Notes.

     "Legal Defeasance" has the meaning set forth under "--Legal Defeasance and Covenant Defeasance."

     "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

     "Management Services Agreement" means the Management Services Agreement, dated as of the Issue Date, between Diamond and LGP, substantially as in effect on the Issue Date.

     "Management Subscription and Stockholders Agreements" mean each of the Management Subscription and Stockholders Agreements, dated as of the Issue Date, among Diamond, Green Equity Investors II, L.P. and an employee or director of Diamond and/or one or more of its Subsidiaries, as any of these agreement may be amended from time to time.

     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Diamond or any of its Restricted Subsidiaries from that Asset Sale net of:

          (1) reasonable out-of-pocket expenses and fees relating to that Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

          (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

          (3) repayment of Indebtedness that is required to be repaid in connection with that Asset Sale;

          (4) appropriate amounts to be provided by Diamond or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with that Asset Sale and retained by Diamond or any Restricted Subsidiary, as the case may be, after that Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with that Asset Sale; and

          (5) that portion of the cash or Cash Equivalents attributable to the Capital Stock of a Restricted Subsidiary which is not a Wholly Owned Restricted Subsidiary of Diamond held, directly or indirectly, by any Person which is not Diamond or a Wholly Owned Restricted Subsidiary of Diamond.

     "Net Proceeds Offer" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

     "Net Proceeds Offer Amount" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

     "Net Proceeds Offer Payment Date" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

     "Net Proceeds Offer Trigger Date" has the meaning set forth under "--Certain Covenants--Limitation on Asset Sales."

     "Permitted Holders" means Green Equity Investors II, L.P., its Affiliates and Related Parties and Diamond's senior management on the Issue Date.

     "Permitted Indebtedness" means, without duplication, each of the following:

          (1) Indebtedness in an aggregate principal amount not to exceed $100.0 million under the Notes, the Guarantees and the indenture and any replacement Notes therefor issued pursuant to the indenture;

          (2) Indebtedness of Diamond and the Subsidiary Guarantors incurred under the Bank Facility in an aggregate principal amount at any time outstanding not to exceed $35.0 million less the amount of any permanent prepayments of Indebtedness made with the Net Cash Proceeds of an Asset Sale pursuant to clause (3) (A) of the first sentence under "--Certain Covenants--Limitation on Asset Sales;"

          (3) other Indebtedness of Diamond and the Subsidiary Guarantors outstanding on the Issue Date;

          (4) Diamond's Interest Swap Obligations covering Indebtedness of Diamond or any of its Restricted Subsidiaries and Interest Swap Obligations of any Restricted Subsidiary of Diamond covering Indebtedness of that Restricted Subsidiary; provided, however, that those Interest Swap Obligations are entered into to protect Diamond and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of that Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which that Interest Swap Obligation relates;

          (5) Indebtedness of a Restricted Subsidiary of Diamond to Diamond or to a Wholly Owned Restricted Subsidiary of Diamond for so long as that Indebtedness is held by Diamond or a Wholly Owned Restricted Subsidiary of Diamond, in each case subject to no Lien securing Indebtedness other than Permitted Liens; provided that if as of any date any Person other than Diamond or a Wholly Owned Restricted Subsidiary of Diamond owns or holds any that Indebtedness or holds a Lien in respect of such Indebtedness securing Indebtedness other than Permitted Liens, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of that Indebtedness;

          (6) Indebtedness of Diamond to a Wholly Owned Restricted Subsidiary of Diamond for so long as that Indebtedness is held by a Wholly Owned Restricted Subsidiary of Diamond, in each case subject to no Lien securing Indebtedness other than Permitted Liens; provided that if as of any date any Person other than a Wholly Owned Restricted Subsidiary of Diamond owns or holds any Indebtedness or any Person other than a Wholly Owned Restricted Subsidiary of Diamond holds a Lien in respect of that Indebtedness securing Indebtedness other than Permitted Liens, that date will be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by Diamond;

          (7) Indebtedness of Diamond or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

          (8) Indebtedness of Diamond or any of its Restricted Subsidiaries represented by letters of credit for the account of Diamond or any Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

          (9)  Refinancing Indebtedness;

          (10) Capitalized Lease Obligations and Purchase Money Indebtedness of Diamond or any of the Subsidiary Guarantors in an aggregate principal amount not to exceed $5.0 million at any one time outstanding; and

          (11) additional Indebtedness of Diamond or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Bank Facility); provided, however, that the Indebtedness of Restricted Subsidiaries that are not Subsidiary Guarantors permitted by this clause (11) shall not exceed $2.0 million at any one time outstanding.

     "Permitted Investments" means:

          (1) Investments by Diamond or any Restricted Subsidiary of Diamond in any Person that is or will become, or Investments by Diamond or any Restricted Subsidiary of Diamond which result in any Person becoming, in any case, immediately after that Investment, a Restricted Subsidiary of Diamond or that will merge or consolidate into Diamond or a Restricted Subsidiary of Diamond;

          (2)  Investments by any Restricted Subsidiary of Diamond in Diamond;

          (3)  Investments in cash and Cash Equivalents;

          (4) Investments existing as of the Issue Date and any extension, modification or renewal of that Investment (but not increases thereof, other than as a result of the accrual or accretion of interest or original issue discount pursuant to the terms of such Investment);

          (5) transactions or arrangements with officers, directors or employees of Diamond or any Subsidiary of Diamond entered into in the ordinary course of business (including compensation or employee benefit arrangements with any officer or director of Diamond or any Subsidiary of Diamond permitted under the covenant "Recapitalization with Affiliates");

          (6) Investments received as a result of the bankruptcy or reorganization of any Person or taken in settlement of or other resolution of claims or disputes, and, in each case, extensions, modifications and renewals thereof;

          (7) Investments made by Diamond or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under "--Certain Covenants--Limitation on Asset Sales" or any exchange of any such Investment with the issuer thereof, and extensions, modifications and renewals thereof; and

          (8) other Investments not to exceed $2.0 million at any one time outstanding.

     "Permitted Liens" means the following types of Liens:

          (1) Liens securing Indebtedness incurred under the Bank Facility or pursuant to clause (11) of the definition of Permitted Indebtedness;

          (2) Liens securing letters of credit issued in the ordinary course of business consistent with past practice in connection with workers' compensation, unemployment insurance and other types of social security;

          (3) any interest or title of a lessor under any Capitalized Lease Obligation; provided that those Liens do not extend to any property or assets which is not leased property subject to that Capitalized Lease Obligation;

          (4) Liens securing Purchase Money Indebtedness of Diamond or any Restricted Subsidiary of Diamond; provided, however, that (A) the Purchase Money Indebtedness will not exceed the cost of that property or assets and shall not be secured by any property or assets of Diamond or any Restricted Subsidiary of Diamond other than the property and assets so acquired and (B) the Lien securing that Indebtedness will be created within 90 days of such acquisition;

          (5) Liens upon specific items of inventory or other goods and proceeds of any Person securing that Person's obligations in respect of bankers' acceptances issued or created for the account of that Person to facilitate the purchase, shipment or storage of that inventory or other goods;

          (6) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to those letters of credit and products and proceeds thereof;

          (7) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the indenture;

          (8) Liens securing Acquired Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness"; provided that (A) those Liens secured that Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Diamond or a Restricted Subsidiary of Diamond and were not granted in connection with, or in anticipation of, the incurrence of that Acquired Indebtedness by Diamond or a Restricted Subsidiary of Diamond and (B) those Liens do not extend to or cover any property or assets of Diamond or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time that Indebtedness became Acquired Indebtedness of Diamond or a Restricted Subsidiary of Diamond and are not materially more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of that Acquired Indebtedness by Diamond or a Restricted Subsidiary of Diamond;

          (9)  Liens created under the indenture;

          (10) Liens of Diamond or a Wholly Owned Restricted Subsidiary of Diamond on assets of any Restricted Subsidiary of Diamond; and

          (11) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the indenture and which has been incurred in accordance with the provisions of the indenture; provided, however, that those Liens (A) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to those Liens than the Liens in respect of the Indebtedness being Refinanced and (B) do not extend to or cover any property or assets of Diamond or any of its Subsidiaries not securing the Indebtedness so Refinanced.

     "Person" means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

     "Preferred Stock" of any Person means any Capital Stock of that Person that has preferential rights over any other Capital Stock of that Person with respect to dividends or redemptions or upon liquidation.

     "Purchase Money Indebtedness" means Indebtedness of Diamond and its Restricted Subsidiaries incurred in connection with the purchase of businesses (including Capital Stock of businesses primarily engaged in a Related Business), properties or assets for the business of Diamond and its Restricted Subsidiaries and any Refinancing thereof.

     "Qualified Capital Stock" means the Senior Preferred Stock and any other Capital Stock that is not Disqualified Capital Stock.

     "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Refinancing Indebtedness" means any Refinancing by Diamond or any Restricted Subsidiary of Diamond of Indebtedness incurred in accordance with the covenant described under "--Certain Covenants--Limitation on Incurrence of Additional Indebtedness" (other than pursuant to clause (2), (4), (5), (6), (7),
(8), (10) or (11) of the definition of Permitted Indebtedness), to the extent that such Refinancing does not:

          (1) result in an increase in the aggregate principal amount of the Indebtedness of the Person as of the date of that proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing that Indebtedness and plus the amount of reasonable expenses incurred by Diamond in connection with that Refinancing); or

          (2)  create Indebtedness with:

               (A) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or

               (B) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

          provided that:

          (1) if the Indebtedness being Refinanced is Indebtedness solely of Diamond, then that Refinancing Indebtedness will be Indebtedness solely of Diamond; and

          (2) if that Indebtedness being Refinanced is subordinate or junior to the Notes, then that Refinancing Indebtedness will be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

     "Related Business" means a business whose revenues are derived from the general business conducted by Diamond on the Issue Date or any business or activity that (in the good faith judgment of Board of Directors of Diamond) is reasonably related thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

     "Related Party" means, with respect to Green Equity Investors II, L.P., any partnership, corporation or other Person which is managed or controlled by LGP or any Affiliate thereof.

     "Restricted Payments" has the meaning set forth under "--Certain Covenants--Limitation on Restricted Payments."

     "Restricted Subsidiary" of Diamond means any Subsidiary of Diamond which at the time of determination is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any Person is a party, providing for the leasing to Diamond or a Restricted Subsidiary of any property, whether owned by Diamond or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by Diamond or that Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of that Property.

     "Senior Preferred Stock" means the Series A 12% Senior Redeemable Cumulative Preferred Stock of Diamond issued pursuant to the Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of Series A 12% Senior Redeemable Cumulative Preferred Stock, as in effect on the Issue Date.

     "Significant Subsidiary" has the meaning set forth in Rule 1.02(w) of Regulation S-X under the Securities Act.

     "Stock Purchase Agreement" means the Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, as amended as of the Issue Date, by and among VGMC Corp., Green Equity Investors II, L.P., Diamond Auto Glass Works, Inc., Triumph Auto Glass, Inc., Diamond, A Above Average Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co., Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc., Kenneth Levine and Richard Rutta.

     "Stockholders Agreement" means the Stockholders Agreement dated as of the Issue Date among Green Equity Investors II, L.P., Kenneth Levine, Richard Rutta and Diamond, as that agreement may be amended from time to time, provided that no such amendment shall have the effect of increasing in any material respect the cost to Diamond of the transactions, payments or expenses permitted under such agreement pursuant to "--Certain Covenants--Limitation on Recapitalization with Affiliates."

     "Subordinated Management Fees" means the management fees payable under the Management Services Agreement, which fees are subordinated in right of payment, as provided in the Management Services Agreement, to the prior payment in full in cash of all obligations of Diamond with respect to the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise.

     "Subsidiary," with respect to any Person, means:

          (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by that Person; or

          (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by that Person.

     "Subsidiary Guarantor" means each future Restricted Subsidiary of Diamond that executes a supplemental indenture in which that Restricted Subsidiary agrees to be bound by the terms and provisions of the indenture as a Subsidiary Guarantor.

     "Surviving Entity" has the meaning set forth under "--Certain Covenants--Merger, Consolidation and Sale of Assets."

     "Unrestricted Subsidiary" means:

          (1) any Subsidiary of Diamond that at the time of determination shall be designated an Unrestricted Subsidiary by Diamond's Board of Directors in the manner provided below; and

          (2) any Subsidiary of an Unrestricted Subsidiary. Diamond's Board of Directors may designate any Subsidiary of Diamond (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless that Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Diamond or any Restricted Subsidiary of Diamond that is not a Subsidiary of the Subsidiary to be so designated;

          provided, however, that

          (1)  either:

               (A) the Subsidiary to be so designated has total assets of $1,000 or less; or

               (B) if that Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Limitation on Restricted Payments;"

          and

          (2) the Subsidiary to be so designated and each of its Subsidiaries has not at the time of that designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets or properties of Diamond or any of its Restricted Subsidiaries (except to the extent such recourse arises pursuant to an Investment permitted by the indenture).

          The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that

          (1) any Indebtedness of that Subsidiary outstanding at the time of that designation will be deemed to have been incurred at such time; and

          (2) immediately after giving effect to that designation and that incurrence no Default will have occurred and be continuing. Any designation by the Board of Directors will be evidenced by Diamond to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to that designation and an Officers' Certificate certifying that the designation complied with the foregoing provisions.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness (including any Disqualified Capital Stock) at any date, the number of years obtained by dividing:

          (1)  the sum of the products obtained by multiplying:

               (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof,

                    by

               (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

          (2) the then outstanding principal amount or liquidation preference, as applicable, of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of Diamond means any Restricted Subsidiary of Diamond of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by Diamond or any Wholly Owned Restricted Subsidiary of Diamond.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general discussion of anticipated U.S. federal income tax consequences of the ownership and disposition of the notes to holders thereof and of the exchange of Old Notes for New Notes pursuant to the Exchange Offer. This summary is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect. Moreover, it deals only with purchasers who hold notes as "capital assets" within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended, and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, tax exempt investors, dealers in securities or currencies, U.S. expatriates, persons holding notes as a hedge against currency risk or as a position in a "straddle," "hedge," "conversion" or another integrated transaction for tax purposes or U.S. Holders, as defined below, whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. federal estate or gift tax laws or the laws of any U.S. state or locality.

     Holders of Old Notes are urged to consult their own tax advisors concerning the consequences, in their particular circumstances, of the ownership and disposition of the notes and the exchange of Old Notes for New Notes pursuant to the Exchange Offer under the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

     As used in this section, the term "U.S. Holder" means a beneficial owner of notes that is, for U.S. federal income tax purposes:

     o    a citizen or resident of the United States,

     o a corporation, partnership or other entity, other than a trust, created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a U.S. person under any applicable U.S. Treasury regulations,

     o an estate whose income is subject to U.S. federal income tax regardless of its source, or

     o a trust if, in general, a court within the U.S. is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

     As used in this section, the term "non-U.S. Holder" means a beneficial owner of notes that is not a U.S. Holder for U.S. federal income tax purposes.

The Exchange Offer

     An exchange of Old Notes for New Notes pursuant to the Exchange Offer should not be treated as an exchange or other taxable event for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to holders of Old Notes who exchange Old Notes for New Notes pursuant to the Exchange Offer, and any holder should have the same adjusted tax basis and holding period in the New Notes as it had in the Old Notes immediately before the exchange.

U.S. Holders

Interest and Disposition Generally

     The gross amount of interest paid on the notes will be taxable as ordinary income for U.S. federal income tax purposes when received or accrued by a U.S. holder in accordance with such U.S. Holder's method of tax accounting.

     Upon the sale, redemption or other taxable disposition of a note, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized (excluding any amount attributable to accrued interest, which will be taxable as ordinary interest income as described above, or accrued market discount which is described below) and the U.S. Holder's tax basis in the notes. Such gain or loss will be long term capital gain or loss if the notes are held for more than one year. The deductibility of capital losses is subject to certain limitations.

     Special rules apply to notes acquired at a market discount or premium, which are discussed below.

Bond Premium

     If a U.S. Holder purchased notes for an amount in excess of the amount payable at the maturity date of the notes, the U.S. Holder may deduct such excess as amortizable bond premium over the term of the notes under a yield-to-maturity formula. The deduction is available only if an election is made by the purchaser or if such an election is in effect. This election is revocable only with the consent of the U.S. Internal Revenue Service. The election applies to all obligations owned or subsequently acquired by the U.S. Holder. The U.S. Holder's adjusted tax basis in the notes will be reduced to the extent of the deduction of amortizable bond premium. The amortizable bond premium is treated as an offset to interest income on the notes rather than as a separate deduction item.

Market Discount

     A U.S. Holder that acquires notes, other than in an original issue, at a market discount (other than market discount that is less than 1/4 of 1% of the stated redemption price of the notes at maturity multiplied by the number of remaining complete years to maturity) must include as ordinary income upon a subsequent disposition, redemption or gift of the notes, the lesser of:

     o the gain realized upon the disposition or redemption or, in the case of a gift, the appreciation in the notes, and

     o the portion of the market discount which accrued on a straight line basis, or, if the U.S. Holder so elects, on a constant interest rate basis, while the notes were held by such U.S. Holder.

For these purposes, market discount means the excess, if any, of the stated redemption price at maturity of the Notes (i.e., their principal amount) over the U.S. Holder's tax basis in such notes immediately after their acquisition by the U.S. Holder. A U.S. Holder may elect to include accrued market discount in income currently, which would increase the U.S. Holder's basis in the notes, rather than upon disposition of the notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     A U.S. Holder of notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such notes until the market discount is recognized upon a subsequent disposition of such notes. Such a deferral is not required, however, if the U.S. Holder elects to include accrued market discount in income currently.

     A proposal recently set forth in the Clinton Administration's Fiscal Year 2001 Revenue Proposals would require U.S. Holders that use an accrual method of accounting to include market discount in income on a constant-yield basis as it accrues. The U.S. Holder's yield for purposes of determining and accruing market discount would be limited to the greater of (1) the original yield-to-maturity of the debt instrument plus 5 percentage points, or (2) the applicable Federal rate at the time the holder acquired the debt instrument plus 5 percentage points. The proposal would be effective for debt instruments acquired on or after the date of enactment.

Information Reporting and Backup Withholding

     Non-exempt U.S. Holders may be subject to information reporting with respect to payments of interest on, and the proceeds of the disposition of, notes. Non-exempt U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors.

Non-U.S. Holders

Interest and Disposition

     In general, payments of interest received by a non-U.S. Holder will not be subject to U.S. federal withholding tax, provided that the non-U.S. Holder (a) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (b) is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (c) provides, under penalties of perjury (either directly or through a financial institution that holds the note on behalf of the non-U.S. Holder and that holds customers' securities in the ordinary course of its trade or business), the Company or its agent with the non-U.S. Holder's (or, if different, the beneficial owner's) name and address and certifies, under penalties of perjury, that it is not a U.S. Holder. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to withholding tax at the rate of 30% unless, (i) the interest received on the note is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the U.S. and the non-U.S. Holder complies with certain reporting requirements (see "Effectively Connected Income" below); or (ii) the non-U.S. Holder is entitled to the benefits of an income tax treaty under which the interest is exempt from U.S. withholding tax or the rate is reduced and the non-U.S. Holder complies with certain reporting requirements.

     A non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no tax will be withheld) with respect to gain realized on the disposition of a note, unless (i) the gain is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied.

     Effectively Connected Income

     If interest or other payments received by a non-U.S. Holder with respect to the notes (including proceeds from the disposition of the notes) are effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (or the non-U.S. Holder is otherwise subject to U.S. federal income taxation on a net basis with respect to such holder's ownership of notes), such non-U.S. Holder will generally be subject to the rules described above under "U.S. Holders" (subject to any modification provided under an applicable income tax treaty). Non-U.S. corporate holders may also be subject to the U.S. "branch profits tax" at a rate of 30%, or a lower rate provided by an applicable income tax treaty.

Information Reporting and Backup Withholding

     If the notes are held by a non-U.S. Holder through a non-U.S., and non-U.S. related broker or financial institution, information reporting and backup withholding generally would not be required. Information reporting, and possibly backup withholding, may apply if the notes are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S. Holder fails to provide appropriate information. Holders should consult their tax advisors.

Recently Issued Treasury Regulations

     The U.S. Treasury Department issued final Treasury regulations governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. Holders after December 31, 2000. The new Treasury regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a note.

                          BOOK-ENTRY, DELIVERY AND FORM

The Global Notes

     The certificates representing the Old Notes were issued, and the certificates representing the New Notes will be issued, in fully registered form, without coupons. The Old Notes are represented by one or more permanent global certificates in definitive, fully registered form without interest coupons. Except as described under "Certificated New Notes," the New Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form and


     o will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co., as DTC's nominee, or

     o will remain in the custody of the trustee pursuant to a FAST Balance Certificate Agreement between DTC and the trustee.

Depositary Procedures

     The following description of the operations and procedures of DTC, Euroclear and Cedelbank are provided only as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. Diamond takes no responsibility for these operations and procedures and urges you to contact the system or their participants directly to discuss these matters.

     DTC has advised Diamond that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. DTC's Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Diamond that, pursuant to DTC's procedures:

     o upon deposit of the global notes representing the New Notes, DTC will credit the accounts of Participants with an interest in the global notes; and

     o ownership of the New Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC, with respect to the interests of its Participants, and the records of DTC's Participants and the Indirect Participants, with respect to the interests of persons other than Participants in such series of the global notes.

     The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of those securities in definitive form. As a result, the ability to transfer interests in the New Notes represented by global notes to those persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through a Participant, the ability of a person having an interest in New Notes represented by a global note to pledge or transfer that interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of that interest, may be affected by the lack of a physical definitive security evidencing that interest.

     So long as DTC or its nominee is the registered owner of a global note, DTC or the nominee, as the case may be, will be considered the sole owner or holder of the New Notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have New

Notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated New Notes, and will not be considered the owners or holders thereof under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture. As a result, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if the holder is not a DTC Participant or an Indirect Participant, on the procedures of the Participant through which the holder owns its interest, to exercise any rights of a holder of the New Notes under the indenture or the global note. Diamond understands that under existing industry practice, in the event that Diamond requests any action of holders of the New Notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that DTC, as the holder of the global note, is entitled to take, DTC would authorize the Participants to take that action and the participants would authorize holders owning through these Participants to take that action or would otherwise act upon the instruction of those holders. Neither Diamond nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to these New Notes.

     Except as described below, owners of interests in global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

     Payments in respect of the principal of, and premium, if any, and interest on the New Notes represented by the global note registered in the name of DTC or its nominee on the applicable record date will be payable by the trustee to DTC or its nominee in its capacity as the registered holder of the global note representing the New Notes under the indenture. Under the terms of the indenture, Diamond and the trustee may treat the persons in whose names the New Notes, including the global notes, are registered as the owners thereof for the purpose of receiving payments thereon and for any and all other purposes whatsoever. Consequently, neither Diamond, the trustee or any agent of Diamond or the trustee has or will have any responsibility or liability for the payment of these amounts to owners of beneficial interests in a global note, including principal, premium, if any, and interest. Payments by the DTC Participants and Indirect Participants to the beneficial owner of a global note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or Indirect Participants and DTC.

     DTC has advised Diamond that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on the payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of the New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Diamond. Neither Diamond nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and Diamond and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedelbank participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedelbank, as the case may be, by its respective depositary; however, these cross-market transactions will require delivery of instructions to Euroclear or Cedelbank, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Cedelbank, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedelbank participants may not deliver instructions directly to the depositories for Euroclear or Cedelbank.

     DTC has advised Diamond that it will take any action permitted to be taken by a holder of notes of any series only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes of such series and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Cedelbank have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among Participants in DTC, Euroclear and Cedelbank, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither Diamond nor the trustee will have any responsibility for the performance by DTC, Euroclear or Cedelbank or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated New Notes

     If:

     o Diamond notifies the trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to registered as a clearing agency under the Exchange Act, and a successor depositary is not appointed within 90 days of such notice or cessation;

     o Diamond, at its option, notifies the trustee in writing that it elects to cause the issuance of New Notes in definitive form under the indenture; or

     o    upon the occurrence of other events described in the indenture.

     upon surrender by DTC of the global notes representing New Notes, certificated New Notes will be issued in the names and denominations requested by DTC in accordance with its customary procedures. Upon any issuance of certificated New Notes, the trustee is required to register the certificated New Notes in the name of the beneficial owner indicated by DTC, and cause the same to be delivered to that person.

     Neither Diamond nor the trustee will be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related notes and Diamond and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of the New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where the Old Notes were acquired as a result of market-making activities or other trading activities. Diamond has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until ______, 2000, all dealers effecting transactions in New Notes may be required to deliver a prospectus.

     Diamond will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of the New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit from any resale of New Notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, Diamond will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. Diamond has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the Old Notes) other than dealers' and brokers' discounts, commissions and counsel fees) and will indemnify the holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS


     The validity of the New Notes will be passed upon for Diamond by Kramer Levin Naftalis & Frankel LLP, New York New York.

                                     EXPERTS


     The Balance Sheets as of December 31, 1998 and 1999 and the related Statements of Operations, Stockholders' Equity, and Cash Flows for each of the years in the three year period ended December 31, 1997, 1998 and 1999, included in this Prospectus, have been audited by KPMG LLP, independent certified public accountants, as stated in their report included herein, and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----
Independent Auditors' Report...........................................    F-2

Balance Sheets, December 31, 1999 and 1998.............................    F-3

Statements of Operations for the Years Ended
     December 31, 1999, 1998 and 1997..................................    F-5

Statements of Stockholders' Equity (Deficit) for the
     Years Ended December 31, 1999, 1998 and 1997......................    F-6

Statements of Cash Flows for the Years Ended
     December 31, 1999, 1998 and 1997..................................    F-7

Notes to Financial Statements..........................................    F-8

                          Independent Auditors' Report


The Board of Directors
Diamond Triumph Auto Glass, Inc.:


We have audited the accompanying balance sheets of Diamond Triumph Auto Glass, Inc. as of December 31, 1999 and 1998, and the related statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Triumph Auto Glass, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.


                                  /s/ KPMG LLP

Allentown, Pennsylvania

February 22, 2000, except for Note 12 which is as of March 27, 2000

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                                 Balance Sheets

                           December 31, 1999 and 1998

                             (Dollars in Thousands)



                            Assets                                 1999        1998
                                                                 --------    --------
Current assets:
    Cash and cash equivalents                                    $     94         301
    Accounts receivable, less allowance for doubtful accounts
       of $956 and $800 for 1999 and 1998 respectively             10,895      12,727
    Other receivables                                                 189       1,610
    Inventories                                                    12,620      11,264
    Prepaid expenses                                                  962         841
    Deferred income taxes                                           3,081       2,826
                                                                 --------    --------

            Total current assets                                   27,841      29,569
                                                                 --------    --------

Equipment and leasehold improvements:
    Vehicles                                                       10,289      11,040
    Computers and office equipment                                  3,173       2,667
    Computer software                                               3,901       2,566
    Other equipment                                                   524         488
    Leasehold improvements                                            140         123
                                                                 --------    --------

                                                                   18,027      16,884
    Accumulated depreciation and amortization                     (10,334)     (8,906)
                                                                 --------    --------

            Net equipment and leasehold improvements                7,693       7,978

Deferred loan costs and senior notes discount, net                  7,502       8,152
Deferred income taxes                                              44,082      44,619
Other assets                                                          401         374
                                                                 --------    --------

Total assets                                                     $ 87,519      90,692
                                                                 ========    ========

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                                 Balance Sheets

                           December 31, 1999 and 1998

                             (Dollars in Thousands)

                   Liabilities and Stockholders' Equity (Deficit)                   1999         1998
                                                                                  ---------    ---------
Current liabilities:
    Accounts payable                                                              $   7,950        9,586
    Accrued expenses
       Payroll and related items                                                      3,314        3,166
       Accrued interest                                                               2,363        2,326
       Accrued income taxes                                                           1,216        1,955
       Other                                                                            362          354
                                                                                  ---------    ---------
          Total accrued expenses                                                      7,255        7,801
                                                                                  ---------    ---------

            Total current liabilities                                                15,205       17,387
                                                                                  ---------    ---------

Long-term debt:
    Bank facility                                                                     7,500        8,500
    Senior notes                                                                    100,000      100,000
                                                                                  ---------    ---------
       Total long-term debt                                                         107,500      108,500
                                                                                  ---------    ---------

            Total liabilities                                                       122,705      125,887
                                                                                  ---------    ---------

Series A 12% senior redeemable cumulative preferred stock - par value $0.01 per share; authorized 100,000 shares; issued and
    outstanding 35,000 in 1999 and 1998, at liquidation preference value             43,046       38,246
                                                                                  ---------    ---------

Stockholders' equity (deficit):
    Common stock, 1999 and 1998- par value $0.01 per share; authorized
       1,100,000 shares; issued and outstanding 1,000,000 shares                         10           10
    Additional paid-in capital                                                       52,747       57,547
    Retained earnings (accumulated deficit)                                        (130,989)    (130,998)
                                                                                  ---------    ---------

            Total stockholders' equity (deficit)                                    (78,232)     (73,441)
                                                                                  ---------    ---------

Total liabilities and stockholders' equity (deficit)                              $  87,519       90,692
                                                                                  =========    =========

See accompanying notes to financial statements.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                            Statements of Operations

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)

                                                                1999         1998         1997
                                                             ---------    ---------    ---------
Net sales                                                    $ 164,520      149,609      122,005
Cost of sales                                                   51,456       43,851       36,702
                                                             ---------    ---------    ---------

            Gross profit                                       113,064      105,758       85,303
                                                             ---------    ---------    ---------

Operating expenses:
    Payroll                                                     61,434       54,377       47,653
    Advertising and promotional                                 10,349        9,499        7,360
    Other operating expenses                                    27,516       23,478       17,445
    Depreciation and amortization                                2,595        2,410        2,238
                                                             ---------    ---------    ---------

                                                               101,894       89,764       74,696
                                                             ---------    ---------    ---------

            Income from operations                              11,170       15,994       10,607

Other (income) expense:
    Interest income                                                (31)        (120)        (184)
    Interest expense                                            11,054        8,162           --
                                                             ---------    ---------    ---------

                                                                11,023        8,042         (184)
                                                             ---------    ---------    ---------

            Income before provision for income taxes               147        7,952       10,791

Provision for income taxes                                         138          (37)          --
                                                             ---------    ---------    ---------

            Net income                                               9        7,989       10,791

Preferred stock dividends                                        4,800        3,246           --
                                                             ---------    ---------    ---------

Net (loss) income applicable to common stockholders          $  (4,791)       4,743       10,791
                                                             =========    =========    =========


    Historical income before provision for income taxes                   $   7,952       10,791
    Pro forma provision for taxes                                             3,181        4,316
                                                                          ---------    ---------

    Pro forma net income                                                      4,771        6,475
    Preferred stock dividends                                                 3,246           --
                                                                          ---------    ---------

    Pro forma net income applicable to common stockholders                $   1,525        6,475
                                                                          =========    =========

See accompanying notes to financial statements.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                  Statements of Stockholders' Equity (Deficit)

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


                                                                                Retained
                                          Common stock          Additional      earnings
                                     ------------------------     paid-in    (accumulated
                                       Shares        Amount       capital       deficit)        Total
                                     ----------    ----------    ----------    ----------    ----------
Balance at December 31, 1996              2,300             4          --          24,290        24,294

Issuance of common stock                   --            --            --            --            --

Net income                                 --            --            --          10,791        10,791

Distributions to stockholders              --            --            --         (11,800)      (11,800)
                                     ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1997                2,300             4          --          23,281        23,285

Net income                                 --            --            --           7,989         7,989

Distributions to stockholders              --            --            --         (11,597)      (11,597)

Reclassification of common stock        698,500             6          --              (6)         --

Common stock issued as stock
    purchase shares                   6,950,000            69          --             (69)         --

Sale of common stock                    800,000             8        15,992          --          16,000

Redemption of stockholders'
    common stock and
    recapitalization followed by
    cancellation of treasury stock
    including income tax effects     (7,450,800)          (77)       44,801      (150,596)     (105,872)

Preferred stock dividends                  --            --          (3,246)         --          (3,246)
                                     ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1998            1,000,000            10        57,547      (130,998)      (73,441)

Net income                                 --            --            --               9             9

Preferred stock dividends                  --            --          (4,800)         --          (4,800)
                                     ----------    ----------    ----------    ----------    ----------

Balance, December 31, 1999            1,000,000    $       10        52,747      (130,989)      (78,232)
                                     ==========    ==========    ==========    ==========    ==========

See accompanying notes to financial statements.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                            Statements of Cash Flows

                  Years ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)

                                                                              1999        1998        1997
                                                                            --------    --------    --------
Cash flows from operating activities:
    Net income                                                              $      9       7,989      10,791
                                                                            --------    --------    --------
    Adjustments to reconcile net income to net cash
       provided by operating activities:
          Depreciation and other amortization                                  2,595       2,410       2,238
          Amortization of deferred loan costs and senior notes discount          882         661        --
          Provision for doubtful accounts                                      1,341       1,063         662
          (Gain) on sale of fixed assets                                         (32)        (40)         (2)
          Changes in assets and liabilities:
            Decrease (increase) in accounts and other receivables              1,912      (5,586)     (4,824)
            (Increase) decrease in inventories                                (1,356)     (3,027)        886
            (Increase) decrease in prepaid expenses                             (121)        363        (207)
            (Decrease) increase in accounts payable                           (1,635)      3,655         911
            (Decrease) increase in accrued expenses                             (546)     (2,339)      5,290
            Increase in deferred income taxes                                    282          25        --
                                                                            --------    --------    --------

            Total adjustments                                                  3,322      (2,815)      4,954
                                                                            --------    --------    --------

            Net cash provided by operating activities                          3,331       5,174      15,745
                                                                            --------    --------    --------

Cash flows from investing activities:
    Capital expenditures                                                      (2,371)     (2,529)     (2,373)
    Proceeds from sale of equipment                                               92         186         105
    (Increase) decrease in other assets                                          (27)        (69)         83
    Due from (to) related company                                               --         2,866        (898)
                                                                            --------    --------    --------

            Net cash (used in) provided by investing activities               (2,306)        454      (3,083)
                                                                            --------    --------    --------

Cash flows from financing activities:
    Net proceeds from issuance of senior notes                                  --        97,000        --
    Net proceeds from bank facility                                           26,000      18,500        --
    Proceeds from issuance of preferred stock                                   --        28,000        --
    Distributions to stockholders, net                                          --        (4,597)    (11,800)
    Payments on bank facility                                                (27,000)    (10,000)       --
    Issuance of common stock                                                    --        16,000        --
    Deferred loan costs                                                         (232)     (5,813)       --
    Repurchase of common stock                                                  --      (150,672)       --
                                                                            --------    --------    --------

            Net cash used in financing activities                             (1,232)    (11,582)    (11,800)
                                                                            --------    --------    --------
            Net (decrease) increase in cash and cash equivalents                (207)     (5,954)        862

Cash and cash equivalents, beginning of year                                     301       6,255       5,393
                                                                            --------    --------    --------

Cash and cash equivalents, end of year                                      $     94         301       6,255
                                                                            ========    ========    ========

See accompanying notes to financial statements.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


(1)  Description of Entity, Basis of Presentation and Recapitalization

     Prior to March 31, 1998, Diamond Triumph Auto Glass, Inc. (formerly Diamond Auto Glass Works, Inc. and affiliates) included Diamond Auto Glass Works, Inc., Triumph Auto Glass, Inc., Triumph Auto Glass of Ohio, Inc., A Above Average Auto Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., and Scranton Holding Co., all of which were owned equally by two stockholders. All significant intercompany balances and transactions were eliminated in combination prior to March 31, 1998.

     The Company, Kenneth Levine and Richard Rutta (together, the "Company Principals"), Green Equity Investors II, L.P. ("GEI"), and certain affiliated entities of the Company (the "Affiliated Companies") entered into a Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998 and which was consummated on March 31, 1998, pursuant to which, among other things, (a) the Company declared and paid a dividend of 3,500 shares ($3,500) of Preferred Stock, to each of the Company Principals, equal to 10.0% of the Preferred Stock to be outstanding following the Recapitalization (as hereinafter defined); (b) the Company Principals transferred all of the issued and outstanding shares of each of the Affiliated Companies to Diamond and as consideration for such transfers Diamond issued 6,950,000 shares of Common Stock (the "Stock Purchase Shares") to the Company Principals; (c) certain Affiliated Companies merged with and into the Company (the "Merger"); (d) GEI purchased (i) approximately 770,000 shares of Common Stock, equal to 77.0% of the Common Stock outstanding following the Recapitalization, for aggregate consideration of $15,400, and (ii) 28,000 shares of Preferred Stock, equal to 80.0% of the Preferred Stock outstanding following the Recapitalization, for aggregate consideration of $28,000; (e) certain members of the Company's management purchased 30,000 shares of Common Stock, equal to 3.0% of the Common Stock outstanding following the Recapitalization, for aggregate consideration of $600; and (f) the Company redeemed from the Company Principals all of the Stock Purchase Shares and other shares of Common Stock owned by them (other than 100,000 shares owned by each of them) for cash, resulting in each of the Company Principals owning 10.0% of the Common Stock to be outstanding following the Recapitalization. Concurrently, with the consummation of the transactions set forth in clauses (a) through (f) above (the "Recapitalization"), the Company issued $100,000 in aggregate principal amount of senior notes in a private placement (the "Note Offering") and entered into a five year $35,000 revolving credit facility (the "Old Bank Facility") with a syndicate of financial institutions, of which $12,500 was borrowed in connection with the Recapitalization.

     On March 27, 2000, the Company replaced the Old Bank Facility with a new revolving credit facility (the "Credit Facility") (See Note 12 - Subsequent Event).

     The Company, headquartered in Kingston, Pennsylvania, is a provider of automotive glass replacement and repair services in the Northeast, Mid-Atlantic, Midwest, Southwest and Southeast regions of the United States. At December 31, 1999, the Company operated a network of 226 service centers and four distribution centers in 39 states.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


(2)  Summary of Significant Accounting Policies

     (a)  Cash and Cash Equivalents

          Investments with original maturities of three months or less are considered cash equivalents.

     (b)  Inventories

          Inventories are stated at the lower of cost or market. Cost is determined using the rolling average method with costs incurred on a first-in, first-out basis.

     (c)  Equipment and Leasehold Improvements

          Equipment and leasehold improvements are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the following useful lives:

             Vehicles                                      5 years
             Computers and office equipment              5-7 years
             Computer software                           3-5 years
             Other equipment                               5 years
             Leasehold improvements                       39 years

          Costs in 1999 and 1998 related to the development of software for a new back office sales audit and financial accounting system and point of sale system were capitalized. Upon completion of each of the projects in 1999 and 1998, the Company commenced amortizing the software costs over the estimated useful life of five years. Unamortized computer software costs were $3,218 and $2,503 at December 31, 1999 and 1998, respectively. Amortization expense in 1999 and 1998 for capitalized computer software costs was $620 and $61, respectively.

     (d)  Income Taxes

          Effective March 31, 1998, the date of conversion from S Corporation status to C Corporation status, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, and has reported the effect of recognizing deferred tax assets and liabilities in income tax expense in the 1998 statement of operations.

          Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of any change.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     (e)  Deferred Loan Costs and Senior Notes Discount

          Deferred loan costs and senior notes discount are amortized over the life of the related debt and included in interest expense. Costs and accumulated amortization are summarized as follows:

                                                    Accumulated
          December 31, 1999                 Amount  Amortization  Balance
          -----------------                 ------  ------------  -------

          Deferred loan costs              $  6,013      1,017      4,996
          Discount on senior notes            3,000        525      2,475
                                           --------   --------   --------
                                           $  9,013      1,542      7,471
                                           ========   ========   ========

          December 31, 1998
          -----------------

          Deferred loan costs              $  5,813        436      5,377
          Discount on senior notes            3,000        225      2,775
                                           --------   --------   --------
                                           $  8,813        661      8,152
                                           ========   ========   ========

     (f)  Revenue Recognition

          Revenue from auto glass installation and related services is recognized when the installation is complete or the service is performed.

     (g)  Advertising

          The Company expenses all advertising costs as incurred. The costs of yellow pages advertising are expensed at the time the yellow pages phone book is published. Total advertising expense was $8,150, $7,444 and $5,902 in 1999, 1998 and 1997, respectively.

     (h)  Impairment of Long-Lived Assets

          The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, "Accounting For the Impairment of Long-lived Assets and For Long-lived Assets to Be Disposed Of". Under the provisions of this statement, the Company has evaluated its long-lived assets for financial impairment, and will continue to evaluate them as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable.

     (i)  Use of Estimates

          Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


(3)  Fair Value of Financial Instruments

     For purposes of estimating the fair value of financial instruments, the Company has determined that the carrying amounts recorded on the balance sheet approximate the fair value for cash and cash equivalents, accounts and other receivables and current liabilities. In making this determination, the Company considered the short-term maturity of those assets and liabilities. The carrying amount of the Company's Old Bank Facility approximates fair value based on borrowing rates available to the Company for loans with similar terms. On March 27, 2000, the Company replaced the Old Bank Facility with the new Credit Facility (See Note 12 - Subsequent Event). The fair value of the Company's Senior Notes is estimated based on quoted market prices for those or similar investments. The estimated fair value of the Corporation's Senior Notes is $70,000 and $100,000 at December 31, 1999 and 1998, respectively. The fair value of the Company's Series A 12% Senior Redeemable Cumulative Preferred Stock approximates the liquidation preference.

(4)  Long -Term Debt

     Long-term debt consists of the following:

                                                1999            1998
                                              --------        --------
          Bank facility                       $  7,500           8,500
          Senior notes                         100,000         100,000
                                              --------        --------

          Total                               $107,500         108,500
                                              ========        ========

     The Old Bank Facility was scheduled to expire on April 1, 2003 and provided for borrowings of up to $35,000. Borrowings under the Old Bank Facility bore interest, at the Company's discretion, at either the Base Rate, as defined, or at the Eurodollar Rate, plus a margin of 1.50% for the Base Rate and 2.50% for the Eurodollar Rate from August 13, 1999. Prior to August 13, 1999, borrowings under the Old Bank Facility bore interest, at the Company's discretion, at either the Base Rate, as defined, or at the Eurodollar Rate, plus a margin of 1.00% for the Base Rate and 2.00% for the Eurodollar Rate. In addition, a commitment fee of 0.375% was charged against any unused balance of the Old Bank Facility. The effective interest rate on borrowings under the Old Bank Facility ranged from 9.00% to 10.00% as of December 31, 1999. Interest rates were subject to increases or reductions based upon the Company meeting certain financial tests. The proceeds of the Old Bank Facility were available for working capital requirements and for general corporate purposes, including permitted acquisitions. A portion of the Old Bank Facility not to exceed $5,000 was available for the issuance of letters of credit, which generally have an initial term of one year or less. The Company had $852 and $673 in outstanding letters of credit at December 31, 1999 and 1998, respectively. The Old Bank Facility was secured by first priority security interests in all of the tangible and intangible assets of the Company. In addition, the Old Bank Facility contained certain restrictive covenants including, among other things, the maintenance of certain debt coverage ratios, as well as restrictions on additional indebtedness, dividends and certain other significant transactions. At December 31, 1999, the Company was not in compliance with certain financial covenants of its Old Bank Facility and received a waiver from its lenders. As previously described, the Company replaced the Old Bank Facility with the new Credit Facility, which is the basis for the classification of the debt as long-term debt.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     The Senior Notes mature on April 1, 2008 and bear interest at a rate of 9.25% per annum. The Senior Notes and the obligations of the Company under the indenture governing the Senior Notes (the "Note Indenture") are unconditionally guaranteed on a senior, unsecured basis by any Subsidiary Guarantor, of which there are currently none. The Senior Notes are callable after five years at a premium to par which declines to par after eight years. Upon a change of control, as defined, the Company is required to offer to redeem the Senior Notes at 101% of the principal amount plus accrued and unpaid interest. Restrictive covenants contained in the Note Indenture include, among other things, limitations on additional indebtedness, investments, dividends and certain other significant transactions. The Company was in compliance with all such covenants as of December 31, 1999.

     Maturities of long-term debt are as follows:

           2000                             $       --
           2001                                     --
           2002                                     --
           2003                                     --
           2004                                   7,500
           Thereafter                           100,000
                                            -----------

                                            $   107,500
                                            ===========

(5)  Preferred Stock

     On March 27, 1998, the Company's Board of Directors adopted a Certificate of Designation creating $35,000 in Series A 12% Senior Redeemable Cumulative Preferred Stock (the "Preferred Stock"). The Preferred Stock has a liquidation preference over the Common Stock equal to the initial liquidation value of the Preferred Stock plus accrued and unpaid dividends thereon. The Preferred Stock will be subject to mandatory redemption on April 1, 2010 at 100% of the liquidation value plus accrued and unpaid dividends. The Company may, at its option, redeem at any time the Preferred Stock, in whole or in part, at 100% of the liquidation value plus accrued and unpaid dividends. Upon a Change of Control (as defined), the Company must offer to repurchase the Preferred Stock at 100% of its liquidation value plus accrued and unpaid dividends, provided, however, that the Company shall not be obligated to (and shall not) offer to repurchase the Preferred Stock if such repurchase would violate the terms of the new Credit Facility or the terms of the Note Indenture.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     The Preferred Stock bears cumulative quarterly dividends at a rate per annum equal to 12.0% of the liquidation value. Dividends may, at the option of the Company, be paid in cash or by adding to the then liquidation value of the Preferred Stock an amount equal to the dividends then accrued and payable. The terms of the Preferred Stock contain restrictions on distributions and on purchases of junior securities. The Preferred Stock has no voting rights with respect to general corporate matters except as provided by law or for certain class voting rights in connection with the issuance of senior or parity equity securities of the Company and any amendments to the Company's Certificate of Incorporation that adversely affect the rights of the Preferred Stock.

     At December 31, 1999 and 1998 the liquidation value of the Preferred Stock recorded on the Company's Balance Sheet was $43,046 and $38,246, respectively, which includes dividends of $8,046 and $3,246, respectively, added to the liquidation value.

(6)  Commitments and Related Party Transactions

     The Company leases service center and warehouse space and is responsible for all related occupancy costs. Rental expense in 1999, 1998 and 1997 aggregated $4,419, $3,931 and $3,135, respectively, of which $556, $535 and $513, respectively, were for realty owned by two stockholders and executive officers. Certain of the leases with unrelated parties contain various renewal options, and right of refusal purchase options.

     In addition, the Company leases certain vehicles under operating leases having lease terms of 367 days. The leases have renewal options for up to eight years. Total rent expense for such leases amounted to $2,587, $1,808 and $539 for the years ended December 31, 1999, 1998 and 1997, respectively.

     Total lease commitments, including vehicles, are as follows:

                                  Third             Related
                                 parties            parties          Total
                              -------------     ---------------  --------------

               2000             $   5,764              562             6,326
               2001                 3,930              539             4,469
               2002                 2,368              561             2,929
               2003                 1,102              583             1,685
               2004                   333              606               939


     The Company entered into a Management Services Agreement on March 31, 1998 with a related party pursuant to which the Company pays an annual fee of $685. Expense under this agreement was $685 and $514 in 1999 and 1998, respectively.

     The Company has employment agreements with certain of its executive officers (some of whom are also stockholders) which expire on March 31, 2001 and 2003.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


(7)  Stock Option Plan

     In September 1998, the Board of Directors and stockholders of the Company approved and adopted the Diamond Triumph Auto Glass 1998 Stock Option Plan (the "1998 Plan"). The 1998 Plan provides for the issuance of a total of 30,000 authorized and unissued shares of common stock. In 1998, the Board of Directors granted 27,175 options to key employees of the Company with an exercise price of $20.00 per share, which approximates fair value at the date of grant. No options were granted in 1999. The options vest evenly over five years and may not be exercised until the earlier of (a) 90 days after the Company's Common Stock has become publicly traded or (b) 91 days prior to the tenth anniversary of the date of the grant. The 1998 Plan expires in September 2008.

     The Company applies APB Opinion No. 25 in accounting for the 1998 Plan and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined its stock options under SFAS No. 123, the Company's net income would have been changed to the pro forma amounts indicated below.

                                               Years Ended December 31,
                                                 1999           1998
                                               ---------      ---------

          Net income:
              As reported                      $       9          7,987
              Pro forma                               (6)         7,985


     The per share fair value of stock options granted during fiscal 1998 was $2.84 on the date of grant and was determined using the Black-Scholes option-pricing model based upon the following assumptions:


                                                               1998
                                                              -------
          Expected dividend yield                                0.00%
          Expected volatility                                    0.00%
          Risk-free rate                                         4.65%
          Expected  life (in years)                              9.75

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     Summarized stock option data is as follows:

                                                    Exercise      Shares
                                                     Price      Under Option
                                                   ----------   ------------

          Outstanding at December 31, 1997         $     --           --
              Granted                                   20.00       27,125
              Exercised                                  --           --
              Cancelled                                  --           --
                                                                  --------
          Outstanding at December 31, 1998               --         27,125
              Granted                                    --           --
              Exercised                                  --           --
              Cancelled                                  --         (3,000)
                                                                  --------
          Outstanding at December 31, 1999              20.00       24,125
                                                                  ========
          Exercisable                              $     --           --


(8)  Income Taxes

     Prior to the consummation of the Merger, all of the Affiliated Companies were S Corporations and as such federal and state taxes were generally paid at the stockholder level only. There was no provision for income taxes through the consummation of the Merger on March 31, 1998.

     As discussed in Note 2, the Company adopted SFAS No. 109 as of March 31, 1998. The effect of recognizing deferred tax assets and liabilities from other than the Merger transaction as of March 31, 1998 was the recording of net deferred tax assets of $1,643, reflected as a reduction in 1998 income tax expense.

     Upon consummation of the Merger, the Affiliated Companies terminated their S Corporation status. The Merger of Diamond Auto Glass Works, Inc., Triumph Auto Glass, Inc., A Above Average Auto Glass Company by Diamond, Inc., A-AA Triumph Auto Glass, Inc., and Scranton Holding Co. into Diamond Triumph Auto Glass, Inc. (formerly Triumph Auto Glass of Ohio, Inc.) was treated as a taxable asset acquisition of the merged Affiliated Companies for Federal and state income tax purposes and as a recapitalization for financial accounting purposes. For Federal and state income tax purposes, the purchase price was allocated among the various merged Affiliated Companies and their respective assets and liabilities based on the respective fair values as of the closing of the Merger. This resulted in different book and tax asset bases for the assets of these companies, which resulted in deferred tax assets of approximately $44,801 credited to additional paid-in capital.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


       Income tax expense consists of:

                                           Current    Deferred     Total
                                          --------    --------   --------
          Year ended December 31, 1999:
              Federal                     $     --         107        107
              State                           (144)        175         31
                                          --------    --------   --------

                                          $   (144)        282        138
                                          ========    ========   ========


                                          Current     Deferred    Total
                                          --------    --------   --------
          Year ended December 31, 1998:
              Federal                     $    161        (302)      (141)
              State                            446        (342)       104
                                          --------    --------   --------

                                          $    607        (644)       (37)
                                          ========    ========   ========


     Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income as a result of the following:

                                                                     1999      1998
                                                                   ------    ------
Computed "expected" tax expense                                    $   50     2,704
Increase (reduction) in income taxes resulting from:
    State income taxes, net of federal income tax benefit              21        68

    Recognition of deferred tax due to change in tax status            --    (1,643)

    Pretax income applicable to portion of year as S Corporation
       for which income taxes have not been provided                   --    (1,572)

    Permanent items                                                    67       173

    Other, net                                                         --       233
                                                                   ------    ------

                                                                   $  138       (37)
                                                                   ======    ======

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     The tax effects of temporary differences that give rise to significant portions of the deferred assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below.


                                                                           1999       1998
                                                                          -------   -------
          Deferred tax assets:
              Accounts receivable, principally due to
                 allowance for doubtful accounts                          $   382       320
              Inventories, principally due to additional
                 costs inventoried for tax                                    651       741

              Intangibles                                                  41,885    45,046

              Prepaid Advertising expenses not yet
                 deducted for tax purposes                                  1,650     1,501

              Net operating loss and alternative minimum
                 tax credit carryforward                                    3,130        83

              Liabilities and accruals for financial reporting purposes       420       269
                                                                          -------   -------

                 Total gross deferred tax assets                           48,118    47,960
                                                                          -------   -------

          Deferred tax liabilities:
              Plant and equipment, principally due to differences
                 in depreciation and capitalized interest                     955       515
                                                                          -------   -------

                 Total gross deferred tax liabilities                         955       515
                                                                          -------   -------

                 Net deferred tax assets                                  $47,163    47,445
                                                                          =======   =======


     There was no valuation allowance for deferred tax assets as of December 31, 1999 or 1998, or March 31, 1999. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Management considers the reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to realize the deferred tax assets, the Company will need to generate future taxable income of approximately $115,000 prior to expiration of the 15-year amortization period for the intangible assets in 2012 and the subsequent net operating loss carryforward period of 20 years. Taxable income (loss) for the years ended December 31, 1999, 1998 and 1997 was $(8,000), $4,500 and $9,000,
     respectively. Based upon the level of historical taxable income and projections of future taxable income over the period the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences. The amount of the deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the amortization period are reduced.

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


(9)  Employee Benefit Plans

     The Company has a defined contribution plan covering all employees who meet the age and service requirements. Contributions to the plan are determined by the Company and are based upon a percentage of the annual compensation of all participants. The expense related to the plan amounted to $292, $250 and $206 for 1999, 1998 and 1997, respectively.

(10) Supplemental Cash Flow Information

                                                         1999      1998      1997
                                                        -------   -------   -------
          Interest paid                                 $10,090     5,175        --
          Income taxes paid                                  --       202        --
                                                        =======   =======   =======

          Noncash investing and financing activities:
              Preferred stock dividends                 $ 4,800     3,246        --
              Deferred tax assets                            --    44,801        --
              Distribution of preferred stock                --     7,000        --
                                                        =======   =======   =======


(11) Legal Proceedings

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

(12) Subsequent Event

     On March 27, 2000, the Company entered into the new Credit Facility. The new Credit Facility has an initial term of four years and provides for revolving advances of up to the lesser of: (1) $25,000; (2) the sum of 85% of the Company's Eligible Accounts Receivable (as defined in the new Credit Facility) plus 85% of the Company's Eligible Inventory (as defined in the new Credit Facility), less certain reserves; or (3) an amount equal to 1.5 times the Company's EBITDA (as defined in the new Credit Facility) for the prior twelve months. A portion of the new Credit Facility, not to exceed $3,000, is available for the issuance of letters of credit. Borrowings under the new Credit Facility bear interest, at the Company's discretion, at either the Chase Manhattan Bank Rate (as defined in the new Credit Facility) or LIBOR, plus a margin of 0.50% for the Chase Manhattan Rate and 2.25% for the LIBOR Rate. In addition, a commitment fee of 0.25% is charged against any unused balance of the new Credit Facility. Interest rates are subjected to increases or reductions based upon the Company meeting certain EBITDA levels. The proceeds of the new Credit Facility are available for working capital requirements and for general corporate purposes. The new Credit Facility is secured by first priority security interests in all of the tangible and intangible assets of the Company. In addition, the new Credit Facility contains certain restrictive covenants including, among other things, the

                        DIAMOND TRIUMPH AUTO GLASS, INC.

                          Notes to Financial Statements

                  Years Ended December 31, 1999, 1998 and 1997

                             (Dollars in Thousands)


     maintenance of a minimum EBITDA level for the prior twelve months, as well as restrictions on additional indebtedness, dividends and certain other significant transactions.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Amended and Restated Certificate of Incorporation contains the provisions permitted by
Section 102(b)(7) of the DGCL.

     Section 145(a) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145(c) of the DGCL provides that, to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the
Section 145(a) and 145(b) of the DGCL, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

     The Registrant's Amended and Restated Certificate of Incorporation provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL. Diamond's Amended and Restated Certificate of Incorporation also provides that neither Kenneth Levine nor Richard Rutta shall be entitled to indemnification against any Liability (as defined in the Agreement) to the extent that such Liability arises out of a breach of (i) the Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, Inc., A-AA Triumph

Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta (the "Agreement").; or (ii) any of the Transaction Documents (as defined in the Agreement). In addition, pursuant to their Registration Rights Agreement with the Registrant, dated as of March 31, 1998, First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

     The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 21.  Exhibits

 Exhibit
  Number                             Description
  ------                             -----------

2.1* Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta.

3.1* Amended and Restated Certification of Incorporation of Diamond Triumph Auto Glass, Inc.

3.2* Certificate of Designations of Series A 12% Senior Redeemable Cumulative Preferred Stock of Diamond Triumph Auto Glass, Inc.

3.3* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated April 28, 1998.

3.4* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated September 15, 1998.

3.5*      By-laws of Diamond Triumph Auto Glass, Inc.

4.1* Indenture, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc., as Issuer, and State Street Bank and Trust Company, as Trustee, regarding the 9 1/4 Senior Notes Due 2008.

4.2* Registration Rights Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

4.3* Note Purchase Agreement, dated March 26, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

5.1**     Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Norman Harris.

10.2* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Michael Sumsky.

 Exhibit
  Number                             Description
  ------                             -----------

10.3* Stockholders Agreement, dated as of March 31, 1998, among Green Equity Investors II, L.P.,

          Kenneth Levine, Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.4* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Kenneth Levine.

10.5* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Richard Rutta.

10.6* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Norman Harris.

10.7* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Michael Sumsky.

10.8* Non-Competition Agreement, dated March 31, 1998, between Kenneth Levine and Diamond Triumph Auto Glass, Inc.

10.9* Non-Competition Agreement, dated March 31, 1998, between Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.10* Management Services Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Leonard Green & Partners, L.P.

10.11** Finance Agreement, dated March 27, 2000, between The CIT Business Group/Business Credit, Inc. and Diamond Triumph Auto Glass, Inc.

10.12*    Diamond Triumph Auto Glass, Inc. 1998 Management Stock Option Plan.

23.1*     Consent of KPMG LLP.

23.2** Consent of Kramer Levin Naftalis & Frankel (contained in the opinion filed as Exhibit 5.1.)

25* Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust.

27*       Financial Data Schedule.

99.1**    Form of Letter of Transmittal.

99.2**    Form of Notice of Guaranteed Delivery.


----------
* Filed herewith
**To be filed by amendment.


Item 22.  Undertakings

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (b) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (c) The undersigned Registrant hereby undertakes to supply by means to a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 30th day of March, 2000.

                                    DIAMOND TRIUMPH AUTO GLASS, INC.


                                    By: /s/ Kenneth Levine
                                         --------------------------------------
                                             Name:  Kenneth Levine
                                             Title: Co-Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Kenneth Levine and Richard Rutta, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on March 30, 2000 in the capacities indicated.

             Signature                   Title(s)

/s/ Kenneth Levine
---------------------------------        Co-Chairman of the Board, Co-Chief
         Kenneth Levine                  Executive Officer and Director

/s/ Richard Rutta
---------------------------------        Co-Chairman of the Board, Co-Chief
         Richard Rutta                   Executive Officer and Director

/s/ Michael A. Sumsky
---------------------------------        Executive Vice President, Chief
         Michael A. Sumsky               Financial Officer and General Counsel

/s/ Norman Harris
---------------------------------        President
         Norman Harris

/s/ Gregory J. Annick
---------------------------------        Director
         Gregory J. Annick

/s/ John G. Danhakl
---------------------------------        Director
         John G. Danhakl

/s/ Jonathan D. Sokoloff
---------------------------------        Director
         Jonathan D. Sokoloff

                                  EXHIBIT INDEX

  Exhibit
  Number                           Description
  ------                           -----------

2.1* Second Amended and Restated Stock Purchase and Sale Agreement, dated as of January 15, 1998, by and among, VGMC Corp., Green Equity Investors II, L.P., Diamond Triumph Auto Glass, Inc., Triumph Auto Glass, Inc., Diamond Auto Glass Works, Inc., A Above Average Glass Company by Diamond, inc., A-AA Triumph Auto Glass, Inc., Scranton Holdings, Inc., Diamond/Triumph Auto Export Sales Co. Inc., A-Auto Glass by Triumph, Inc., A-Auto Glass Company by Diamond, Inc. and Kenneth Levine and Richard Rutta.

3.1* Amended and Restated Certification of Incorporation of Diamond Triumph Auto Glass, Inc.

3.2* Certificate of Designations of Series A 12% Senior Redeemable Cumulative Preferred Stock of Diamond Triumph Auto Glass, Inc.

3.3* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated April 28, 1998.

3.4* Certificate of Amendment of Certificate of Incorporation of Diamond Triumph Auto Glass, Inc., dated September 15, 1998.

3.5*      By-laws of Diamond Triumph Auto Glass, Inc.

4.1* Indenture, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc., as Issuer, and State Street Bank and Trust Company, as Trustee, regarding the 9 1/4 Senior Notes Due 2008.

4.2* Registration Rights Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

4.3* Note Purchase Agreement, dated March 26, 1998, among Diamond Triumph Auto Glass, Inc., First Union Capital Markets, a division of Wheat First Securities, Inc., BT Alex. Brown Incorporated and Donaldson, Lufkin & Jenrette Securities Corporation.

5.1**     Opinion of Kramer Levin Naftalis & Frankel LLP.

10.1* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Norman Harris.

10.2* Management Subscription and Stockholders Agreement, dated as of March 31, 1998, among Diamond Triumph Auto Glass, Inc., Green Equity Investors II, L.P. and Michael Sumsky.

10.3* Stockholders Agreement, dated as of March 31, 1998, among Green Equity Investors II, L.P., Kenneth Levine, Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.4* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Kenneth Levine.

10.5* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Richard Rutta.

10.6* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Norman Harris.

10.7* Employment Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Michael Sumsky.

10.8* Non-Competition Agreement, dated March 31, 1998, between Kenneth Levine and Diamond Triumph Auto Glass, Inc.

10.9* Non-Competition Agreement, dated March 31, 1998, between Richard Rutta and Diamond Triumph Auto Glass, Inc.

10.10* Management Services Agreement, dated as of March 31, 1998, between Diamond Triumph Auto Glass, Inc. and Leonard Green & Partners, L.P.

10.11** Finance Agreement, dated March 27, 2000, between The CIT Business Group/Business Credit, Inc. and Diamond Triumph Auto Glass, Inc.

10.12*    Diamond Triumph Auto Glass, Inc. 1998 Management Stock Option Plan.

23.1*     Consent of KPMG LLP

23.2** Consent of Kramer Levin Naftalis & Frankel (contained in the opinion filed as Exhibit 5.1.)

25* Form T-1 Statement of Eligibility and Qualification of State Street Bank and Trust.

27*       Financial Data Schedule.

99.1**    Form of Letter of Transmittal.

99.2**    Form of Notice of Guaranteed Delivery.


----------
* Filed herewith
**To be filed by amendment.